The information contained in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-98267

Subject to Completion. Dated January 10, 2003.
Prospectus Supplement to Prospectus dated November 27, 2002.
1,375,000 Units
STATE STREET CORPORATION

% SPACESSM* % Separate PACESSM* % Separate VSRCsSM*

This is an offering of SPACES, separate PACES and separate VSRCs of State Street Corporation.
Each SPACES has a stated amount of $200 and initially will consist of (a) a PACES and (b) a variable-share repurchase contract pursuant to which you agree to deliver to us between zero and              shares of our common stock on February 15, 2006. Each PACES has a stated amount of $200 and will consist of (1) a fixed-share purchase contract pursuant to which you agree to purchase from us, for $200,              shares of our common stock on November 15, 2005, (2) an ownership interest in a zero-coupon U.S. treasury strip that will mature on November 15, 2005, which we refer to as the “pledged treasury strip,” and (3) an ownership interest in a portfolio of zero-coupon U.S. treasury strips that will mature on a quarterly basis through November 15, 2005. Your ownership interest in the pledged treasury strip will be pledged to secure your obligation to purchase our common stock under the fixed-share purchase contract. In addition, the PACES initially will be pledged to secure your obligation to deliver to us shares of our common stock under the variable-share repurchase contract.
PACES and variable-share repurchase contracts may be sold separately and not as components of SPACES, in which case we refer to them as “separate PACES” and as “separate VSRCs,” respectively. Each separate VSRC will consist of a variable-share repurchase contract secured by a pledge of our common stock.
We will make quarterly contract payments to you under each fixed-share purchase contract at the annual rate of     % of the stated amount of $200 and under each variable-share repurchase contract at the annual rate of     % of the stated amount of $200. We may defer any of these quarterly payments as described herein. You will also receive quarterly payments on the treasury portfolio of $         per PACES payable by the United States Government (equivalent to     % per annum of the $200 stated amount of the PACES).
On January 9, 2003, the last reported sale price of our common stock on the New York Stock Exchange was $40.19 per share. SPACES have been approved for listing on the New York Stock Exchange under the symbol “SBZ”.
Under separate prospectus supplements, we are concurrently offering 6,220,000 shares of our common stock and State Street Capital Trust II is concurrently offering $275 million aggregate liquidation amount of floating rate medium term capital securities, in each case excluding the respective underwriters’ option to purchase additional securities. This offering and the concurrent capital securities offering are contingent upon each other as well as upon the concurrent common stock offering.
See “Risk Factors” beginning on page S-19 to read about certain factors you should consider before buying SPACES, separate PACES or separate VSRCs.

These securities are not deposits or other obligations of any bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per SPACES	Total
Initial public offering price(1)	$	$
Underwriting discount	$	$
Purchase price of pledged treasury strips and treasury portfolio	$	$
Proceeds, before expenses, to State Street Corporation	$	$

(1)
The initial public offering price of separate PACES is $         per separate PACES and $             in total. The initial public offering price of separate VSRCs is $         per separate VSRC and $             in total. The proceeds of separate VSRCs will be used to purchase the pledged common stock.

The initial public offering prices set forth above do not include accumulated contract payments, if any. Contract payments on the fixed-share purchase contracts and variable-share repurchase contracts will accrue from the date of original issuance of the securities, expected to be January     , 2003.
Within the 30-day period commencing with the date of the initial issuance of the SPACES, the underwriters have the option to purchase up to an additional 206,250 SPACES from us at the initial public offering price less the underwriting discount.

The underwriters expect to deliver the securities against payment in New York, New York on January     , 2003.
*SPACES, separate PACES and separate VSRCs are service marks of Goldman, Sachs & Co. The ideas, concepts and methodologies described in these materials and as may be embodied in this offering are patent pending to Goldman, Sachs & Co. All rights reserved.

Goldman, Sachs & Co.
Deutsche Bank Securities

Prospectus Supplement dated January     , 2003.

ABOUT THIS PROSPECTUS SUPPLEMENT

You should read this prospectus supplement along with the accompanying prospectus carefully before you invest. Both documents contain important information you should consider when making your investment decision. This prospectus supplement contains information about:

•	SPACES,

•	separate PACES,

•	separate VSRCs,

•	shares of our common stock issuable upon settlement of the fixed-share purchase contracts and in respect of deferred contract payments, and

•	our notes issuable in respect of deferred contract payments.

The accompanying prospectus contains information about our securities generally, some of which does not apply to the securities covered by this prospectus supplement. This prospectus supplement may add, update or change information in the accompanying prospectus. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference in the accompanying prospectus, on the other hand, the information contained in this prospectus supplement shall control.

In this prospectus supplement, “we,” “our,” “ours” and “us” refer to State Street Corporation unless the context otherwise requires.

S-3

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere, or incorporated by reference, in this prospectus supplement and the accompanying prospectus. As a result, it does not contain all of the information that you should consider before investing in SPACES, separate PACES or separate VSRCs. You should read the entire prospectus supplement, including the “Risk Factors” section, the accompanying prospectus and the documents incorporated by reference, which are described under “Incorporation of Certain Documents by Reference” in the accompanying prospectus.

State Street Corporation

We are a financial holding company organized under the laws of the Commonwealth of Massachusetts. Through our subsidiaries, we provide a full range of products and services for sophisticated global investors.

We were organized in 1970 and conduct our business principally through our subsidiary, State Street Bank and Trust Company (State Street Bank), which traces its beginnings to the founding of the Union Bank in 1792. The charter under which State Street Bank now operates was authorized by a special act of the Massachusetts Legislature in 1891, and its present name was adopted in 1960.

With $6.2 trillion of assets under custody and $763 billion of assets under management at year-end 2002, we are a leading specialist in meeting the needs of sophisticated global investors. Our clients include mutual funds and other collective investment funds, corporate and public pension funds, investment managers and others.

We provide services from 28 offices in the United States, and from offices in Australia, Belgium, Canada, Cayman Islands, Chile, Czech Republic, France, Germany, Ireland, Japan, Luxembourg, Netherlands, Netherlands Antilles, New Zealand, People’s Republic of China, Singapore, South Korea, Switzerland, Taiwan, United Arab Emirates and the United Kingdom. Our executive offices are located at 225 Franklin Street, Boston, Massachusetts 02110 (telephone (617) 786-3000).

Our Business

We report two lines of business: investment servicing and investment management.

Investment Servicing

Our investment servicing business includes custody, accounting, daily pricing and administration, master trust and master custody, trustee and recordkeeping, foreign exchange, securities lending, deposit and short-term investment facilities, lease financing, investment manager operations outsourcing and performance, risk and compliance analytics to support institutional investors. We provide shareholder services, which include mutual fund and collective fund shareholder accounting, through 50%-owned affiliates, Boston Financial Data Services, Inc. and the International Financial Data Services group of companies.

We are the largest mutual fund custodian and accounting agent in the United States. We provide custody services for approximately 47% of registered U.S. mutual funds. We believe we are distinct from other mutual fund service providers because clients make extensive use of a number of related services, including accounting, daily pricing and fund administration. We provide mutual fund accounting and valuation services for more than four times the assets serviced by the next largest mutual fund accounting service provider. We calculate approximately 30% of the U.S. mutual fund prices that appear daily in The Wall Street Journal.

We provide master trust, master custody, securities lending and performance, risk and compliance analytics to corporate and public pension funds, other institutional retirement funds, insurance companies, foundations, endowments and corporate and public treasurers. These clients make extensive use of many other products and services, including securities lending, investment management and foreign exchange and equity trade execution. At 29% market share, we have a leading position in the market for servicing U.S. tax-exempt assets for corporate and public pension funds. Additionally, we provide trust and valuation services for over 3,600 daily-priced, unitized defined contribution accounts, making us a leader in this market.

Investment Management

Our investment management business offers a broad array of services for managing financial assets, including investment management, investment research and trading services for both institutions and individual investors worldwide. We offer these services through State Street Global Advisors® (SSgA®). SSgA is the sixth largest investment manager in the world based on assets under custody and the largest manager of tax-exempt (primarily pension) assets in the United States. SSgA offers a broad array of investment strategies, including passive, enhanced and active management using quantitative and fundamental methods for both U.S. and global equities and fixed income securities.

Recent Developments

2002 Financial Results

We recently announced that, for the full-year 2002, reported earnings per share were $3.10 and net income was $1.0 billion, on revenue of $4.4 billion. Results for the full-year include a net gain on the sale of our Corporate Trust business of $495 million, equal to $296 million after taxes, or $0.90 in diluted earnings per share. Excluding the gain, return on stockholders’ equity was 17.1% for the year.

For the full-year 2001, reported earnings per share were $1.90 and net income was $628 million, on revenue of $3.8 billion. Results for 2001 included both goodwill amortization expenses of $38 million, equal to $26 million after tax, or $0.08 per diluted share, and the write-off of our total investment in Bridge Information Systems, Inc. of $50 million, equal to $33 million after tax, or $0.10 per diluted share, which was recorded in the first quarter.

We prepare supplemental information adjusting reported results for significant transactions, and define the information as operating results. Operating results provide financial information on a comparable basis from period to period to assist stockholders and others in analyzing our financial results for ongoing businesses and operations. On an operating-results basis, consistent with prior presentations, for the full year, taxable-equivalent revenue was up $19 million, and net income was up 5%, or $32 million, from the prior year.

These operating results for 2002 exclude the net gain on the sale of our Corporate Trust business. Operating results for 2001 exclude both the goodwill amortization expenses and the write-off of our total investment in Bridge Information Systems, Inc. Operating results for both years also include fully-taxable equivalent adjustments.

Revenue for the full year, on an operating-results basis as defined above, was $4.0 billion, up $19 million from 2001. New business success drove the growth, substantially offset by the impact of lower equity market valuations, low currency volatility and a less-favorable interest-rate environment.

Servicing fees were up 4% for the year, to $1.7 billion. Management fees were up 2%, to $526 million. Strong new business success drove growth in both servicing fees and management fees, offsetting the impact of lower equity market valuations and lower securities lending revenue.

Foreign exchange trading revenue declined $68 million, to $300 million, reflecting low currency volatility. Brokerage fees rose $35 million, to $124 million, from a year ago, driven by significantly higher equity trading volumes. Securities gains of $76 million, up $33 million, reflected opportunities created by the low-interest rate environment.

Reported net interest revenue for 2002 was $979 million. On a taxable-equivalent operating-results basis, net interest revenue was $1.0 billion, a decline of $52 million from 2001. Lower yields on assets offset growth in the balance sheet and lower liability costs.

Operating expenses were $2.8 billion for the year. On a comparable basis, expenses were down $17 million, or 1%. Comparable expenses for 2001 exclude $38 million of goodwill amortization expenses. Lower other expenses, reflecting reduced professional services and advertising expenses, contributed to the decline in total expenses.

For further information about our 2002 financial results, see the earnings release in our Current Report on Form 8-K filed on January 10, 2003, which is incorporated by reference into the accompanying prospectus.

Completion of Sale of Corporate Trust Business

On December 31, 2002, we completed the sale of our Corporate Trust business to U.S. Bank, N.A., the lead bank of U.S. Bancorp. The after-tax gain on the sale, net of exit and other associated costs, totaled $296 million, or $0.90 in diluted earnings per share, and was recorded in the fourth quarter of 2002. The premium received at closing on the sale was $650 million. An additional $75 million was placed in escrow pending the successful transition of the business over the next 18 months. Exit and other associated costs were $155 million. As previously announced, the after-tax proceeds from this transaction will provide partial funding for the planned acquisition of substantial parts of Deutsche Bank’s Global Securities Services business. Accordingly, the impact of this transaction on our 2003 earnings is reflected in the estimates of dilution set forth below under “—Acquisition of Deutsche Bank’s Global Securities Services Business—Financial Effect.”

Acquisition of Deutsche Bank’s Global Securities Services Business

Overview

On November 5, 2002, we entered into a definitive agreement to acquire substantial portions of Deutsche Bank AG’s Global Securities Services business, which we refer to as the “Acquired Business.” The Acquired Business includes Deutsche Bank’s global custody, fund administration, securities lending, performance measurement and benefits payment businesses, and it operates in 92 markets throughout the world. It also includes U.K.- and U.S.-based domestic custody and securities clearing as well as certain specialized depository and fund administration services in Germany, Austria and Italy known as Depotbank services. The Acquired Business is one of Europe’s largest custodians and fund administrators, and one of the leading agency securities lenders in the world. As part of the acquisition, we will assume operations of the Acquired Business in several locations, including New York, Nashville, London, Frankfurt, Dublin, Edinburgh and Singapore. With approximately $2.2 trillion of assets under custody and approximately 3,200 employees worldwide as of August 31, 2002, the Acquired Business serves investment managers, private and public pension funds, insurance companies, and other investors throughout the world.

The Acquired Business had revenues of approximately €490 million for the eight-month period ended August 31, 2002. Approximately 25% of the Acquired Business’ total revenues during such period came from Deutsche Asset Management (DeAM), a division of Deutsche Bank. DeAM is the Acquired Business’ largest client and one of Europe’s largest asset managers. After the acquisition, DeAM will be one of our largest clients. At August 31, 2002, the assets managed by DeAM represented approximately $350 billion of the Acquired Business’ total assets under custody. At September 30, 2002, DeAM’s total assets under management were approximately $742 billion.

Transaction Terms

Under the terms of the definitive agreement, we will pay Deutsche Bank a purchase price premium of up to approximately $1.5 billion, subject to certain adjustments. These adjustments include a holdback from the purchase price of no less than approximately $263 million, reducing the initial payment made to Deutsche Bank at the closing of the acquisition to no more than approximately $1.2 billion. At closing, this holdback amount may be increased, thereby further reducing the initial payment at closing by an additional amount based upon a formula that takes into account estimated changes in annualized revenues of the Acquired Business prior to the closing (i.e., the amount held back will increase if the annualized revenues, determined in accordance with certain procedures described in the definitive agreement, decline below certain thresholds). After the closing of the acquisition, the holdback amount may be further adjusted based upon a similar formula in the event that the actual revenues, determined in accordance with certain procedures described in the definitive agreement, of the Acquired Business during the relevant pre-closing measurement period differ from the estimate of those revenues. The extent to which the adjusted holdback amount is subsequently paid to Deutsche Bank will be reduced based primarily on the extent to which (1) the annualized revenues for the six-month period ended June 30, 2002, generated by third-party clients of the Acquired Business who were clients of the Acquired Business prior to the closing of the transaction exceed (2) the annualized most recent quarterly revenues generated at the one-year anniversary of closing. The holdback is intended to protect us from client attrition and loss of revenue in the Acquired Business in the approximately one-year period following the closing. In addition to the premium, we will pay to Deutsche Bank at closing an amount, which we expect to be less than $25 million, with respect to primarily the fixed assets of the Acquired Business. After the closing, this amount will be adjusted based on the final determination of such assets of the Acquired Business at the closing date.

As part of the agreement, we expect to enter into 10-year contracts to provide global investment services to DeAM entities and their clients, subject to regulatory approval and DeAM’s fiduciary requirements. In general, in the event that some or all of the DeAM business is not transferred to us as of the closing, we will be permitted to withhold a portion of the purchase price attributable to that non-transferred business, to be released only after the business is transferred. These withheld amounts, if any, would be in addition to the holdback described above. On the fifth and eighth anniversaries of the various contracts, the fees charged will be adjusted upward or downward to match the then current market level of fees for such services. Individual DeAM entities and clients may terminate their contracts if we do not agree to reduce the fees to the then current market levels.

Under the terms of the agreement, we have the right to pay approximately $500 million of the purchase price of the Acquired Business by issuing our common stock to Deutsche Bank at an agreed-upon price per share. We will not exercise this right if this offering is completed, but we intend to preserve our right to issue our common stock to Deutsche Bank until the completion of this offering.

We expect the acquisition to close in the first quarter of 2003, and at the earliest on January 31, 2003. The closing of the acquisition is subject to customary closing conditions, including U.S. and certain European regulatory approvals. If the closing conditions are not met in a timely manner, the closing of the acquisition may not occur in the timeframe that we expect and, while we believe it is highly unlikely, it is possible that the closing may not occur at all.

Strategic Rationale

The acquisition of the Acquired Business strengthens our position as a leader in Europe’s investment servicing market and significantly expands the size of our cross-border assets under custody. We believe that the acquisition provides us with significant opportunities to grow our global investment servicing business, particularly in Europe. In addition, we expect the acquisition to give us the opportunity to take advantage of considerable economies of scale. The sum of our assets under custody at September 30, 2002 and the assets under custody of the Acquired Business at August 31, 2002 is approximately $7.9 trillion. Although we do not expect to retain all of the custodial assets of the Acquired Business following the acquisition primarily as a result of client attrition, we nevertheless believe that following the closing we will have more assets under custody than any other custodian in the world.

Financial Effect

We expect the acquisition to be dilutive to our earnings per share by approximately $0.17 to $0.22 in 2003 (consisting of dilution of approximately $0.16 to $0.19 per share from restructuring costs associated with the acquisition and dilution of approximately $0.01 to $0.03 per share from operations and financing costs), and accretive by approximately $0.01 to $0.03 in 2004. We expect to record $90 to $110 million of pretax restructuring costs associated with the acquisition in 2003. Based on the annualized costs of the Acquired Business for the eight-month period ended August 31, 2002, we expect to achieve cumulative cost reductions in the Acquired Business of approximately $125 to $150 million in 2003, $175 to $225 million in 2004 and $225 to $300 million in 2005. We expect these cost reductions to be derived primarily from the migration of the Acquired Business’ operations and technology platforms to ours and from headcount reductions. To achieve the expected financial results of the acquisition, among other things we must achieve significant cost reductions and greater economies of scale by successfully integrating the Acquired Business into our operations and we must retain a substantial portion of the clients of the Acquired Business.

The Acquired Business includes a significant amount of client deposits. The average balance of these deposits, other than Depotbank deposits, for the six-month period ended June 30, 2002 was approximately $7 billion. Client deposits may fluctuate by substantial amounts in the normal course of business. During the transition period following the closing, we expect a substantial amount of these deposits to be transferred to our balance sheet in connection with the conversion of client accounts to our systems. The conversion process will take many months. Pending the transfer to our system of the related client accounts, we and Deutsche Bank have agreed that, starting at the closing of the acquisition, we will receive, through a revenue sharing agreement, a portion of the economic benefits associated with the related client deposits for so long as such deposits remain on Deutsche Bank’s balance sheet. Upon transfer to us, the client deposits are expected to replace other funding sources on our balance sheet.

In addition, Depotbank deposits, the average balance of which was approximately $7 billion for the six-month period ended June 30, 2002, will initially remain on Deutsche Bank’s balance sheet. The Depotbank deposits will also be subject to a revenue sharing agreement between Deutsche Bank and us while they remain on Deutsche Bank’s balance sheet, which will, in general, provide for some of the economic benefits of holding the deposits to be paid to us. We have agreed with Deutsche Bank that we will take the Depotbank deposits onto our balance sheet over time to the extent that either we receive client consents to the transfer under the underlying client contracts or the client accounts have been converted to our systems, in each case subject to compliance with local regulations, including deposit insurance requirements.

Integration and Client Retention

Integration of the Acquired Business into our existing operations and retention of a substantial portion of the Acquired Business’ current client base will be important to achieving the expected financial results of the acquisition. The conversion of client accounts to our systems will require, in most cases, client consents. We expect to obtain consents through contract renewal, replacement, or assignment, although we do expect some client attrition in the normal course of business. We expect to complete the integration of substantially all of the Acquired Business, other than the Depotbank business, within 24 months of closing. We expect to complete the integration of the Depotbank business within 36 months of closing. We have experience with complex business integrations and the challenge of retaining newly-acquired client relationships. Our recent experience with business integrations and client retention initiatives include those associated with our acquisition of Wachovia’s institutional trust and custody business, our appointment to provide Liberty Financial fund accounting, daily pricing and financial reporting for all of its fund management companies and our selection by Lloyds/Scottish Widows to provide custody, accounting, trustee and investment administration services for its entire range of life, pension and investment products. We have been successful in the past in retaining clients after completing acquisitions. Nevertheless, the scale, scope and nature of the integration and client retention efforts required as a result of the acquisition of the Acquired Business present a greater challenge than that presented by our previous efforts. We cannot assure you that the integration will take place on the expected schedule, that it will provide the cost savings and economies of scale we are currently expecting to achieve or that we will be able to retain a significant number of clients of the Acquired Business, any of which could adversely impact our expected financial results.

Summary Consolidated Financial Information

The table below presents summary consolidated financial information of State Street Corporation and its subsidiaries. The statement of income data for the years ended December 31, 1999, 2000 and 2001 and the balance sheet data as of December 31, 2000 and 2001 is derived from our audited consolidated financial statements incorporated by reference into the accompanying prospectus. The statement of income data for the years ended December 1997 and 1998 and the balance sheet data as of December 31, 1997, 1998 and 1999 is derived from our audited consolidated financial statements not incorporated by reference into the accompanying prospectus. We are also providing unaudited statement of income data and balance sheet data for the year ended and as of December 31, 2002.

The following consolidated financial information is only a summary. You should read it in conjunction with our consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2001, along with the earnings release in our Current Report on Form 8-K filed on January 10, 2003, which are incorporated by reference into the accompanying prospectus. See “Where You Can Find More Information” in the accompanying prospectus.

	Years Ended December 31,
	1997	1998	1999	2000	2001	2002
Statement of Income Data:(1)(3) (Dollars in millions, except per share data)						(unaudited)

Fee revenue:(2)
Servicing fees	$861	$1,043	$1,189	$1,447	$1,648	$1,716
Management fees	391	480	600	584	516	526
Foreign exchange trading	245	289	306	387	368	300
Brokerage fees	25	36	67	95	89	124
Processing fees and other	149	160	159	177	148	184

Total fee revenue	1,671	2,008	2,321	2,690	2,769	2,850

Net interest revenue:
Interest revenue	1,755	2,237	2,437	3,256	2,855	1,974
Interest expense	1,114	1,492	1,656	2,362	1,830	995

Net interest revenue	641	745	781	894	1,025	979
Provision for loan losses	16	17	14	9	10	4

Net interest revenue after provision for loan losses	625	728	767	885	1,015	975
Gains (losses) on the sales of available-for-sale investment securities, net	2	10	(45)	2	43	76
Gain on the sale of corporate trust business, net of exit and other associated costs	—	—	—	—	—	495
Gain on the sale of commercial banking business, net of exit and other associated costs	—	—	282	—	—	—

Total revenue	2,298	2,746	3,325	3,577	3,827	4,396

Operating expenses:(2)
Salaries and employee benefits	973	1,175	1,313	1,524	1,663	1,670
Information systems and communications	185	241	287	305	365	373
Transaction processing services	184	196	237	268	247	246
Occupancy	132	164	188	201	229	246
Other	260	313	332	373	393	306

Total operating expenses	1,734	2,089	2,357	2,671	2,897	2,841

Income before income taxes	564	657	968	906	930	1,555
Income taxes	184	221	349	311	302	540

Net Income	$380	$436	$619	$595	$628	$1,015

S-10

	Years Ended December 31,
	1997	1998	1999	2000	2001	2002
Statement of Income Data, continued(1)(3)						(unaudited)
Earnings Per Share
Basic	$1.18	$1.35	$1.93	$1.85	$1.94	$3.14
Diluted	1.16	1.33	1.89	1.81	1.90	3.10
Average Shares Outstanding (in thousands)
Basic	321,323	321,873	321,320	321,678	325,030	323,520
Diluted	327,577	327,854	327,503	328,088	330,492	327,477
Cash dividends declared per share	$0.22	$0.26	$0.30	$0.345	$0.405	$0.48

	As of December 31,
	1997	1998	1999	2000	2001	2002
Balance Sheet Data: (Dollars in millions)						(unaudited)
Assets:
Cash and investment securities	$22,866	$23,187	$34,535	$36,653	$42,749	$57,575
Securities purchased under resale agreements	5,544	13,979	17,518	21,134	16,680	17,215
Loans (less allowance)	5,479	6,225	4,245	5,216	5,283	4,113
Intangibles, including goodwill	224	216	233	284	612	589
Total Assets	37,975	47,082	60,896	69,298	69,850	85,794

Liabilities and Stockholders’ Equity:
Total deposits	$24,878	$27,539	$34,145	$37,937	$38,559	$45,468
Securities sold under repurchase agreements	7,409	12,563	18,399	21,351	19,006	21,963
Long-term debt	774	922	921	1,219	1,217	1,270
Total liabilities	35,980	44,771	58,244	66,036	66,005	81,007
Total stockholders’ equity	1,995	2,311	2,652	3,262	3,845	4,787

Total Liabilities and Stockholders’ Equity	37,975	47,082	60,896	69,298	69,850	85,794

(1)	Share data restated for 2-for-1 stock split in 2001.
(2)
In November 2001, the Financial Accounting Standards Board, or FASB, issued Emerging Issues Task Force (EITF) No. 01-14, “Income Statement Characterization of Reimbursements Received for Out-Of-Pocket Expenses Incurred.” This guidance, effective January 1, 2002, requires companies to recognize the reimbursement of client out-of-pocket expenses on a gross basis as revenue and operating expense. Prior to 2002, we netted these client reimbursements against the corresponding operating expenses. Client reimbursements for out-of-pocket expenses are reflected in fee revenue in the information set forth for the year ended December 31, 2002. The years ended December 31, 1998 through December 31, 2001 have been reclassified to reflect this presentation, which resulted in increases in fee revenue and operating expenses for such years. The reclassification had no impact on net income.

(footnotes continued on following page)

(3)
Statement of Income data as presented above is prepared in accordance with accounting principles generally accepted in the United States (GAAP) and includes significant non-operating special items and reports goodwill amortization expense in accordance with the accounting practices applicable for those periods presented.

In order to provide information on a comparable basis from period to period and assist stockholders, analysts, other external parties and management in analyzing the financial results and trends of our ongoing businesses and operations, we also present our financial results on an “Operating Results” basis. Operating Results are based on our GAAP results adjusted for the following three types of financial activity:

(1)	Operating Results exclude the results of certain significant transactions not representative of ongoing operations.

(2)	Operating Results include fully taxable equivalent adjustments that increase net interest revenue to reflect investment yield on tax-free investments on an equivalent basis with taxable investments.

(3)	Operating Results exclude goodwill amortization expense from operating expenses in 2001 and prior years, to be consistent with GAAP accounting required beginning in 2002.

The following table reconciles our Net Income as determined in accordance with GAAP to our Net Income—Operating Results:

	Years Ended December 31,
	1997	1998	1999	2000	2001	2002
Net Income (as determined in accordance with GAAP)(a)	$380	$436	$619	$595	$628	$1,015
After-tax adjustments to arrive at Operating Results:
Deduct gain on sale of Commercial Banking business			(164)
Add loss on portfolio repositioning			34
Add loss on investment in Bridge Information Systems, Inc.					33
Deduct gain on the sale of Corporate Trust business						(296)
Add goodwill amortization expense adjustment	6	8	10	11	26

Net Income—Operating Results	$386	$444	$499	$606	$687	$719

(a)	Net income for the years ended December 31, 1997 through December 31, 2001 are reflected as audited. Net income for the year ended December 31, 2002 is unaudited.

For a more detailed description of our Operating Results for the years ended December 31, 1997 through December 31, 2002, see “Supplemental Consolidated Statement of Income Data.”

The Offering

What are the SPACES?

Each SPACES has a stated amount of $200 and initially will consist of:

(1)	a PACES, which will have a stated amount of $200 and will consist of

(a)	a fixed-share purchase contract under which

•	you will agree to purchase from us, for $200, shares of our common stock on November 15, 2005, which we refer to as the “fixed-share stock purchase date” and

•	we will pay you quarterly contract payments at the rate of % of the stated amount of $200 per year as specified below,

(b)
an ownership interest in a zero-coupon U.S. treasury strip that will mature on the fixed-share stock purchase date with a principal amount of $1,000, which we refer to as the “pledged treasury strip” and

(c)
an ownership interest in a portfolio of zero-coupon U.S. treasury strips that will mature on a quarterly basis through the fixed-share stock purchase date, each with a principal amount of $1,000, which we refer to as the “treasury portfolio”; and

(2)	a variable-share repurchase contract under which

•
you will agree to deliver to us shares of our common stock on February 15, 2006, which we refer to as the “variable-share stock purchase date,” the number of which will be determined based on the average trading price of our common stock for a period preceding that date, calculated in the manner described below, and

•	we will pay you quarterly contract payments at the rate of % of the stated amount of $200 per year as specified below.

Because treasury strips can be purchased only in integral multiples of $1,000 principal amount, each PACES will evidence a fractional ownership interest in the pledged treasury strip and a fractional ownership interest in the treasury portfolio. Your ownership interest in the pledged treasury strip included in each PACES will be pledged to the collateral agent for our benefit to secure your obligations under the fixed-share purchase contract. Unless you elect to settle the fixed-share purchase contract early in the manner described below, principal of the pledged treasury strip, when paid at maturity, automatically will be applied to satisfy in full your obligation to purchase shares of our common stock under the fixed-share purchase contract.

In addition, the PACES (to the extent of your right to purchase shares of our common stock under the fixed-share purchase contract) initially will be pledged to the collateral agent for our benefit to secure your obligation to deliver to us shares of our common stock under the variable-share repurchase contract. You may elect at any time before the fixed-share stock purchase date to substitute a pledge of shares of our common stock, which we refer to as the “pledged common stock,” for the pledged PACES.

Upon settlement of the fixed-share purchase contract,             of the shares of our common stock that you are entitled to receive automatically will be pledged to the collateral agent for our benefit to secure your continuing obligation to deliver to us shares of our common stock under the related variable-share repurchase contract. If you elect to settle the variable-share repurchase contract at a time when your obligations under the contract are secured by the pledged common stock, the pledged common stock automatically will be applied to satisfy those obligations and any excess shares will be returned to you.

S-13

What are the separate PACES and separate VSRCs?

You may separately hold PACES and not as a component of SPACES, in which case we refer to them as “separate PACES.” You may purchase separate PACES in this offering. Alternatively, you may create separate PACES by splitting apart the SPACES as described below. In addition, if you hold a SPACES and elect to early settle the related variable-share repurchase contract, your SPACES will cease to exist and you will thereafter hold a separate PACES. Separate PACES will entitle you to the same rights, and subject you to the same obligations, as PACES held as a component of SPACES except that separate PACES are held free and clear of any security interest.

You may separately hold variable-share repurchase contracts and not as a component of SPACES, in which case we refer to them as “separate VSRCs.” You may purchase separate VSRCs in this offering. Each separate VSRC will consist of a variable-share repurchase contract and                 shares of pledged common stock, which will secure your obligation to deliver to us shares of our common stock. Alternatively, you may create separate VSRCs by splitting apart the SPACES as described below. In addition, if you hold a SPACES, upon settlement of the related PACES (whether on or prior to the fixed-share stock purchase date), your SPACES will cease to exist and you will thereafter hold a separate VSRC.

What are the fixed-share purchase contracts and the variable-share repurchase contracts?

The fixed-share purchase contract underlying each PACES obligates you to purchase, and us to sell, for $200, on the fixed-share stock purchase date,              newly issued shares of our common stock. We refer to the number of shares purchasable by a holder of a fixed-share purchase contract as the “fixed-share settlement rate.”

The variable-share repurchase contract, whether held as a component of a SPACES or held as a separate security, obligates you to deliver to us on the variable-share stock purchase date shares of our common stock, the number of which will be determined based on the average trading price of our common stock for a period preceding that date, calculated in the manner described below. We refer to the number of shares deliverable by a holder of a variable-share repurchase contract as the “variable-share settlement rate.”

We refer to the fixed-share purchase contracts and the variable-share repurchase contracts together as the “contracts.” We refer to the fixed-share settlement rate and the variable-share settlement rate together as the “settlement rates.”

What payments will be made to holders of SPACES, separate PACES or separate VSRCs?

If you hold SPACES, you will be entitled to receive quarterly payments on the underlying PACES and variable-share repurchase contract. If you hold separate PACES, you will be entitled only to the quarterly payments on the PACES. If you hold separate VSRCs, you will be entitled only to the quarterly contract payments payable on the variable-share repurchase contract.

Payments on the PACES will consist of:

(1)
quarterly contract payments on the fixed-share purchase contract at the annual rate of     % of the stated amount of $200 per fixed-share purchase contract, including on the fixed-share stock purchase date; and

(2)	quarterly payments of $ on the treasury portfolio payable by the United States Government (equivalent to % per annum of the stated amount of $200 per PACES).

Payments on the variable-share repurchase contract will consist of quarterly contract payments payable by us at the annual rate of     % of the stated amount of $200 per variable-share repurchase contract, including on the variable-share stock purchase date.

The quarterly contract payments on the contracts are subject to deferral by us at our option or at the direction of the Federal Reserve Board as described below and are subordinate and junior in right of payment to our obligations under our senior debt.

What are the payment dates?

Subject to our deferral right in respect of the quarterly contract payments described below, distributions on the contracts and the treasury portfolio will be paid quarterly in arrears on each February 15, May 15, August 15 and November 15, commencing May 15, 2003.

When can we defer payments?

We may, at our option or at the direction of the Federal Reserve Board, defer payment of all or part of the quarterly contract payments on the contracts until no later than the fixed-share stock purchase date or the variable-share stock purchase date, as applicable. We will pay additional contract payments on any deferred contract payments at a rate of         % per year until paid, compounded quarterly, to but excluding November 15, 2005, in the case of a fixed-share purchase contract, unless your fixed-share purchase contract has been earlier settled (except in the case of merger early settlement described below) or terminated, and February 15, 2006, in the case of a variable-share repurchase contract, unless your variable-share repurchase contract has been earlier terminated. On the fixed-share stock purchase date or the variable-share stock purchase date, as applicable, we may, at our option, pay the deferred contract payments to you in shares of our common stock (subject to a cap on the number of shares we will issue) or our junior subordinated notes (subject to a cap on the interest rate).

How can you split apart SPACES to create separate PACES and separate VSRCs?

You may split apart SPACES to create separate PACES and separate VSRCs by substituting a pledge of                 shares of our common stock per variable-share repurchase contract for the PACES pledged to secure your obligations under the variable-share repurchase contract.

How can you re-create SPACES if you hold separate PACES and separate VSRCs?

You may re-create SPACES by substituting a pledge of PACES for the pledged common stock securing your obligations under the variable-share repurchase contract.

What are the settlement rates for the contracts?

The fixed-share settlement rate is the number of shares of our common stock that you are obligated to purchase, and we are obligated to sell, for $200 upon settlement of a fixed-share purchase contract underlying the PACES. Subject to adjustment under specified circumstances, the fixed-share settlement rate will be                 shares of our common stock per fixed-share purchase contract on the fixed-share stock purchase date or if you exercise your merger early settlement right. If you elect to settle the fixed-share purchase contract prior to the fixed-share stock purchase date (other than merger early settlement), you will receive a number of shares equal to the percentage of the fixed-share settlement rate shown below, which we refer to as the “fixed-share early settlement rate”:

Date of Early Settlement	Percentage of Fixed-Share Settlement Rate
Prior to May 15, 2003	90.0%
On or after May 15, 2003 but prior to August 15, 2003	90.5%
On or after August 15, 2003 but prior to November 15, 2003	91.0%
On or after November 15, 2003 but prior to February 15, 2004	91.5%
On or after February 15, 2004 but prior to May 15, 2004	92.0%
On or after May 15, 2004 but prior to August 15, 2004	92.5%
On or after August 15, 2004 but prior to November 15, 2004	93.0%
On or after November 15, 2004 but prior to February 15, 2005	93.5%
On or after February 15, 2005 but prior to May 15, 2005	94.0%
On or after May 15, 2005 but prior to August 15, 2005	94.5%
On or after August 15, 2005 but prior to November 15, 2005	95.0%

The variable-share settlement rate is the number of shares of our common stock that you are obligated to deliver to us upon settlement of a variable-share repurchase contract. Subject to adjustment under specified circumstances, the variable-share settlement rate for each variable-share repurchase contract on the variable-share stock purchase date will be as follows:

•	if the applicable market value, determined as described below, of our common stock is equal to or greater than $ , the variable-share settlement rate will be shares of our common stock;

•
if the applicable market value of our common stock is less than $                 but greater than $            , the settlement rate will be a number of shares of our common stock equal to (i) $200 divided by $        minus (ii) $200 divided by the applicable market value of our common stock; or

•	if the applicable market value of our common stock is less than or equal to $ , the settlement rate will be zero shares of our common stock.

“Applicable market value” means the average of the closing prices per share of our common stock on each of the 20 consecutive trading days ending on the third trading day immediately preceding the variable-share stock purchase date.

Prior to the variable-share stock purchase date, we may, at our option, fix the variable-share settlement rate according to a formula based on the Black-Scholes option pricing model, which is a function of several variables, including the market price of our common stock, our dividend yield, the remaining maturity of the variable-share repurchase contract, the “risk-free rate,” and the volatility of our common stock.

If you elect to settle a variable-share repurchase contract prior to the variable-share stock purchase date (other than merger early settlement) and before we have elected to fix the variable-share settlement rate, the applicable variable-share settlement rate will be             shares. If you elect to settle a variable-share repurchase contract after we have elected to fix the variable-share settlement rate, the applicable variable-share settlement rate will be the fixed variable-share settlement rate.

How can a fixed-share purchase contract be settled early?

You may settle a fixed-share purchase contract prior to November 15, 2005 by purchasing from us, for $200 in cash, a number of shares of our common stock per fixed-share purchase contract equal to the fixed-share early settlement rate previously described. Upon early settlement:

•
the related PACES ceases to exist, the pledged treasury strip pledged as collateral to secure your obligation under the fixed-share purchase contract will be transferred to you free and clear of our security interest, any remaining treasury strips in your treasury portfolio that are in integral multiples of $1,000 principal amount will be distributed to you and any remaining treasury strips in your treasury portfolio not in integral multiples of $1,000 principal amount will be retained by the purchase contract agent for your benefit and the proceeds of those strips will be distributed to you as they mature;

•
if you held PACES as a component of SPACES, since the PACES are no longer available to secure your obligation to deliver to us shares of our common stock under the related variable-share repurchase contract, you must replace that collateral by pledging             shares of our common stock per variable-share repurchase contract; and

•	your right to receive future contract payments and any deferred contract payments under the fixed-share purchase contract will terminate.

If you elect to early settle the fixed-share purchase contract, the purchase contract agent will cause the related PACES first to be offered to a financial institution chosen by us for exchange in lieu of early settlement. This will not affect your obligations upon early settlement, and you will still receive the same number of shares as described above.

You may also settle a fixed-share purchase contract prior to the fixed-share stock purchase date in connection with a merger in which at least 30% of the consideration for our common stock consists of cash, which we refer to as “merger early settlement.” Upon merger early settlement, pursuant to each fixed-share purchase contract, in exchange for $200 in cash, you will receive the cash, securities and other property that you would have received had you owned             shares of common stock immediately prior to the merger. If you elect to merger early settle, you will still be entitled to receive future contract payments and any deferred contract payments on the fixed-share purchase contract through the fixed-share stock purchase date.

How can a variable-share repurchase contract be settled early?

You may settle a variable-share repurchase contract prior to February 15, 2006 by delivering to us                  shares of our common stock per variable-share repurchase contract or, if we have previously fixed the variable-share settlement rate, a number of shares equal to the fixed variable-share settlement rate. Upon early settlement:

•
if the variable-share repurchase contract is secured by pledged common stock, such shares will be applied to satisfy your delivery obligation and any excess shares will be released to you free and clear of our security interest, or

•
if the variable-share repurchase contract is secured by the related PACES, you must deliver to us such number of shares of our common stock as specified above and the PACES will then be released to you free and clear of our security interest.

You may also settle a variable-share repurchase contract prior to the variable-share stock purchase date in connection with a cash merger as described above. Upon merger early settlement,

pursuant to each variable-share repurchase contract, you must deliver to us cash, securities and other property equal to the then applicable variable-share settlement rate or, if the variable-share settlement rate has been fixed prior to the merger, equal to the fixed variable-share settlement rate, in each case as adjusted to give effect to the merger.

If you elect to settle the variable-share repurchase contract early (either as a merger early settlement or otherwise), you will still be entitled to receive future contract payments and any deferred contract payments on the variable-share repurchase contract through the variable-share stock purchase date.

What happens to the contracts in the event of our bankruptcy, insolvency or reorganization?

Upon the occurrence of specified events of our bankruptcy, insolvency or reorganization, the contracts, our related rights and obligations and those of the holders of SPACES, separate PACES and separate VSRCs, including their obligations to purchase or deliver shares of our common stock, automatically will terminate. Upon such a termination of the contracts, the pledged treasury strip and, if applicable, the pledged common stock underlying separate VSRCs will be released and distributed to you. In addition, the purchase contract agent will distribute to you any remaining treasury strips in the treasury portfolio that are in integral multiples of $1,000 principal amount and will dispose of the remainder of such treasury strips for cash and distribute the cash to you. If we become the subject of a case under the federal bankruptcy code, a delay in the delivery of your collateral or treasury portfolio may occur as a result of the automatic stay under the bankruptcy code and continue until the automatic stay has been lifted. The automatic stay will not be lifted until such time as the bankruptcy judge agrees to lift it and return your collateral and treasury portfolio to you. If the contracts are terminated early as the result of a bankruptcy event, you will have no further right to receive any accrued or deferred contract payments.

What are the U.S. federal income tax consequences related to the SPACES, separate PACES, separate VSRCs and treasury securities?

For U.S. federal income tax purposes, subject to the discussion under “Certain U.S. Federal Income Tax Considerations”:

•
if you own a SPACES, you will be treated as separately owning the underlying fixed-share purchase contract, variable-share repurchase contract, ownership interest in the pledged treasury strip and ownership interest in the treasury portfolio;

•
if you own a separate PACES, you will be treated as separately owning the underlying fixed-share purchase contract, ownership interest in the pledged treasury strip and ownership interest in the treasury portfolio; and

•	if you own a separate VSRC, you will be treated as separately owning the underlying variable-share repurchase contract and the pledged common stock.

The purchase price of a SPACES, separate PACES or separate VSRC should be allocated among the components described in the preceding paragraph in proportion to their respective fair market values at the time of purchase. For this purpose, we expect that the fair market value of the ownership interest in the pledged treasury strip will be treated as $            , the fair market value of the ownership interest in the treasury portfolio will be treated as $            , the fair market value of the fixed-share purchase contract will be treated as $             and the fair market value of the variable-share repurchase contract will be treated as $0.00.

The pledged treasury strips and treasury portfolio will be treated as having original issue discount, which you will be required to include in income as it accrues, regardless of your accounting method for tax purposes. We intend to report the contract payments as income to you. Non-U.S. holders will be subject to withholding tax on the contract payments. You should consult your tax advisors concerning the possibility that the contract payments may not be taxable upon receipt. In addition, gain or loss may be realized on the sale or exchange of any of the securities.

Because there is no statutory, judicial or administrative authority directly addressing the tax treatment of SPACES, separate PACES or separate VSRCs (or instruments similar to such securities), you are urged to consult your own tax advisor concerning the tax consequences of an investment in SPACES, separate PACES or separate VSRCs.

Will the SPACES, separate PACES or separate VSRCs be listed on a stock exchange?

The SPACES have been approved for listing on the New York Stock Exchange under the symbol “SBZ.” Neither the separate PACES nor the separate VSRCs initially will be listed on any stock exchange; however, in the event that either of these securities are traded to a sufficient extent that applicable exchange listing requirements are met, we will endeavor to cause those securities to be listed on the exchange on which the SPACES are then listed.

What are the expected uses of proceeds from this offering and the concurrent offerings?

Substantially all of the proceeds from this offering will be used by the underwriters to purchase the underlying pledged treasury strips and treasury portfolio, and we do not expect to receive any additional net proceeds from this offering at closing. We estimate that we will receive net proceeds of approximately $     million, or $     million if the underwriters’ option to purchase additional SPACES is exercised in full, on November 15, 2005 (the fixed-share stock purchase date) or such earlier dates as fixed-share purchase contracts are settled. We currently expect to use amounts received upon settlement of the fixed-share purchase contracts for general corporate purposes.

We estimate that we will receive net aggregate proceeds from our concurrent common stock offering and State Street Capital Trust II’s concurrent offering of capital securities of approximately $     million, or $     million if the underwriters’ over-allotment options in those offerings are exercised in full. We intend to use (1) the net proceeds from those offerings, (2) the proceeds related to the sale of our Corporate Trust business to U.S. Bancorp, which closed on December 31, 2002, and (3) other available funding sources to fund the initial purchase price for the Acquired Business. Pending such use, we may invest the proceeds temporarily in short-term securities.

Concurrent Offerings

In addition to the securities offered by this prospectus supplement, we are concurrently offering, by means of a separate prospectus supplement, 6,220,000 shares of our common stock, plus up to 933,000 additional shares if the underwriters for that offering exercise their option to purchase additional shares, and State Street Capital Trust II is concurrently offering, by means of a separate prospectus supplement, $275 million aggregate liquidation amount of floating rate medium term capital securities, which we refer to as capital securities, plus up to $41.25 million additional aggregate liquidation amount of capital securities if the underwriters for that offering exercise their option to purchase additional capital securities. Each capital security has a stated liquidation amount of $1,000, represents a beneficial interest in a corresponding amount of junior subordinated debentures to be purchased from us by State Street Capital Trust II and will be guaranteed on a junior subordinated basis by us. This offering and the capital securities offering are contingent upon each other as well as upon the common stock offering.

RISK FACTORS

In considering whether to purchase the SPACES, separate PACES or separate VSRCs, you should carefully consider all the information we have included or incorporated by reference in this prospectus supplement and the accompanying prospectus. In particular, you should carefully consider the following risk factors, as well as the factors listed in “Forward-Looking Statements.” In addition, because each SPACES and separate PACES includes a fixed-share purchase contract to acquire shares of our common stock, you are also making an investment decision with regard to our common stock. You should carefully review all the information in this prospectus supplement and the accompanying prospectus about all of these securities.

Risks Relating to the SPACES, Separate PACES and Separate VSRCs

If you hold SPACES or separate PACES, you will bear the entire risk of a decline in the price of our common stock.

The market value per share of the shares of our common stock you will purchase on the fixed-share stock purchase date may be materially lower than the price per share that the fixed-share purchase contract requires you to pay. If the market value per share of our common stock on the fixed-share stock purchase date is less than              per share, you will, on the fixed-share stock purchase date, be required to purchase shares of common stock with an aggregate market value of less than the $200 stated amount of the SPACES and separate PACES. Accordingly, a holder of SPACES or separate PACES assumes the entire risk that the market value of our common stock may decline and that the decline could be substantial.

If you hold SPACES, you will receive only a portion of any appreciation in our common stock price.

The aggregate market value of the shares of our common stock you will receive upon settlement of the fixed-share purchase contract less the shares delivered to us upon settlement of the variable-share repurchase contract generally will exceed the stated amount of $200 only if the average of the closing price per share of our common stock over the 20 trading day period ending on the third trading day immediately preceding the variable-share stock purchase date equals or exceeds $            , which we refer to as the “threshold appreciation price.” The threshold appreciation price represents an appreciation of     % over $            . If the applicable average closing price per share exceeds $            , which we refer to as the “reference price,” but falls below the threshold appreciation price, you will realize no equity appreciation on the common stock for the period during which you own the SPACES. Furthermore, if the applicable average closing price per share exceeds the threshold appreciation price, the value of the shares you will receive under the fixed-share purchase contract less the shares delivered to us upon settlement of the variable-share repurchase contract will be approximately     % of the value of the shares you could have purchased with $200 at the time of this offering. Therefore, an investment in SPACES affords less opportunity for equity appreciation than a direct investment in our common stock.

If you hold SPACES or separate VSRCs, you will be required to deliver a greater number of shares of our common stock to us as the price of our common stock rises.

If you hold SPACES or separate VSRCs, the number of shares of common stock that you will be required to deliver to us on the variable-share stock purchase date will increase as the price per share of our common stock increases. Therefore, if you hold SPACES, you will receive only a portion of the appreciation in our common stock as described above, and if you hold separate VSRCs, the value of the common stock that you must deliver to us will increase as the price per share of our common stock increases.

We have the right to fix the variable-share settlement rate prior to the variable-share stock purchase date.

At any time prior to December 31, 2005, we may elect to fix the variable-share settlement rate according to a formula based on the Black-Scholes option pricing model, which is a function of several variables, including the market price of our common stock, our dividend yield, the remaining maturity of the variable-share repurchase contract, the “risk-free rate,” and the volatility of our common stock. Once we have fixed the variable-share settlement rate, the number of shares you are required to deliver to us upon settlement of the variable-share repurchase contract no longer will depend on our stock price. Accordingly, even if our stock price subsequently declines, you will be required to deliver a number of shares of our common stock equal to the fixed variable-share settlement rate. In no event will the fixed variable-share settlement rate be greater than                 shares of our common stock, subject to adjustment as described in “Description of the Securities—Anti-dilution Adjustments.”

The trading price of our common stock and the general level of interest rates will directly affect the trading price for SPACES, separate PACES and separate VSRCs.

It is impossible to predict whether the price of our common stock or interest rates will rise or fall. Our operating results and prospects and economic, financial and other factors will affect trading prices of our common stock. In addition, market conditions can affect the capital markets generally, therefore affecting the price of our common stock. These conditions may include the level of, and fluctuations in, the trading prices of stocks generally and sales of substantial amounts of our common stock in the market after this offering or the perception that those sales could occur. Fluctuations in interest rates may give rise to arbitrage opportunities based upon changes in the relative value of our common stock underlying the contracts and of the other components of SPACES. The arbitrage could, in turn, affect the trading prices of SPACES and our common stock.

If you hold SPACES or separate PACES, you may suffer dilution of our common stock issuable upon settlement of your fixed-share purchase contract.

The number of shares of our common stock issuable upon settlement of the fixed-share purchase contract is subject to adjustment only for stock splits and combinations, stock dividends and specified other transactions that significantly modify our capital structure. The number of shares of our common stock issuable upon settlement of each fixed-share purchase contract is not subject to adjustment for other events, such as employee stock option grants, offerings of common stock for cash, or in connection with acquisitions or other transactions that may adversely affect the price of our common stock. The terms of SPACES and the separate PACES do not restrict our ability to offer common stock in the future or to engage in other transactions that could dilute our common stock. We have no obligation to consider the interests of the holders of SPACES or separate PACES in engaging in any such offering or transaction. If we issue additional shares of common stock, that issuance may materially and adversely affect the price of our common stock and, as a result, such issuance may adversely affect the trading price of SPACES and separate PACES.

If you hold SPACES or separate PACES, you will have no rights as a common stockholder until you settle the fixed-share purchase contract.

Until you acquire shares of our common stock upon settlement of the fixed-share purchase contract, you will have no rights with respect to our common stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on our common stock. Upon settlement of your fixed-share purchase contract, you will be entitled to exercise the rights of a holder of common stock only as to actions for which the record date occurs after the settlement date.

Your pledged securities will be encumbered.

Although holders of SPACES and separate PACES will be beneficial owners of the underlying pledged treasury strips, holders will pledge those securities with the collateral agent to secure their obligations under the related fixed-share purchase contracts. In addition, holders of SPACES will be required to pledge PACES and holders of separate VSRCs will be required to pledge shares of our common stock to the collateral agent for our benefit to secure their obligations to deliver shares of our common stock under the related variable-share repurchase contracts. For so long as the applicable contracts remain in effect, holders will not be allowed to withdraw the collateral securing those contracts from these pledge arrangements except to split apart or re-create SPACES.

The secondary market for SPACES, separate PACES and separate VSRCs may be illiquid.

We are unable to predict how SPACES, separate PACES and separate VSRCs will trade in the secondary market or whether that market will be liquid or illiquid. There is currently no secondary market for any of the SPACES, separate PACES and separate VSRCs. The SPACES have been approved for listing on the New York Stock Exchange. Neither the separate PACES nor the separate VSRCs initially will be listed for trading on any stock exchange. In the event that either of the separate PACES or separate VSRCs are traded to a sufficient extent that applicable exchange listing requirements are met, we will endeavor to cause those securities to be listed on the exchange on which the SPACES are then listed. A listing application for separate PACES or separate VSRCs, if filed, may not be accepted and, if accepted, it is possible that the SPACES, separate PACES or separate VSRCs may be delisted. In addition, the liquidity of SPACES, separate PACES or separate VSRCs may be adversely affected as a result of elections to split apart or re-create SPACES or early settle underlying contracts, and if such elections cause the number of these securities to fall below the applicable requirements for listing securities on the New York Stock Exchange or other applicable securities exchange, trading in such securities may be suspended.

We have been advised by the underwriters that they presently intend to make a market for the SPACES, separate PACES and separate VSRCs; however, they are not obligated to do so and any market-making may be discontinued at any time without notice. We cannot assure you as to the liquidity of any market that may develop for the SPACES, the separate PACES or the separate VSRCs, your ability to sell such securities or whether a trading market, if it develops, will continue.

Delivery of your pledged securities and your treasury portfolio is subject to potential delay if we become subject to a bankruptcy proceeding.

Notwithstanding the automatic termination of the contracts, if we become the subject of a case under the federal bankruptcy code, the imposition of an automatic stay under the federal bankruptcy code may delay the delivery to you of your treasury portfolio as well as securities being held as collateral under the pledge agreement and such delay may continue until the automatic stay has been lifted. The automatic stay will not be lifted until such time as the bankruptcy judge agrees to lift it and return your collateral and/or the treasury portfolio to you.

The contract payments will be contractually subordinated to our senior debt and will be effectively subordinated to the obligations of our subsidiaries.

Our obligations with respect to contract payments will be subordinate and junior in right of payment to our obligations under our senior debt. At December 31, 2002, our senior debt totaled approximately $6.8 billion and included $5.3 billion of securities sold under agreements to repurchase and $1.0 billion of commercial paper.

Because we are a holding company, our right to participate in any distribution of assets of any subsidiary upon such subsidiary’s liquidation or reorganization or otherwise (and thus your ability to benefit indirectly from such distribution) is subject to the prior claims of creditors of that subsidiary, except to the extent that we may be recognized as a creditor of that subsidiary. There are various legal limitations on the extent to which our subsidiaries may extend credit, pay dividends or otherwise supply funds to us or certain of our other subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay amounts due under the contracts or otherwise to make any funds available to us. Accordingly, the contract payments effectively will be subordinated to all existing and future liabilities of our subsidiaries, including deposits, and holders of the contracts should look only to our assets for payment of the contract payments.

We may defer contract payments.

We may, at our option or at the direction of the Federal Reserve, defer the payment of all or part of the contract payments on the contracts until no later than the fixed-share stock purchase date or the variable-share stock purchase date, as applicable. To the extent permitted by applicable law, deferred contract payments will accrue additional contract payments at the rate of     % per year, compounding quarterly, until paid. If the contracts are terminated upon the occurrence of specified events of bankruptcy, insolvency or reorganization with respect to us, or if the fixed-share purchase contract is settled prior to the fixed-share stock purchase date (except in the case of a cash merger early settlement), the right to receive contract payments and deferred contract payments will also terminate. At the fixed-share stock purchase date or the variable-share stock purchase date, as applicable, we will pay to you the deferred contract payments in shares of our common stock or unsecured notes. If we elect to pay deferred contract payments in shares of our common stock, the number of shares of common stock you will be entitled to receive will equal (a) the aggregate amount of deferred contract payments payable to you divided by (b) the greater of (i) the applicable market value of our common stock as of the fixed-share stock purchase date or the variable-share stock purchase date, as applicable, and (ii)                 . Because the price used to calculate the number of shares you are entitled to receive may be greater than the applicable market value, the market value of the shares you receive may be less than the amount of the deferred contract payments. In addition, any note that we issue to you in satisfaction of deferred contract payments will bear interest at a rate no greater than 10%, which could be less than our then current market rate of interest.

The U.S. federal income tax consequences of the purchase, ownership and disposition of SPACES, separate PACES and separate VSRCs are unclear.

No statutory, judicial or administrative authority directly addresses the treatment of SPACES, separate PACES or separate VSRCs or instruments similar to such securities for U.S. federal income tax purposes. As a result, certain of the U.S. federal income tax consequences of the purchase, ownership and disposition of SPACES, separate PACES and separate VSRCs are not entirely clear.

In particular, the Internal Revenue Service may successfully take the position that, in some circumstances, if you otherwise hold a position in our common stock (including a contract), losses you would otherwise recognize with respect to the contracts may be disallowed or deferred and your holding period with respect to the contracts (or some portion of the contracts) may be suspended during the term of the contracts.

The purchase contract agreement is not qualified under the Trust Indenture Act of 1939, thus, the purchase contract agent has limited obligations to you.

The purchase contract agreement will not be qualified as an indenture under the Trust Indenture Act of 1939, and the purchase contract agent will not be required to qualify as a trustee under the Trust

Indenture Act. Accordingly, you will not have the benefits of the protections of the Trust Indenture Act. Under the terms of the purchase contract agreement, the purchase contract agent will have only limited obligations to you.

Risks Related to our Business

We may be unable to achieve the cost reductions and economies of scale that we expect from integrating the Acquired Business into our existing operations, we may be unable to retain the clients of the Acquired Business and the success of the acquisition will depend in part on our relationship with Deutsche Asset Management.

We intend to use the net proceeds of our concurrent offering of common stock and State Street Capital Trust II’s concurrent offering of capital securities to fund a portion of the purchase price for our acquisition of Deutsche Bank AG’s Global Securities Services business, which we refer to as the Acquired Business. The closing of the acquisition is subject to various regulatory approvals which we expect to obtain, but it is possible that they will be delayed or will not be obtained. Accordingly, the closing of the acquisition may not occur in the timeframe that we expect, and it is possible that the closing may not occur at all.

Following the closing of the acquisition, our ability to achieve significant cost reductions and greater economies of scale from the integration of the Acquired Business into our existing operations and our ability to retain key employees of the Acquired Business will be important to achieving the expected financial results of the acquisition. The scale, scope and nature of the integration effort required as a result of the acquisition present a greater challenge than that presented by our previous integration efforts. We cannot assure you that the integration will take place on the expected schedule or that it will provide the cost savings and economies of scale we are currently expecting to achieve. Furthermore, the integration of the Acquired Business will require a significant commitment of time and resources by our management and other personnel. This may adversely affect our ability to service and retain our existing clients.

In addition, we may be unable to retain a sufficient number of clients of the Acquired Business after the acquisition in order to meet our expected financial results. Although we are actively engaging in efforts to retain, and market our investment services to, the clients of the Acquired Business, we expect that some clients will elect other service providers as a result of the acquisition. We also expect that our competitors will actively solicit the clients of the Acquired Business during the transition of these clients into our operations. The holdback amount that we are withholding from the purchase price payable at the closing of the acquisition will not protect us from client attrition and revenue loss in the Acquired Business after the approximately one-year period after the acquisition or from client attrition and revenue loss in an amount greater than the holdback amount.

Further, in connection with the acquisition, we expect to enter into 10-year contracts to provide global investment services to Deutsche Asset Management (DeAM) entities and their clients. The early termination of these contracts would adversely affect our ability to achieve the expected financial results of the acquisition. DeAM is the Acquired Business’ largest client, representing approximately 25% of the Acquired Business’ total revenues during the eight-month period ended August 31, 2002. After the acquisition, DeAM will be one of our largest clients. On the fifth and eighth anniversaries of the contracts, the fees charged will be adjusted upward or downward to match the then current market level of fees for such services. Individual DeAM entities or their clients may terminate their contracts with us if we do not agree to reduce the fees to the then current market levels.

Our failure to properly perform our fiduciary, custodial and other obligations could adversely affect our business, financial position or results of operations.

We provide custody, accounting, daily pricing and administration, master trust and master custody, investment management, trustee and recordkeeping, foreign exchange, securities lending, cash management, trading, and information services to clients worldwide. Assets under custody and assets under management are held by us in a fiduciary or custodial capacity and are not included as assets of ours. If we fail to perform these services in a manner consistent with our fiduciary, custodial and other obligations, clients may lose confidence in our ability to properly perform these services and our business may be adversely affected. In addition, any such failure may result in contingent liabilities that could have an adverse effect on our financial position or losses that could have an adverse effect on our results of operations.

Decreases in cross-border investing because of economic and political uncertainties may lower our revenue.

Increased cross-border investing by our clients worldwide generally increases our revenue. Our future revenue may increase or decrease depending upon the extent of increases or decreases in cross-border investments made by our clients. Economic and political uncertainties resulting from terrorist attacks, subsequent military actions or other events could result in decreased cross-border investment activities.

Changes in the savings rate or investment preferences of individuals may lower our revenue.

Our business generally benefits when individuals invest their savings in mutual funds and other collective funds or in defined contribution plans. If there is a decline in the savings rates of individuals, or if there is a change in investment preferences that leads to less investment in mutual funds, other collective funds and defined contribution plans, our revenues may be adversely affected.

Declines in the value of worldwide financial markets may reduce the amount of our fee revenue.

As worldwide financial markets increase or decrease in value, our opportunities to invest and service financial assets may change. Since a portion of our fees are based on the value of assets under custody and management, fluctuations in the valuation of worldwide securities markets will affect our revenue. We estimate, based on a study conducted in 2000, that a 10% increase or decrease in worldwide equity values would cause a corresponding change in our total revenue of approximately 2%. If bond values worldwide were to increase or decrease by 10%, we would anticipate a corresponding change of approximately 1% in our total revenue.

Changes in the markets we serve and applicable laws and regulations may adversely affect our growth and business.

Changes in the markets we serve, including the growth rate of collective funds worldwide, outsourcing decisions, mergers, acquisitions and consolidations among clients and competitors and the pace of debt issuance, can affect our revenue. In general, we benefit from increases in the volume of financial market transactions that we are able to service.

We provide services worldwide. Global and regional economic factors and changes or potential changes in laws and regulations affecting our business, including volatile currencies, pace of inflation, changes in monetary policy, changes in domestic and international banking supervisory regulations, including capital requirements, and social and political instability, could adversely affect our results of operations. For example, the significant slowing of economic growth globally is affecting worldwide equity values and business growth. The terrorist attacks that took place in the United States on September 11, 2001, and subsequent military and terrorist activities, have caused economic and political uncertainties. These activities, the national and global efforts to combat terrorism and other potential military activities and outbreaks of hostilities have affected and may further adversely affect economic growth, and may have other adverse effects on us in ways that are not predictable. In a similar manner, financial reporting irregularities involving large and well-known companies may have other adverse effects on us in ways that are not predictable. Also, we cannot predict the final form of, or the effects of, the regulatory accord on international banking institutions to be reached by the Basel Committee on Banking Supervision.

Legislation may cause changes in the competitive environment in which we operate, which could include, among other things, broadening the scope of activities of significant competitors, facilitating consolidation of competitors into stronger entities or attracting large and well-capitalized new competitors into our traditional businesses. Such factors and changes and our ability to address and adapt to regulatory and competitive challenges may adversely affect our future results of operations.

Changes in interest rates may adversely affect our net interest revenue and securities lending revenue.

The levels of market interest rates, the shape of the yield curve and the direction of interest rate changes affect our net interest revenue and securities lending revenue, which is recorded in both our servicing and management fees. In the short term, our net interest revenue and securities lending revenue generally increase during periods of falling interest rates and generally decrease during periods of rising rates because interest-bearing liabilities reprice sooner than interest-earning assets. Sustained lower interest rates and a flat yield curve may have a constraining effect on our net interest revenue and securities lending revenue growth.

Events or circumstances that limit our access to the funds markets may adversely affect our liquidity.

Any occurrence that limits our access to the funds markets, such as a decline in the confidence of debt purchasers, depositors or counterparties participating in the funds markets in general, or with us in particular, or a downgrade of any of our debt ratings, may adversely affect our ability to raise capital and, in turn, our liquidity.

If we fail to maintain adequate capital for regulatory purposes, our business may be adversely affected.

Under regulatory capital adequacy guidelines, we and State Street Bank must meet guidelines that involve quantitative measures of assets, liabilities and certain off-balance sheet items, subject to qualitative judgments by regulators about components, risk weightings and other factors. Failure to meet minimum capital requirements could have a direct material effect on our financial condition. In particular, failure to maintain the status of “well capitalized” under our regulatory framework could affect our status as a financial holding company and eligibility for a streamlined review process for acquisition proposals. In addition, our failure to maintain the status of “well capitalized” could affect the confidence of our clients in us and could adversely affect our business.

A decrease in the volatility of foreign exchange rates could reduce our foreign exchange trading revenue.

The degree of volatility in foreign exchange rates can affect the amount of our foreign exchange trading revenue. In general, we benefit from currency volatility. Accordingly, our foreign exchange revenue is likely to decrease during times of decreased currency volatility.

Delays in pension reform may adversely affect our revenue growth.

We expect that our business will benefit from worldwide pension reform that creates additional pools of assets that use custody and related services, and investment management services. If the pace of pension reform and resulting programs, including public and private pension schemes, slows down or if pension reform does not occur, then our revenue growth may be adversely affected.

Changes in our ability to sell additional services to our clients and the mix of our business may adversely affect our revenues.

A decline in the pace at which we attract new clients and the pace at which existing and new clients use additional services and assign additional assets to us for management or custody will adversely affect our future results of operations. A decline in the rate at which our clients outsource functions, such as their internal accounting activities, would also adversely affect our results of operations. In addition, changes in our mix of business and the sources of our revenue, including the mix of our U.S. and non-U.S. business, may adversely affect our future results of operations. We generally earn higher margins on our non-U.S. business.

Events that damage our physical facilities or disrupt our operational functions or similarly affect those with whom we do business could adversely affect our results of operations.

Events, including terrorist or military actions and resulting political and social turmoil, could arise that would cause unforeseen damage to our physical facilities or could cause delays or disruptions to operational functions, including information processing and financial market settlement functions. Additionally, our clients, vendors and counterparties could suffer from such events. Should these events affect us, or the clients, vendors or counterparties with whom we conduct business, our results of operations could be adversely affected.

Rapid technological changes in the market for our products and services may cause us to incur increased expenses or hurt us competitively.

Technological change often creates opportunities for product differentiation and reduced costs, as well as the possibility of increased expenses. Developments in the securities processing industry, including shortened settlement cycles and straight-through-processing, will result in changes to existing procedures. Alternative delivery systems have emerged, including the widespread use of the Internet. Our financial performance depends in part on our ability to develop and market new and innovative services, and to adopt or develop new technologies that differentiate our products or provide cost efficiencies.

Rapid technological change in our industry, changes in our ability to access technical and other information from clients, and the significant and ongoing investments required to bring new services to market in a timely fashion at competitive prices could adversely affect our business. The introduction by our competitors of services that could replace or provide lower-cost alternatives to our services would also adversely affect our business.

We may engage in unsuccessful acquisitions and divestitures.

Acquisitions of complementary businesses and technologies, development of strategic alliances and divestitures of portions of our business are an active part of our overall business strategy. Services, technologies, key personnel or businesses of acquired companies may not be effectively assimilated into our business or service offerings and our alliances may not be successful. We may not be able to successfully complete any divestitures on satisfactory terms, if at all. Divestitures may result in a reduction in our total revenues and net income.

If a third party misappropriates our technology or asserts that we have infringed its proprietary rights, we may suffer a competitive disadvantage or be required to spend significant resources.

We use trademark, trade secret, copyright and other proprietary rights procedures to protect our technology, and we have applied for a limited number of patents in connection with certain software programs. Despite these efforts, we cannot be certain that the steps we take to prevent unauthorized use of our proprietary rights are sufficient to prevent misappropriation of our technology, particularly in foreign countries where laws or law enforcement practices may not protect our proprietary rights as fully as in the United States. In addition, we cannot assure you that the courts will adequately enforce contractual arrangements which we have entered into to protect our proprietary technologies. If any of our proprietary information were misappropriated by or otherwise disclosed to our competitors, our competitive position could be adversely affected.

In the event that a third party asserts a claim of infringement of its proprietary rights, obtained through patents or otherwise, against us, we may be required to spend significant resources to defend against such claims, develop a non-infringing program or process, or obtain a license to the infringed process.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, including documents incorporated by reference in the accompanying prospectus, contains forward-looking statements with respect to our financial condition, results of operations, plans, objectives, future performance and business, including, without limitation, statements preceded by, followed by or that include the words “believes,” “expects,” “anticipates,” “estimates” or similar expressions.

These forward-looking statements involve risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to many factors, including:

•
the failure to achieve the cost reductions and economies of scale that we expect to achieve in the integration of the Acquired Business and the loss of clients of the Acquired Business, including DeAM, may affect our ability to achieve the expected financial results from the acquisition of the Acquired Business;

•	the extent of increases or decreases in cross-border investments made by clients or future clients may affect our revenues;

•	changes in the savings rate of individuals that are invested in mutual funds and other collective funds or in defined contribution plans may affect our revenues;

•	fluctuations in worldwide securities market valuations may affect our revenues;

•
changes in markets served, including the growth rate of collective funds worldwide, the pace of debt issuance, outsourcing decisions, and mergers, acquisitions and consolidations among clients and competitors may affect our revenues;

•
global and regional economic factors and changes or potential changes in laws and regulations affecting our business, including volatile currencies, pace of inflation and changes in monetary policy, and social and political instability, could affect our results of operations;

•
legislation may cause changes in the competitive environment in which we operate, which could include, among other things, broadening the scope of activities engaged in by significant competitors, facilitating consolidation of competitors into stronger entities or attracting large and well-capitalized new competitors into our traditional businesses, which may affect our future results;

•
changes in accounting principles generally accepted in the United States and applicable to us, while not having an economic impact on our business, could have a material impact on our reported results of operations and the attainment of the current measures of our financial goals;

•
any occurrence which may limit our access to the funds markets, such as a decline in the confidence of debt purchasers, depositors or counterparties in the funds markets in general or with us in particular, or a downgrade of our debt rating, may affect our future results;

•	failure to meet minimum capital requirements and the status of “well capitalized” under the regulatory framework applicable to us could adversely affect our business;

•	market interest rate levels, the shape of the yield curve and the direction of interest rate changes affect our net interest revenue and securities lending revenue;

•	the degree of volatility in foreign exchange rates can affect the amount of our foreign exchange trading revenue;

•	the pace of pension reform and resulting programs, including public and private pension schemes, may affect the pace of our revenue growth;

•
future prices that we are able to obtain for our products may increase or decrease from current levels depending upon demand for our products, our competitors’ activities and the introduction of new products into the marketplace;

•	the pace at which we attract new clients and at which existing and new clients use additional services and assign additional assets to us for management or custody will affect our future results;

•	changes in business mix, including the mix of U.S. and non-U.S. business, may affect our future results;

•
unforeseen events, including terrorist or military actions and resulting political and social turmoil, could cause damage to our physical facilities or cause delays or disruptions to our operational functions, including information processing and financial market settlement functions;

•	technological change and our ability to develop and market new and innovative services may be more difficult or expensive than anticipated;

•	our ability to effectively assimilate services, technologies, key personnel or businesses of acquired companies may affect our future results; and

•	changes may occur in securities markets which may affect our revenues.

USE OF PROCEEDS

Substantially all of the proceeds received on the closing date of the sale of the SPACES will be used by the underwriters to purchase the underlying pledged treasury strips and treasury portfolio, and we do not expect to receive any additional net proceeds from this offering at such time. We estimate that we will receive gross proceeds of $275.0 million, or $316.25 million if the underwriters’ option to purchase additional SPACES is exercised in full, on November 15, 2005, the fixed-share stock purchase date, or such earlier dates as fixed-share purchase contracts are settled. We estimate that our total expenses in connection with this offering, including underwriting discounts and commissions, will be $10.25 million, or $11.49 million if the underwriters’ option to purchase additional SPACES is exercised in full. We expect to use amounts received upon settlement of the fixed-share purchase contracts for general corporate purposes, which may include investments in the capital of, or extensions of credit to, our subsidiaries, the repayment or refinancing of long-term and short-term debt, acquisitions and other business opportunities. Pending such uses, we may invest the proceeds temporarily in short-term securities.

We estimate that we will receive net aggregate proceeds from our concurrent common stock offering and State Street Capital Trust II’s concurrent offering of capital securities of approximately $     million, or $         million if the underwriters’ over-allotment options in those offerings are exercised in full. We intend to use (1) the net proceeds from those offerings, (2) the proceeds related to the sale of our Corporate Trust business to U.S. Bancorp, which closed on December 31, 2002, and (3) other available funding sources to fund the initial purchase price for the Acquired Business.

We are required by the Federal Reserve Board to maintain specified levels of capital for bank regulatory purposes. Based upon a letter from the staff of the Federal Reserve Board, we believe that the terms of the SPACES, together with the terms of the capital securities that State Street Capital Trust II is concurrently offering under a separate prospectus supplement, will enable us to treat the net proceeds from the offering of the capital securities as Tier 1 capital.

ACCOUNTING TREATMENT

The net proceeds from the sale of the SPACES will be allocated in our financial statements between the underlying variable-share repurchase contract and the underlying fixed-share purchase contract, based on the fair value of each contract.

The present value of the contract payments initially will be charged to stockholders’ equity, with an offsetting credit to liabilities. Subsequent contract payments will be allocated between this liability account and interest expense based on a constant rate calculation over the life of the transactions.

The fixed-share purchase contracts and variable-share repurchase contracts are forward transactions in our common stock. Upon settlement of a fixed-share purchase contract, we will receive $200 pursuant to that contract and will issue the requisite number of shares of our common stock. The $200 we receive will be credited to stockholders’ equity and allocated between our common stock and additional paid-in-capital accounts. Upon settlement of a variable-share repurchase contract, we will receive a number of shares of our common stock based on the variable-share settlement rate or, if then in effect, the fixed variable-share settlement rate. While the number of shares of our common stock outstanding will be decreased accordingly, there will be no adjustment to stockholders’ equity at that time.

Before the issuance of shares of our common stock upon settlement of the fixed-share purchase contracts, the fixed-share purchase contracts will be reflected in our diluted earnings per share calculations using the treasury stock method. Under this method, the number of shares of our common stock used in calculating diluted earnings per share is deemed to be increased by the excess, if any, of the number of shares that would be issued upon settlement of the fixed-share purchase contracts less the number of shares that could be purchased by us in the market, at the average market price during the period, using the proceeds receivable upon settlement. Consequently, we anticipate that there will be some dilutive effect on our earnings per share during periods when the average market price of our common stock is above $             , but no dilutive effect on our earnings per share during periods when the average price is below $             . Before our receipt of shares of our common stock upon settlement of the variable-share repurchase contracts, the variable-share repurchase contracts will not be reflected in our earnings per share calculations, as the result would be anti-dilutive.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

Our common stock is listed and traded on the New York Stock Exchange under the symbol “STT.” The following table sets forth, for the periods indicated, (i) the high and low sales prices per share of our common stock as reported on the New York Stock Exchange and (ii) the amount of per-share dividends declared on our common stock.

Period	High	Low	Dividends
2001:
First Quarter	$64.39	$38.76	$0.095
Second Quarter	$57.87	$43.95	$0.10
Third Quarter	$54.98	$36.25	$0.10
Fourth Quarter	$54.78	$41.84	$0.11

2002:
First Quarter	$58.35	$48.13	$0.11
Second Quarter	$55.68	$41.26	$0.12
Third Quarter	$45.19	$34.86	$0.12
Fourth Quarter	$47.47	$32.11	$0.13

The last reported sale price of our common stock on the New York Stock Exchange was $40.19 per share on January 9, 2003. On December 31, 2002, there were approximately 5,454 holders of record of our common stock.

We have increased our quarterly dividend twice each year since 1978. We intend to continue the payment of dividends, although future dividend payments will depend upon our level of earnings, financial requirements and other relevant factors, including dividend restrictions contained in our debt instruments.

CAPITALIZATION

The following table sets forth, as of December 31, 2002:

•	the actual consolidated capitalization of State Street and our subsidiaries; and

•
the actual consolidated capitalization of State Street and our subsidiaries as adjusted to give effect to this offering of SPACES (assuming no exercise of the underwriters’ over-allotment option), as if such transaction had occurred on December 31, 2002; and

•
the actual consolidated capitalization of State Street and our subsidiaries as adjusted to give effect to (1) this offering of SPACES (assuming no exercise of the underwriters’ over-allotment option), (2) the anticipated issuance of $ 275,000,000 aggregate liquidation amount of capital securities in the concurrent capital securities offering (assuming no exercise of the underwriters’ over-allotment option) and (3) the anticipated issuance of 6,220,000 shares of common stock in the concurrent common stock offering (assuming no exercise of the underwriters’ over-allotment option), as if such transactions had occurred on December 31, 2002.

The following table assumes an initial price to public in our concurrent offering of common stock of $40.19 per share, the last reported sale price of our common stock on the New York Stock Exchange on January 9, 2003, and net proceeds from such offering (after deducting underwriting discounts and commissions and estimated fees and expenses) of $236.1 million.

	Actual	As Adjusted for this Offering		As Adjusted for this Offering and the Concurrent Offerings
	(in millions)
Long-Term Debt:
Capital Securities:
Floating Rate Medium Term Capital Securities-due 2008	$—	$—		$275
8.035% Capital Securities B due 2027	330	330		330
7.94% Capital Securities A due 2026	216	216		216
Floating Rate Capital Trust I due 2028	149	149		149
7.65% Subordinated notes due 2010	309	309		309
7.35% Notes due 2026	150	150		150
5.95% Notes due 2003	100	100		100
9.50% Mortgage note due 2009	15	15		15
7.75% Convertible subordinated debentures due 2008	—	—		—

Total Long-Term Debt	1,269	1,269		1,544

Stockholders’ Equity:
Common Stock	330	330		336
Surplus	104	56	(1)	286	(2)
Retained earnings	4,472	4,472		4,472
Other unrealized comprehensive income	106	106		106
Treasury stock, at cost	(225)	(225)		(225)

Total Stockholders’ Equity	4,787	4,739		4,975

Total Capitalization	$6,056	$6,008		$6,519

(1)
The decrease in surplus represents the present value of the estimated contract fees payable in respect of SPACES, at an assumed discount rate of 3.5%, and the issuance costs less uninvested proceeds from this offering of SPACES.

(2)	The increase in surplus represents the allocation of the remaining net proceeds of our concurrent common stock offering, after the allocation to common stock at par value.

SUPPLEMENTAL CONSOLIDATED STATEMENT OF INCOME DATA
(Unaudited)

We prepare our consolidated statement of income as presented in “Prospectus Supplement Summary—Summary Consolidated Financial Information” in accordance with accounting principles generally accepted in the United States (GAAP). That financial information includes significant, non-recurring, non-operating special items and reports goodwill amortization expense in accordance with accounting practice applicable for those periods presented.

In order to provide information on a comparable basis from period to period and assist stockholders, analysts, other external parties and management in analyzing the financial results and trends of our ongoing businesses and operations, we also present our financial results on an “Operating Results” basis. We believe that such non-GAAP financial information assists investors and others by providing them financial information in a format that provides comparable financial trends of recurring business activities. Operating Results are based on GAAP results adjusted for three types of financial activity:

(1)	Operating Results exclude the results of certain significant transactions not representative of ongoing operations.

(2)	Operating Results include fully taxable equivalent adjustments that increase net interest revenue to reflect investment yield on tax-free investments on an equivalent basis with taxable investments.

(3)	Operating Results exclude goodwill amortization expense from operating expenses in 2001 and prior years, to be consistent with GAAP accounting required beginning in 2002.

The table set forth below contains our selected consolidated Operating Results for the periods presented.

	Years Ended December 31,
	1997	1998	1999	2000	2001	2002
	(Dollars in millions, except per share data)
Fee Revenue:
Servicing fees	$861	$1,043	$1,189	$1,447	$1,648	$1,716
Management fees	391	480	600	584	516	526
Foreign exchange trading	245	289	306	387	368	300
Brokerage fees	25	36	67	95	89	124
Loss on invesment in Bridge Information Systems, Inc.	—	—	—	—	—	—
Processing fees and other	149	160	159	177	198	184

Total fee revenue	1,671	2,008	2,321	2,690	2,819	2,850
Net interest revenue:
Interest revenue	1,755	2,237	2,437	3,256	2,855	1,974
Interest expense	1,114	1,492	1,656	2,362	1,830	995

	641	745	781	894	1,025	979
Taxable-equivalent adjustment	44	40	40	65	67	61

Net interest revenue	685	785	821	959	1,092	1,040
Provision for loan losses	16	17	14	9	10	4

Net interest revenue after provision for loan losses (taxable-equivalent basis)	669	768	807	950	1,082	1,036

Gains on the sales of available-for-sale investment securities, net	2	10	12	2	43	76
Gain on the sale of corporate trust business, net of exit and other associated costs	—	—	—	—	—	—
Gain on the sale of commercial banking business, net of exit and other associated costs	—	—	—	—	—	—

Total revenue	2,342	2,786	3,140	3,642	3,944	3,962
(continued on following page)

	Years Ended December 31,
	1997	1998	1999	2000	2001	2002
	(Dollars in millions, except per share data)

Operating Expenses:
Salaries and employee benefits	973	1,175	1,313	1,524	1,663	1,670
Information systems and communications	185	241	287	305	365	373
Transaction processing services	184	196	237	268	247	246
Occupancy	132	164	188	201	229	246
Other	252	301	317	356	355	306

Total operating expenses	1,726	2,077	2,342	2,654	2,859	2,841

Income before income taxes	616	709	798	988	1,085	1,121
Income taxes	186	225	259	317	331	341
Taxable-equivalent adjustment	44	40	40	65	67	61

Net Income	$386	$444	$499	$606	$687	$719

Average Shares Outstanding:(a) (in thousands)
Basic	321,323	321,873	321,320	321,678	325,030	323,520
Diluted	327,577	327,854	327,503	328,088	330,492	327,477

Cash dividends declared per share(a)	$0.22	$0.26	$0.30	$0.345	$0.405	$0.48

(a)	Share data restated for 2-for-1 stock split in 2001.

The following non-GAAP adjustments applicable to the periods presented are necessary to reconcile the consolidated statement of income prepared in accordance with GAAP to the selected consolidated Operating Results presented in the table above:

(1)
Operating Results include a fully taxable-equivalent adjustment. This is a method of presentation in which interest income on tax-exempt securities is adjusted to present the earnings performance on a basis equivalent to interest earned on fully-taxable securities with a corresponding charge to income tax expense. The adjustment is computed using a federal income tax rate of 35%, adjusted for applicable state income taxes, net of the related federal tax benefit.

(2)
Operating Results exclude the gain on the sale of the commercial banking business and a one-time charge on sales of securities related to the repositioning of the investment portfolio. This gain was $282 million after deductions for exit and other associated costs of $68 million. The one-time charge for the portfolio repositioning was $57 million. The after-tax gain of these combined items was $130 million after tax or $.40 in diluted earnings per share. These transactions were recorded in October and December 1999.

(3)
Operating Results exclude the write-off of our total investment in Bridge Information Systems, Inc. of $50 million. The after-tax loss was $33 million, or $.10 in diluted earnings per share. This write-off was recorded in March 2001.

(4)
Operating Results exclude the gain on the sale of our corporate trust business. This gain was $495 million after deductions for exit and other associated costs of $155 million. The after-tax gain was $296 million, or $.90 in diluted earnings per share. This gain was recorded in December 2002.

(5)
Operating Results for each of the five years ended December 31, 2001 exclude goodwill amortization expense, as follows: 2001—expense of $38 million, equal to $26 million, or $.08 per diluted share after tax; 2000—expense of $17 million, equal to $11 million, or $.04 per diluted share after tax; 1999—expense of $15 million, equal to $10 million, or $.03 per diluted share after tax; 1998—expense of $12 million, equal to $8 million, or $.03 per diluted share after tax; and 1997—expense of $8 million, equal to $6 million, or $.02 per diluted share after tax.

DESCRIPTION OF THE SECURITIES

We summarize below the principal terms of the SPACES, separate PACES and separate VSRCs. The following description is not complete, and we refer you to the agreements that will govern your rights as a holder of SPACES, separate PACES or separate VSRCs. See “Where You Can Find More Information” in the accompanying prospectus. In addition, to the extent that the following description is not consistent with the descriptions contained in the accompanying prospectus under “Description of Stock Purchase Contracts and Stock Purchase Units,” you should rely on the following description.

Overview

Each SPACES will have a stated amount of $200 and initially will consist of and represent:

(1)	a PACES, which will have a stated amount of $200 and will consist of and represent

(a)	a fixed-share purchase contract pursuant to which

•	you will agree to purchase, and we will agree to sell, for $200, shares of our common stock on November 15, 2005, which we refer to as the fixed-share stock purchase date, and

•	we will pay you quarterly contract payments at the annual rate of % of the $200 stated amount, subject to our right to defer such payments as specified below,

(b)
an ownership interest in a zero-coupon U.S. treasury strip that will mature on the fixed-share stock purchase date with a principal amount of $1,000, which we refer to as the pledged treasury strip, and

(c)
an ownership interest in a portfolio of zero-coupon U.S. treasury strips that will mature on a quarterly basis through the fixed-share stock purchase date, each with a principal amount of $1,000, which we refer to as the treasury portfolio; and

(2)	a variable-share repurchase contract pursuant to which

•
you will agree to deliver to us shares of our common stock on February 15, 2006, which we refer to as the variable-share stock purchase date, the number of which will be determined by the variable-share settlement rate described below based on the average trading price of our common stock for a period preceding the variable-share stock purchase date, and

•	we will pay you quarterly contract payments at the annual rate of % of the $200 stated amount, subject to our right to defer such payments as specified below.

Because treasury strips can be purchased only in integral multiples of $1,000 principal amount, each PACES will evidence a fractional ownership interest in the pledged treasury strip and a fractional ownership interest in the treasury portfolio. Your ownership interest in the pledged treasury strip included in each PACES will be pledged to the collateral agent for our benefit to secure your obligations under the related fixed-share purchase contract. Unless you elect to settle the fixed-share purchase contract early in the manner described below, principal of the pledged treasury strip, when paid at maturity, automatically will be applied to satisfy in full your obligation to purchase shares of our common stock under the fixed-share purchase contract. For so long as a fixed-share purchase contract remains in effect, the fixed-share purchase contract, the ownership interest in the pledged treasury strip securing it and the ownership interest in the related treasury portfolio will not be separable and may be transferred only as an integrated security.

The PACES included in each SPACES will be owned by you but, to the extent of your right to purchase shares of our common stock under the fixed-share purchase contract, initially will be pledged to the collateral agent for our benefit to secure your obligations under the related variable-share repurchase contract. You may elect, at any time not later than 10:00 a.m., New York City time, on the third business day before the fixed-share stock purchase date, to substitute a pledge of         shares of our common stock per variable-share repurchase contract, which we refer to as the “pledged common stock,” for the pledged PACES, thereby creating separate PACES and separate VSRCs. A separate VSRC will consist of a variable-share repurchase contract and the pledged common stock. For so long as a variable-share repurchase contract remains in effect (whether as a component of SPACES or as a component of a separate VSRC), except to substitute collateral in this manner, the variable-share repurchase contract and the pledged collateral securing it may not be separated and may be transferred only as an integrated security. Even if you do not elect to substitute collateral in this manner, upon settlement of the fixed-share purchase contract (whether on or prior to the fixed-share stock purchase date),         of the shares of our common stock that you are entitled to purchase per fixed-share purchase contract automatically will be pledged to the collateral agent for our benefit to secure your continuing obligation under the related variable-share repurchase contract, the related SPACES will cease to exist and you will thereafter hold a separate VSRC.

In addition to the foregoing methods by which separate PACES and separate VSRCs may be created, you may purchase separate PACES and separate VSRCs in this offering.

As a beneficial owner of SPACES, separate PACES or separate VSRCs, which we refer to collectively as the “securities,” you will be deemed to have:

•
irrevocably agreed to be bound by the terms of the purchase contract agreement, the pledge agreement and the applicable contract or contracts for so long as you remain a beneficial owner of any of such securities; and

•
appointed the purchase contract agent under the purchase contract agreement as your agent and attorney-in-fact to enter into and perform the applicable contract or contracts and pledge agreement on your behalf and in your name.

In addition, as a beneficial owner of SPACES or separate PACES, you will be deemed by your acceptance of such securities to have agreed, for all tax purposes, to treat yourself as the owner of the related treasury securities. The treasury securities will be obligations of the United States Government and not of ours.

We will enter into:

•
a purchase contract agreement with Bank One Trust Company, N.A., as purchase contract agent, governing the appointment of the purchase contract agent as the agent and attorney-in-fact for the holders of the securities, the transfer, exchange or replacement of certificates representing the securities and certain other matters relating to the securities; and

•
a pledge agreement with Bank One Trust Company, N.A., as collateral agent, custodial agent and securities intermediary, creating a pledge and security interest for our benefit to secure the obligations of holders of securities.

Splitting Apart and Re-creating SPACES

At your option, you may split apart SPACES into separate PACES and separate VSRCs by substituting         shares of our common stock per variable-share repurchase contract for the PACES pledged to secure your obligation under the related variable-share repurchase contract. As a result of splitting apart a SPACES, you will thereafter hold a separate PACES and a separate VSRC.

A holder of separate PACES and separate VSRCs may re-create SPACES by substituting PACES for the pledged common stock underlying the separate VSRCs.

Current Payments

If you hold SPACES, you will be entitled to receive quarterly payments on the underlying PACES and variable-share repurchase contract. If you hold separate PACES or separate VSRCs, you will be entitled to receive only quarterly payments applicable to those securities.

Payments on the PACES (whether held as a component of SPACES or as separate PACES) will consist of:

•	quarterly contract payments on the fixed-share purchase contract payable by us at the annual rate of % of the stated amount of $200, including on the fixed-share stock purchase date, and

•	quarterly payments of $ on the treasury portfolio payable by the United States Government (equivalent to an annual rate of % of the stated amount of $200 per PACES).

Payments on the variable-share repurchase contract will consist of quarterly contract payments at the annual rate of         % of the stated amount of $200, including on the variable-share stock purchase date.

If you hold SPACES, upon settlement of the fixed-share purchase contract (except merger early settlement), you will thereafter receive only the quarterly contract payments payable by us with respect to the related variable-share repurchase contract and any remaining quarterly payments on the treasury portfolio.

We may, at our option or at the direction of the Federal Reserve Board, defer the contract payments on the contracts until no later than the fixed-share stock purchase date or the variable-share stock purchase date, as applicable, as described below. If any of these payments are deferred, to the extent permitted by applicable law, we will accrue additional contract payments on the deferred amounts at the annual rate of         %, compounded quarterly, until paid.

Contract payments on the contracts will be computed (1) for any full quarterly period on the basis of a 360-day year of twelve 30-day months, (2) for any period shorter than a full quarterly period, on the basis of a 30-day month, and (3) for periods of less than a month, on the basis of the actual number of days elapsed per 30-day month. Contract payments will accrue from the date of original issuance of the securities and will be payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, commencing May 15, 2003. The contract payment payable by us pursuant to the fixed-share purchase contract on the first quarterly payment date will be adjusted so that the aggregate of the contract payment and the distribution on the treasury portfolio payable on such quarterly payment date will be paid at the annual rate of         % of the stated amount of $200 accruing from the issuance date of the securities. If the contracts are terminated upon the occurrence of specified events of bankruptcy, insolvency or reorganization with respect to us, you will thereafter have no right to receive any accrued or deferred contract payments. In addition, if you elect to early settle the fixed-share purchase contract (except in the event you exercise your cash merger early settlement right), you will thereafter have no right to receive any accrued or deferred contract payments on the fixed-share purchase contract.

Our obligations with respect to contract payments will be subordinate and junior in right of payment to all senior debt (as defined below) to the extent provided in the purchase contract agreement. If we make any payment or distribution of our assets upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with any insolvency or bankruptcy proceeding, the holders of senior debt will first be entitled to receive payment in full of principal of and premium and interest, if any, on such senior debt before the holders of the securities will be entitled to receive or retain any contract payment. However, holders of senior debt will not be entitled to receive payment of any such amounts if the subordination provisions of such senior debt would require holders to pay such amounts over to the obligees on trade accounts payable or other liabilities arising in the ordinary course of our business.

No contract payments may be made if there shall have occurred and be continuing a default in any payment with respect to senior debt or an event of default with respect to any senior debt resulting in the acceleration of the maturity thereof, or if any judicial proceedings are pending with respect to any such default.

Debt means, with respect to any person, whether recourse is to all or a portion of the assets of such person and whether or not contingent:

•	every obligation of such person for money borrowed;

•	every obligation of such person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses;

•	every reimbursement obligation of such person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such person;

•
every obligation of such person issued or assumed as the deferred purchase price of property or services other than trade accounts payable or accrued liabilities arising in the ordinary course of business;

•	every capital lease obligation of such person;

•	every obligation of such person for claims in respect of derivative products such as interest and foreign exchange rate contracts, commodity forward contracts and similar arrangements; and

•
every obligation of the type referred to above of another person and all dividends of another person the payment of which, in either case, such person has guaranteed or is responsible or liable for, directly or indirectly, as obligor or otherwise.

Senior debt means the principal of and premium and interest, if any, including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to us whether or not such claim for post-petition interest is allowed in such proceeding, on our debt, whether incurred on or prior to the date of issuance of the securities or thereafter incurred, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are not superior in right of payment to the contract payments or to other debt that is equal or subordinated to the contract payments, other than:

•	any debt of ours which when incurred and without respect to any election under Section 1111(b) of the United States Bankruptcy Code, as amended, was without recourse to us;

•	any debt of ours to any of our subsidiaries, other than subsidiaries that are banks or bank holding companies as defined in the Bank Holding Company Act of 1956, as amended;

•	any debt to any of our employees;

•
any debt which by its terms is subordinated to trade accounts payable or accrued liabilities arising in the ordinary course of business to the extent that payments made to the holders of such debt by the holders of the securities as a result of the subordination provisions of the contracts would be greater than such payments otherwise would have been as a result of any obligation of such holders of such debt to pay amounts over to the obligees on such trade accounts payable or accrued liabilities arising in the ordinary course of business as a result of subordination provisions to which such debt is subject;

•	any debt securities issued pursuant to our junior subordinated indenture described in the accompanying prospectus.

The purchase contract agreement places no limitation on the amount of senior debt that we may incur. At December 31, 2002, our senior debt aggregated approximately $946.0 million. We expect from time to time to incur additional indebtedness and other obligations constituting senior debt.

We have represented and warranted in the purchase contract agreement that, as of the date of issuance of the securities, we are not obligated in respect of any debt for borrowed money from:

•	any subsidiary that is not a bank or bank holding company as defined in the Bank Holding Company Act of 1956, as amended; or

•	any of our employees,

except, in each case, (i) in respect of debt on which we will defer payments of principal, interest and premium to the same extent that we defer contract payments on the securities; or (ii) in respect of debt incurred in the ordinary course of business.

We have covenanted in the purchase contract agreement that:

•
except in the ordinary course of business, we will not incur debt for borrowed money from any subsidiary that is not a bank or bank holding company as defined in the Bank Holding Company Act of 1956, as amended, unless, under the terms of such debt, we defer payments of principal, interest and premium, if any, in respect of such debt to the same extent that we defer contract payments on the securities; and

•
except in the ordinary course of business, we will not incur debt for borrowed money from any of our employees, unless, under the terms of such debt, we defer payments of principal, interest and premium, if any, in respect of such debt to the same extent that we defer contract payments on the securities.

Contract payments and payments on the treasury portfolio, as applicable, will be payable to the holders of securities as they are registered on the books and records of the purchase contract agent on the relevant record dates. So long as the securities remain in book-entry only form, the record date will be the business day prior to the relevant payment dates. Contract payments and payments on the treasury portfolio will be paid through the purchase contract agent, who will hold amounts received in respect of the contract payments and the treasury portfolio for the benefit of the holders of the contracts. Subject to any applicable laws and regulations, each payment will be made as described under “—Book-Entry System” below. If the securities do not remain in book-entry only form, the relevant record dates will be the 15th calendar day prior to the relevant payment dates. If any date on which these payments and distributions are to be made is not a business day, then amounts payable on that date will be made on the next day that is a business day (and so long as the payment is made on the next business day, without any interest or other payment on account of any such delay); however, if such business day is in the next calendar year, payment will be made on the prior business day, in each case with the same force and effect as if made on the payment date.

Option to Defer Contract Payments

We may, at our option or at the direction of the Federal Reserve Board, defer, upon prior written notice to the holders of securities and the purchase contract agent, payment of all or part of the contract payments on the related contracts until no later than the fixed-share stock purchase date or the variable-share stock purchase date, as applicable. However, to the extent permitted by applicable law, deferred contract payments will accrue additional contract payments at the rate of     % per year, compounding quarterly, until paid. If the contracts are terminated upon the occurrence of specified events of bankruptcy, insolvency or reorganization with respect to us, or if you elect to settle the fixed-share purchase contract prior to the fixed-share stock purchase date (except in the case of a merger early settlement), your right to receive contract payments and deferred contract payments will also terminate.

If we elect or are directed by the Federal Reserve Board to defer the payment of contract payments until the fixed-share stock purchase date or the variable-share stock purchase date, as applicable, then we will pay the deferred contract payments in either shares of our common stock or unsecured notes, in our sole discretion. If we elect to pay deferred contract payments in shares of our common stock, the number of shares of our common stock that you will be entitled to receive will be equal to (a) the aggregate amount of deferred contract payments payable to you divided by (b) the greater of (i) the applicable market value of our common stock as of the fixed-share stock purchase date or the variable-share stock purchase date, as applicable, and (ii) $                                    . Because the stock price used to calculate the number of shares you are entitled to receive may be greater than the applicable market value of our common stock, the market value of the shares of common stock you may receive in lieu of deferred contract payments may be less than the amount of such deferred contract payments. If we elect to pay deferred contract payments in unsecured notes, the notes you will receive will (1) have a principal amount equal to the aggregate amount of deferred contract payments payable to you, (2) mature two years from the fixed-share stock purchase date or the variable-share stock purchase date, as applicable, (3) bear interest at an annual rate equal to our then market rate of interest (not to exceed 10%), as determined by a nationally recognized investment banking firm selected by us, (4) be subordinate and rank junior in right of payment to all of our senior debt on the same basis as the contract payments, and (5) will not be redeemable by us prior to their stated maturity. The notes will be issued under our junior subordinated indenture described in the accompanying prospectus.

We will not issue any fractional shares of our common stock with respect to the payment of deferred contract payments on the fixed-share stock purchase date or the variable-share stock purchase date. In lieu of fractional shares otherwise issuable with respect to such payment of deferred contract payments, you will be entitled to receive an amount in cash equal to the fraction of a share, calculated on an aggregate basis with respect to all such payments you are entitled to receive, multiplied by the applicable market value of our common stock as of the fixed-share stock purchase date or the variable-share stock purchase date, as applicable.

As used in this prospectus supplement, the “applicable market value” of our common stock as of a specified date is the average of the closing price per share of our common stock on each of the 20 consecutive trading days ending on the third trading day immediately preceding that date.

If we elect or are directed by the Federal Reserve Board to defer the payment of contract payments, then until the deferred contract payments have been paid, we will not declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any shares of our capital stock, other than:

•
repurchases, redemptions or other acquisitions of shares of our capital stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants, in connection with a dividend reinvestment or stockholder stock purchase plan or in connection with the issuance of our capital stock, or securities convertible into or exercisable for such capital stock, as consideration in an acquisition transaction entered into prior to the deferral of contract payments;

•
as a result of an exchange or conversion of any class or series of our capital stock for any capital stock of our subsidiaries or for any class or series of our capital stock, or of any class or series of our indebtedness for any class or series of our capital stock;

•	the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged;

•
any declaration of a dividend in connection with any rights plan, or the issuance of rights, stock or other property under any rights plan, or the redemption or repurchase of rights pursuant thereto; or

•
any dividend in the form of stock, warrants, options or other rights where the dividend stock or stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equally with or junior to such stock.

We will not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by us that rank equally in all respects with or junior in right of payment to the contract payments.

The Settlement Rates

Each fixed-share purchase contract underlying a SPACES or separate PACES, unless earlier terminated, or earlier settled at your option as described below, will obligate you to purchase, and us to sell, for $200,       shares of our common stock on the fixed-share stock purchase date. We refer to the number of shares you are obligated to purchase as the fixed-share settlement rate, and the fixed-share settlement rate is subject to adjustment under certain circumstances as described under “—Anti-dilution Adjustments” below.

Each variable-share repurchase contract held as a component of SPACES or held as a component of a separate VSRC, unless earlier terminated, or earlier settled at your option as described below, will obligate you to deliver to us on the variable-share stock purchase date a number of shares of our common stock equal to the variable-share settlement rate.

The variable-share settlement rate on the variable-share stock purchase date, subject to adjustment under certain circumstances as described under “—Anti-dilution Adjustments” below, will be as follows:

•
If the “applicable market value” of our common stock, which is the average of the closing price per share of our common stock on each of the 20 consecutive trading days ending on the third trading day immediately preceding the variable-share stock purchase date, is equal to or greater than the threshold appreciation price of $            , which is         % above $            , the settlement rate will be        shares of our common stock per variable-share repurchase contract. If the market price for our common stock increases to an amount that is greater than $         on the variable-share stock purchase date, the aggregate market value of the shares of common stock issued upon settlement of the fixed-share purchase contract less the shares delivered to us upon settlement of the related variable-share repurchase contract, assuming that this market value is the same as the applicable market value of our common stock, will be greater than $200, and if the market price equals $            , the aggregate market value of those shares, assuming that this market value is the same as the applicable market value of our common stock, will equal $200.

•
If the applicable market value of our common stock is less than $             but greater than $            , the settlement rate will be equal to (i) $200 divided by $            minus (ii) $200 divided by the applicable market value of our common stock. If the market price for our common stock increases but that market price is less than $             on the variable-share stock purchase date, the aggregate market value of the shares of common stock issued upon settlement of the fixed-share purchase contract less the shares delivered to us upon settlement of the related variable-share repurchase contract, assuming that this market value is the same as the applicable market value of our common stock, will equal $200.

•
If the applicable market value of our common stock is less than or equal to $            , the settlement rate will be zero shares of our common stock per variable-share repurchase contract. If the market price for our common stock decreases to an amount that is less than $             on the variable-share stock purchase date, the aggregate market value of the shares of common stock issued upon settlement of the fixed-share purchase contract, assuming that this market value is the same as the applicable market value of our common stock, will be less than $200, and if the market price equals $            , the aggregate market value of those shares, assuming that this market value is the same as the applicable market value of our common stock, will equal $200.

Prior to the variable-share stock purchase date, we may, at our option, fix the variable-share settlement rate according to a formula based on the Black-Scholes option pricing model, as described in “—Option to Fix the Variable-Share Settlement Rate” below.

For purposes of determining the applicable market value for our common stock, the closing price of our common stock on any date of determination means the closing sale price or, if no closing sale price is reported, the last reported sale price of our common stock on the New York Stock Exchange on that date. If our common stock is not listed for trading on the New York Stock Exchange on any date, the closing price of our common stock on any date of determination means the closing sale price as reported in the composite transactions for the principal U.S. securities exchange on which our common stock is listed, or if our common stock is not so listed on a U.S. securities exchange, as reported by the Nasdaq stock market, or, if our common stock is not so reported, the last quoted bid price for our common stock in the over-the-counter market as reported by the National Quotation Bureau or similar organization or, if that bid price is not available, the market value of our common stock on that date as determined by a nationally recognized independent investment banking firm retained by us for this purpose.

A trading day is a day on which our common stock (1) is not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business and (2) has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of our common stock by the close of business on such day.

Option to Fix the Variable-Share Settlement Rate

At any time prior to December 31, 2005, we may elect to fix the variable-share settlement rate. If we elect to fix the variable-share settlement rate, we must provide written notice to the purchase contract agent setting forth our intention to fix the variable-share settlement rate in accordance with the formula specified in the purchase contract agreement. The formula provides that the fixed variable-share settlement rate will equal (1) the then current value of the variable-share repurchase contract divided by (2) our stock price. The value of the variable-share repurchase contract will be computed as (a) the value of         call options, each with an exercise price of                   , minus (b) the value of         call options, each with an exercise price of             , in each case as determined using the Black-Scholes option pricing formula for European call options with a proportional dividend and subject to adjustment under certain circumstances as described under “—Anti-dilution Adjustments” below. This Black-Scholes valuation will be a function of several variables, including:

•
our stock price, calculated as the average closing price per share of our common stock during the 20 consecutive trading day period commencing the third trading day following the date of our notice to the purchase contract agent;

•
our dividend yield, calculated as (1) our last reported regular quarterly dividend multiplied by four, divided by (2) the average closing price per share of our common stock during the 20 consecutive trading day period commencing the third trading day following the date of our notice to the purchase contract agent;

•	the remaining maturity of the variable-share repurchase contract as of the last trading day in the 20 consecutive trading day period used to determine our stock price;

•
the “risk-free rate,” defined as the yield to maturity on the treasury security maturing on February 15, 2006 (CUSIP No. 912827W81), as of the last trading day in the 20 consecutive trading day period used to determine our stock price; and

•
the annual volatility of our stock, calculated as the annualized unbiased standard deviation of the logarithmic daily returns on our common stock over the 260 consecutive trading day period ending on the trading day immediately preceding the date of our initial notice to the purchase contract agent.

In no event will the fixed variable-share settlement rate be greater than              shares of our common stock, subject to adjustment under certain circumstances as described under “—Anti-dilution Adjustments” below. We will be required, on the business day following the expiration of the 20 consecutive trading day period used to determine our stock price, to provide written notice to the purchase contract agent setting forth our calculation of the fixed variable-share settlement rate. The fixed variable-share settlement rate will become effective at the opening of business two business days after the close of the 20 consecutive trading day period.

Settlement

Settlement of the contracts will occur on the fixed-share stock purchase date or the variable-share stock purchase date, as applicable, unless:

•
in the case of fixed-share purchase contracts, you have settled the fixed-share purchase contract prior to the fixed-share stock purchase date through the delivery of cash to the purchase contract agent in the manner described in “—Early Settlement of the Fixed-Share Purchase Contracts” below;

•
in the case of variable-share repurchase contracts, you have settled the variable-share repurchase contract prior to the variable-share stock purchase date in the manner described in “—Early Settlement of the Variable-Share Repurchase Contracts” below;

•
we are involved in a merger, acquisition or consolidation prior to the fixed-share stock purchase date or the variable-share stock purchase date, as applicable, in which at least 30% of the consideration for our common stock consists of cash or cash equivalents and you have settled the contracts through a merger early settlement as described in “—Early Settlement Upon Cash Merger” below; or

•	an event described under “—Termination of Contracts” below has occurred.

The settlement of the contracts on the fixed-share stock purchase date or the variable-share stock purchase date, as applicable, will occur as follows:

•
In the case of the fixed-share purchase contracts, the principal payments on the pledged treasury strips, which are also due on the fixed-share stock purchase date, automatically will be applied to satisfy in full your obligation to purchase our common stock under the fixed-share purchase contracts. If you hold PACES as a component of SPACES, upon such satisfaction, a portion of the shares of our common stock which you are then entitled to receive automatically will be pledged to the collateral agent for our benefit to secure your continuing obligation under the related variable-share repurchase contracts. The number of shares pledged will equal             shares per variable-share repurchase contract. The shares of our common stock not pledged will be delivered to you or your designee upon presentation and surrender of the certificate evidencing the SPACES, if the SPACES are held in certificated form, and payment by you of any transfer or similar taxes payable in connection with the issuance of our common stock to any person other than you. If the SPACES were held in certificated form, and the circumstances so require, you or your designee will receive a new certificate or certificates evidencing the remaining separate VSRCs.

•
In the case of the variable-share repurchase contracts, the pledged common stock automatically will be applied to satisfy in full your obligation to deliver to us shares of our common stock under the variable-share repurchase contracts. Any remaining shares will then be transferred to you or your designee upon presentation and surrender of the certificate or certificates evidencing the separate VSRCs, if the separate VSRCs are held in certificated form, and payment by you of any transfer or similar taxes payable in connection with the transfer of our common stock to any person other than you.

Prior to the date on which shares of our common stock are issued in settlement of the fixed-share purchase contracts, our common stock underlying the fixed-share purchase contracts will not be deemed to be outstanding for any purpose and you will have no rights with respect to such common stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on our common stock, by virtue of holding the fixed-share purchase contracts. With respect to the pledged common stock, holders of separate VSRCs will be entitled through the purchase contract agent and the collateral agent to all of the rights of a holder of shares of our common stock.

No fractional shares of our common stock will be issued by us pursuant to the fixed-share purchase contracts or deliverable by holders pursuant to the variable-share repurchase contracts. In lieu of fractional shares otherwise issuable by us pursuant to fixed-shared purchase contracts, you will be entitled to receive an amount in cash equal to the fraction of a share, calculated on an aggregate basis in respect of the contracts you are settling, multiplied by the applicable market value of our common stock. In lieu of fractional shares otherwise deliverable to us by a holder pursuant to variable-share repurchase contracts, we will be entitled to receive cash equal to the fraction of a share, calculated on an aggregate basis in respect of the contracts being settled by each holder, multiplied by the applicable market value of our common stock. If necessary, the collateral agent will be instructed to sell a portion of the pledged common stock to fund this cash delivery requirement.

Early Settlement of the Fixed-Share Purchase Contracts

At any time not later than 10:00 a.m., New York City time, on the third business day immediately prior to November 15, 2005, a holder of PACES (whether held as a component of SPACES or as a separate PACES) may settle the related fixed-share purchase contracts by delivering to the purchase contract agent immediately available funds in an amount equal to $200 multiplied by the number of fixed-share purchase contracts being settled. Holders may settle the fixed-share purchase contracts early only in integral multiples of five related PACES.

No later than the third business day after an early settlement, the following will occur:

•
for each fixed-share purchase contract being settled, the holder will be entitled to receive a number of shares of our common stock equal to the fixed-share early settlement rate as described below, subject to adjustment under the circumstances described under “—Anti-dilution Adjustments” below;

•
if the PACES were held as components of SPACES, from the shares of our common stock that the holder is entitled to receive as described above,            shares per variable-share repurchase contract automatically will be pledged to the collateral agent for our benefit to secure the holder’s continuing obligations under the related variable-share repurchase contracts, subject to adjustment under the circumstances described under “—Anti-dilution Adjustments” below;

•	the holder’s right to receive future contract payments and any deferred contract payments on the fixed-share purchase contracts being settled will terminate; and

•
the collateral agent will release from our security interest the pledged treasury strips pledged as collateral for the fixed-share purchase contracts being settled and will deliver those pledged treasury strips to the purchase contract agent. The purchase contract agent will in turn deliver the pledged treasury strips to the holder. The purchase contract agent will distribute to you any remaining treasury strips in the related treasury portfolio that are in integral multiples of $1,000 principal amount, but will retain the remainder of such treasury strips and distribute to you the proceeds of such strips as they mature. If you elect to early settle the fixed-share purchase contracts in other than integral multiples of      related PACES, the purchase contract agent will be required to retain all or a portion of the remaining treasury strips in the related treasury portfolio and distribute the proceeds to you as such strips mature.

The fixed-share early settlement rate shall be equal to the percentage of the fixed-share settlement rate for the date on which you settle, as specified below:

Date of Early Settlement	Percentage of Fixed-Share Settlement Rate
Prior to May 15, 2003	90.0%
On or after May 15, 2003 but prior to August 15, 2003	90.5%
On or after August 15, 2003 but prior to November 15, 2003	91.0%
On or after November 15, 2003 but prior to February 15, 2004	91.5%
On or after February 15, 2004 but prior to May 15, 2004	92.0%
On or after May 15, 2004 but prior to August 15, 2004	92.5%
On or after August 15, 2004 but prior to November 15, 2004	93.0%
On or after November 15, 2004 but prior to February 15, 2005	93.5%
On or after February 15, 2005 but prior to May 15, 2005	94.0%
On or after May 15, 2005 but prior to August 15, 2005	94.5%
On or after August 15, 2005 but prior to November 15, 2005	95.0%

As in the case of settlement on the fixed-share stock purchase date, upon early settlement of a fixed-share purchase contract forming a part of SPACES, such SPACES will cease to exist and you will thereafter hold a separate VSRC.

If you elect to early settle the fixed-share purchase contract, the purchase contract agent will cause the related PACES first to be offered to a financial institution chosen by us for exchange in lieu of early settlement. Your obligations in this instance will be the same as your obligations upon early settlement. The designated institution may, at its option, submit to the purchase contract agent a non-binding offer to accept PACES surrendered for early settlement. To accept PACES surrendered for early settlement, the designated institution must agree to deliver, in exchange for those PACES and the purchase price of the common stock, a number of shares of our common stock equal to the fixed-share early settlement rate, plus cash for any fractional shares, as well as treasury strips identical to those which would otherwise be released to you upon early settlement. To the extent that you elect to early settle in other than integral multiples of              PACES and the purchase contract agent would otherwise have been required to retain all or a portion of the remaining treasury strips in the treasury portfolio for your benefit, the financial institution must agree to deliver to you in lieu of such treasury strips cash equal to the “fair market value” (as defined below) of such treasury strips. If the designated institution accepts any PACES, it will deliver the appropriate number of shares of our common stock, cash for any fractional shares and the treasury strips (or cash in respect thereof) to the purchase contract agent, and the purchase contract agent will deliver those securities and any cash to you. Any PACES accepted for exchange by the designated institution will remain outstanding. The designation of an institution to which PACES may be submitted for exchange does not require the institution to accept any PACES from the purchase contract agent. If the designated institution declines to accept any PACES, the related fixed-share purchase contracts will be settled no later than the third business day following the day on which the fixed-share purchase contracts were surrendered for early settlement. We will not pay any consideration to, or otherwise enter into any arrangement with, the designated institution for or with respect to such designation.

For purposes of the preceding paragraph, the fair market value of the treasury strips means the average of the aggregate prices quoted for such treasury strips obtained by the purchase contract agent at approximately 10:30 a.m., New York City time, on the business day following the day on which the fixed-share purchase contracts were surrendered for early settlement, from three independent nationally recognized securities dealers (other than the designated institution) we select, provided that if at least three such quotes cannot be reasonably obtained, then the average of the two quotes will be used, and if only one such quote can reasonably be obtained by the purchase contract agent, then this one quote will be used.

Early Settlement of the Variable-Share Repurchase Contracts

At any time not later than 10:00 a.m., New York City time, on the third business day immediately prior to February 15, 2006, a holder of variable-share repurchase contracts (whether held as a component of SPACES or as a component of a separate VSRC) may settle the variable-share repurchase contracts by delivering to the purchase contract agent         shares of our common stock per variable-share repurchase contract, or, if we have previously fixed the variable-share settlement rate, a number of shares equal to the fixed variable-share settlement rate, in each case subject to adjustment under the circumstances described under “—Anti-dilution Adjustments” below.

In the case of separate VSRCs, the pledged common stock will be released by the collateral agent to the purchase contract agent, who will apply those shares to satisfy the holder’s delivery obligations upon early settlement. The purchase contract agent will thereafter deliver any remaining shares of our common stock to the settling holder.

Upon early settlement, the holder will continue to be entitled to receive future contract payments and deferred contract payments, if any, on the settled variable-share repurchase contracts through the variable-share stock purchase date in the same amounts and on the same payment dates as if the holder had not settled the variable-share repurchase contracts. Upon early settlement, the purchase contract agent will deliver to the holder evidence of this continuing right.

Upon early settlement of a variable-share repurchase contract that was held as a component of SPACES, the SPACES will cease to exist and you will thereafter hold a separate PACES.

Early Settlement Upon Cash Merger

Prior to the fixed-share stock purchase date or the variable-share stock purchase date, as applicable, if we are involved in a merger, acquisition or consolidation in which at least 30% of the consideration for our common stock consists of cash and cash equivalents (a “cash merger”), then on or after the date of the cash merger each holder of PACES (whether held as components of SPACES or as separate PACES) or variable-share repurchase contracts (whether held as components of SPACES or as components of separate VSRCs) will have the right to accelerate and settle the related fixed-share purchase contract or the related variable-share repurchase contract at the settlement rates in effect immediately before the cash merger. We refer to this right as the “merger early settlement right.” We will provide each of the holders with a notice of the completion of a cash merger within five business days thereof. The notice will specify a date, which shall be not less than 20 nor more than 30 days after the date of the notice, on which the merger early settlement will occur and a date by which each holder’s merger early settlement right must be exercised. The notice will set forth, among other things, the applicable settlement rates for the fixed-share purchase contract or the variable-share repurchase contract and the amount of cash and other consideration receivable by a holder of the fixed-share purchase contract or payable by a holder of the variable-share repurchase contract upon merger early settlement. Holders may settle the fixed-share purchase contracts early only in integral multiples of five related PACES.

To exercise your merger early settlement right with respect to the fixed-share purchase contract, you must deliver to the purchase contract agent, on or one business day before the early settlement date, immediately available funds in an amount equal to $200 multiplied by the number of fixed-share purchase contracts being settled and the certificate evidencing your SPACES or separate PACES, as applicable, if such securities are held in certificated form. If you exercise your merger early settlement right, you will receive on the early settlement date the kind and amount of securities, cash or other property that you would have been entitled to receive if you had held             shares of our common stock immediately before the cash merger, subject to adjustment under the circumstances described under “—Antidilution Adjustments” below. On the early settlement date, the pledged treasury strips underlying the fixed-share purchase contracts being settled will be released from our security interest and delivered to you. The purchase contract agent will distribute to you any remaining treasury strips in the related treasury portfolio that are in integral multiples of $1,000 principal amount, but will retain the remainder of such treasury strips and distribute to you the proceeds of such strips as they mature. If you exercise your merger early settlement right with respect to fixed-share purchase contracts in other than integral multiples of          related PACES, the purchase contract agent will be required to retain all or a portion of the remaining treasury strips in the related treasury portfolio and distribute the proceeds to you as such strips mature. If you hold the fixed-share purchase contract as a component of SPACES but do not exercise your merger early settlement right with respect to the related variable-share repurchase contract, a portion of the securities, cash or other property that you are entitled to receive automatically will be pledged to the collateral agent to secure your continuing obligation under the related variable-share purchase contract.

To exercise your merger early settlement right with respect to the variable-share repurchase contract, you must deliver to the purchase contract agent, on or one business day before the early settlement date, the certificate evidencing your SPACES or separate VSRC, as applicable, if such securities are held in certificated form. If you hold the variable-share repurchase contract as a component of SPACES but do not exercise your merger early settlement right with respect to the related fixed-share purchase contract, you also must deliver to the purchase contract agent the kind and amount of securities, cash or other property that a holder of a number of shares of common stock equal to the variable-share settlement rate in effect at such time would have received in the cash merger. If you hold the SPACES and exercise your merger early settlement rights with respect to both the fixed-share purchase contract and the variable-share repurchase contract, the collateral agent will retain a portion of the securities, cash or other property that you are entitled to receive upon early settlement of the fixed-share purchase contract and apply such securities, cash or other property to satisfy in full your delivery obligation under the variable-share repurchase contract. If you hold only separate VSRCs, the pledged common stock, which as a result of the merger will have been converted into the securities, cash or other property received as consideration for our common stock, will be applied to satisfy in full your delivery obligation upon merger early settlement. Any remaining securities, cash or other property will then be released to you free and clear of our security interest.

Upon exercise of your merger early settlement right, you will continue to be entitled to receive future contract payments and deferred contract payments, if any, payable through the fixed-share stock purchase date or the variable-share stock purchase date, as applicable, on the contracts being settled in the same amounts and on the same payment dates as if you had not settled such contracts. Upon merger early settlement, the purchase contract agent will deliver to you evidence of this continuing right.

If you elect not to exercise your merger early settlement right, your SPACES, separate PACES or separate VSRCs will remain outstanding and continue to be subject to settlement on or prior to the fixed-share stock purchase date or the variable-share stock purchase date, as applicable, in the manner described in this prospectus supplement.

Anti-dilution Adjustments

The formula for determining the fixed-share settlement rate and the variable-share settlement rate may be adjusted, without duplication, if certain events occur, including:

(1)	the payment of a dividend or other distribution on our common stock in common stock;

(2)
the issuance to all holders of our common stock of rights or warrants, other than pursuant to any dividend reinvestment, share purchase or similar plans, entitling them to subscribe for or purchase our common stock at less than the current market price (as defined below);

(3)	subdivisions, splits and combinations of our common stock;

(4)
distributions to all holders of our common stock of evidences of our indebtedness, shares of capital stock, securities, cash or other assets (excluding any dividend or distribution covered by clause (1) or (2) above and any dividend or distribution paid exclusively in cash or in connection with a “spin-off” as described below);

(5)
distributions (other than regular quarterly cash dividends) consisting exclusively of cash to all holders of our common stock in an aggregate amount that, when combined with (a) other all-cash distributions (other than regular quarterly cash dividends) made within the preceding 12 months and (b) the cash and the fair market value, as of the date of expiration of the tender or exchange offer referred to below, of the consideration payable in respect of any tender or exchange offer (other than consideration payable in respect of any odd-lot tender offer) by us or a subsidiary of ours for our common stock concluded within the preceding 12 months, exceeds 15% of our aggregate market capitalization (such aggregate market capitalization being the product of the current market price of our common stock multiplied by the number of shares of common stock then outstanding) on the date fixed for the determination of stockholders entitled to receive such distribution; and

(6)
the successful completion of a tender or exchange offer made by us or any subsidiary of ours for our common stock that involves an aggregate consideration that, when combined with (a) any cash and the fair market value of other consideration payable in respect of any other tender or exchange offer (other than consideration payable in respect of any odd-lot tender offer) by us or a subsidiary of ours for our common stock concluded within the preceding 12 months and (b) the aggregate amount of any all-cash distributions (other than regular quarterly cash dividends) to all holders of our common stock made within the preceding 12 months, exceeds 15% of our aggregate market capitalization on the date of expiration of such tender or exchange offer.

Except as otherwise provided with respect to specified spin-off transactions (as described below), the “current market price” per share of our common stock on any day means the average of the daily closing prices for the five consecutive trading days immediately preceding the earlier of the day preceding the day in question and the day before the “ex date” with respect to the issuance or distribution requiring such computation. For purposes of this paragraph, the term “ex date,” when used with respect to any issuance or distribution, means the first date on which our common stock trades without the right to receive the issuance or distribution.

In the case of reclassifications, consolidations, mergers, sales or transfers of assets or other transactions that cause our common stock to be converted into the right to receive other securities, cash or property, each contract then outstanding would, without the consent of the holders thereof, become a contract to purchase or sell only the kind and amount of such securities, cash or property instead of our common stock. In such event, on the fixed-share stock purchase date or the variable-share stock purchase date, as applicable, the settlement rate then in effect will be applied to the value on such date of the securities, cash or property received in the applicable transaction. Holders have the right to settle their obligations under the contracts early in the event of certain cash mergers as described under “—Early Settlement Upon Cash Merger.”

If at any time we make a distribution of property to our common stockholders that would be taxable to the stockholders as a dividend for U.S. federal income tax purposes (that is, distributions, evidences of indebtedness or assets, but generally not stock dividends or rights to subscribe for capital stock), and, pursuant to the purchase contract agreement, the fixed-share settlement rate is increased, that increase may be deemed to be the receipt of taxable income to holders of SPACES or PACES. See “Certain U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Fixed-Share Purchase Contracts and Variable-Share Repurchase Contracts.”

In the case of the payment of a dividend or other distribution on our common stock of shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit, which we refer to as a “spin-off,” the fixed-share settlement rate and the variable-share settlement rate in effect immediately before the close of business on the record date fixed for determination of stockholders entitled to receive that distribution will be increased by multiplying:

•	the fixed-share settlement rate or the variable-share settlement rate, as applicable, by

•
a fraction, the numerator of which is the current market price of our common stock plus the fair market value, determined as described below, of those shares of capital stock or similar equity interests so distributed applicable to one share of common stock and the denominator of which is the current market price of our common stock.

The adjustment to the fixed-share settlement rate or the variable-share settlement rate under the preceding paragraph will occur on the date that is the earlier of:

•	the tenth trading day following the effective date of the spin-off and

•	the date of the securities being offered in the initial public offering of the spin-off, if that initial public offering is effected simultaneously with the spin-off.

For purposes of this section, “initial public offering” means the first time securities of the same class or type as the securities being distributed in the spin-off are offered to the public for cash.

In the event of a spin-off that is not effected simultaneously with an initial public offering of the securities being distributed in the spin-off, the fair market value of the securities to be distributed to holders of our common stock means the average of the closing sale prices of those securities over the first ten trading days following the effective date of the spin-off. Also, for purposes of such a spin-off, the current market price of our common stock means the average of the closing sale prices of our common stock over the first ten trading days following the effective date of the spin-off.

If, however, an initial public offering of the securities being distributed in the spin-off is to be effected simultaneously with the spin-off, the fair market value of the securities being distributed in the spin-off means the initial public offering price, while the current market price of our common stock means the closing sale price of our common stock on the trading day on which the initial public offering price of the securities being distributed in the spin-off is determined.

In addition, we may increase the fixed-share settlement rate and the variable-share settlement rate if our board of directors deems it advisable to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of shares (or rights to acquire shares) or from any event treated as a dividend or distribution for income tax purposes or for any other reasons.

Furthermore, if the rights provided for in our amended and restated rights agreement, dated as of June 18, 1998, have separated from our common stock in accordance with the provisions of the rights agreement so that the holders of the fixed-share purchase contracts underlying the SPACES and separate PACES would not be entitled to receive any rights in respect of the common stock issuable on the fixed-share stock purchase date, the settlement rate will be adjusted as if we distributed to all holders of our common stock, evidences of indebtedness, shares of capital stock, securities, cash or other assets as described under clause (4) above, subject to readjustment in the event of the expiration, termination or redemption of the rights. In lieu of any such adjustment, we may amend our rights agreement to provide that on the fixed-share stock purchase date the holders will receive, in addition to the common stock issuable on such date, the rights which would have attached to such shares of common stock if the rights had not become separated from the common stock under our rights agreement. To the extent that we adopt any future rights plan, on the fixed-share stock purchase date, you will receive, in addition to the common stock issuable on such date, the rights under the future rights plan whether or not the rights have separated from the common stock on the fixed-share stock purchase date and no additional adjustment to the settlement rate shall be made in accordance with clause (4) above.

Adjustments to the fixed-share settlement rate and the variable-share settlement rate will be calculated to the nearest 1/10,000th of a share. No adjustment in the settlement rates will be required unless the adjustment would require an increase or decrease of at least one percent in the applicable settlement rate. If any adjustment is not required to be made because it would not increase or decrease the settlement rate by at least one percent, then the adjustment will be carried forward and taken into account in any subsequent adjustment.

We will be required, as soon as practicable following the occurrence of an event that requires or permits an adjustment in the fixed-share settlement rate or the variable-share settlement rate, to provide written notice to the purchase contract agent of the occurrence of that event. We will also be required to deliver a statement setting forth in reasonable detail the method by which the adjustments were determined and setting forth the revised settlement rates.

Upon the occurrence of an event requiring adjustment to the settlement rates, we will determine, in consultation with the collateral agent, whether the collateral pledged by holders of separate VSRCs to secure their obligations under the related variable-share repurchase contracts is sufficient. All distributions received by the collateral agent in respect of collateral in connection with an event that triggers an adjustment in the settlement rates will be held by the collateral agent as additional collateral until such time as we determine that a collateral insufficiency does not exist or such an insufficiency has been cured as described below. If we determine that the collateral initially pledged by any holder is no longer sufficient, we will so notify the collateral agent and the collateral agent will deliver a “collateral insufficiency notice” to such holder describing the kind and amount of securities, cash or other property the holder must pledge to cure this insufficiency. A holder will have five business days following issuance of such notice to pledge the additional collateral required to secure its obligations. If the holder fails to pledge the additional collateral required in the time specified, the collateral agent will endeavor to sell the securities or other property in the collateral account that are not of the type required to be delivered by the holder under the variable-share repurchase contract and will use the proceeds from such sale to purchase the kind and amount of additional collateral required to satisfy the holder’s delivery obligations. If the holder does not cure the collateral insufficiency, or the collateral agent is unable to replenish the collateral account through the sale of securities or other property, our recourse in the event the holder defaults on its delivery obligations under the variable-share repurchase contract will be limited to the collateral account. If we notify the collateral agent that a collateral insufficiency does not exist, or if such an insufficiency has been cured, the collateral agent will distribute to the purchase contract agent for distribution to the holder any remaining securities, cash or other property that were distributed in respect of the initial collateral.

Pledged Securities and Pledge Agreement

The pledged treasury strip underlying a PACES (whether held as a component of SPACES or as separate PACES) will be pledged to the collateral agent for our benefit. Under the pledge agreement, the pledged treasury strip will secure the obligation of a holder of SPACES or separate PACES to purchase shares of our common stock under the fixed-share purchase contract. Your ownership interest in the pledged treasury strip will be subject to our security interest created by the pledge agreement and the terms of the purchase contract agreement and the pledge agreement. You cannot separate or separately transfer the fixed-share purchase contract from the related pledged treasury strip. You will not be permitted to withdraw the pledged treasury strip from the pledge agreement except upon termination or early settlement of the related fixed-share purchase contract. The pledged treasury strips will be obligations of the United States Government and not of ours.

PACES (to the extent of your right to purchase shares of our common stock under the fixed-share purchase contract) initially will be pledged to the collateral agent for our benefit to secure the obligations of holders of SPACES to deliver to us shares of our common stock under the related variable-share repurchase contracts. Upon the settlement of the related fixed-share purchase contract (whether on or prior to the fixed-share stock purchase date), a portion of the shares purchased under the fixed-share purchase contract automatically will be pledged to the collateral agent to secure the holder’s continuing obligations under the related variable-share repurchase contract. In the case of separate VSRCs, shares of our common stock will be pledged to the collateral agent to secure the holder’s delivery obligations. You cannot separate or separately transfer the variable-share repurchase contract from the pledged securities. Subject to our security interest and the terms of the purchase contract agreement and the pledge agreement, you will retain ownership of the PACES or the pledged common stock, and in the case of pledged common stock, you will be entitled through the purchase contract agent and the collateral agent to all of the rights of a holder of shares of our common stock, including voting and dividend rights. We will have no interest in the pledged securities other than our security interest. You will not be permitted to withdraw the collateral underlying the variable-share repurchase contract from the pledge agreement except:

•	to substitute a specified number of shares of our common stock for the related pledged PACES (whether or not in connection with the settlement of the fixed-share purchase contract);

•	to substitute a specified number of PACES for the related pledged common stock; or

•	upon the termination or early settlement of the variable-share repurchase contract.

Payments on Collateral

The collateral agent, upon receipt of any payments or other distributions in respect of the PACES or the pledged common stock, will distribute those payments or other distributions to the purchase contract agent, who will, in turn, distribute those payments or other distributions to persons who were the holders of SPACES, separate PACES or separate VSRCs, as applicable, on the record date for the payment. As long as the SPACES, separate PACES or separate VSRCs remain in book-entry only form, the record date for any payment will be one business day immediately preceding the relevant payment date; provided, however, that the record date for any distributions on the pledged common stock will be the same as the record date established by us for such distributions on our common stock. The foregoing distributions by the collateral agent will be limited to the extent there exists a collateral insufficiency as described in “—Anti-dilution adjustments above.

Termination of Contracts

The contracts, our related rights and obligations and those of the holders, including their rights to receive accrued or deferred contract payments and obligations to purchase or sell our common stock, automatically will terminate upon the occurrence of specified events of our bankruptcy, insolvency or reorganization.

Upon such a termination of the contracts, the collateral agent will release the collateral held by it to the purchase contract agent for distribution to the holders. If a holder would otherwise have been entitled to receive less than $1,000 principal amount at maturity of any pledged treasury strips or any treasury strips remaining in the related treasury portfolio upon termination of the fixed-share purchase contract, the purchase contract agent will dispose of such treasury strips for cash and pay the cash to the holder. Upon termination, however, the release and distribution of the treasury portfolio and the collateral may be subject to a delay. If we become the subject of a case under the federal bankruptcy code, a delay in the release of the treasury portfolio and the collateral may occur as a result of the imposition of an automatic stay under the bankruptcy code and continue until the automatic stay has been lifted. The automatic stay will not be lifted until such time as the bankruptcy judge agrees to lift it and return your treasury portfolio and collateral to you.

The Purchase Contract Agreement

Distributions on the securities will be payable, contracts will be settled and transfers of the securities will be registrable at the office of the purchase contract agent in Chicago, Illinois. In addition, if any of the securities do not remain in book-entry only form, payment of distributions on such securities may be made, at our option, by check mailed to the address of the persons shown on the register maintained by the purchase contract agent.

If any quarterly payment date, the fixed-share stock purchase date or the variable-share stock purchase date is not a business day, then any payment or settlement required to be made on that date will be made on the next business day (and so long as the payment is made on the next day that is a business day, without any interest or other payment on account of any such delay), except that, in the case of a payment, if the next business day is in the next calendar year, the payment will be made on the prior business day with the same force and effect as if made on the payment date.

If your SPACES or separate PACES are held in certificated form and you fail to surrender the certificate evidencing your SPACES or separate PACES, as applicable, to the purchase contract agent on the fixed-share stock purchase date, the shares of our common stock issuable in settlement of the related fixed-share purchase contracts will be registered in the name of the purchase contract agent. These shares, together with any distributions on them, will be held by the purchase contract agent as agent for your benefit until the certificate is presented and surrendered or you provide satisfactory evidence that the certificate has been destroyed, lost or stolen, together with any indemnity that may be required by the purchase contract agent and us.

If your SPACES, separate PACES or separate VSRCs are held in certificated form and (1) the contracts have terminated prior to the fixed-share stock purchase date or the variable-share stock purchase date, as applicable, (2) the related collateral has been transferred to the purchase contract agent for distribution to the holders and (3) you fail to surrender the certificate evidencing your SPACES, separate PACES or separate VSRCs to the purchase contract agent, the collateral that would otherwise be delivered to you and any related payments or other distributions will be held by the purchase contract agent as agent for your benefit until you present and surrender the certificate or provide the evidence and indemnity described above.

The purchase contract agent will not be required to invest or to pay interest on any amounts held by it before distribution.

No service charge will be made for any registration of transfer or exchange of the SPACES, separate PACES or separate VSRCs, except for any applicable tax or other governmental charge.

Modification

The purchase contract agreement and the pledge agreement will contain provisions permitting us and the purchase contract agent, and in the case of the pledge agreement, the collateral agent, to modify the purchase contract agreement or the pledge agreement without the consent of the holders for, among other things, the following purposes:

•	to evidence the succession of another person to our obligations;

•
to add to the covenants for the benefit of holders or to surrender any of our rights or powers under those agreements so long as such covenants or such surrender do not adversely affect the validity, perfection or priority of the security interests granted or created under the pledge agreement;

•	to evidence and provide for the acceptance of appointment of a successor purchase contract agent or a successor collateral agent, custodial agent or securities intermediary; or

•
to cure any ambiguity, to correct or supplement any provisions that may be inconsistent, or to make any other provisions with respect to such matters or questions, provided that such action shall not adversely affect the interest of the holders.

The purchase contract agreement and the pledge agreement may be amended or modified with the consent of the holders of a majority of the contracts at the time outstanding (whether such contracts are held as a component of SPACES, separate PACES or separate VSRCs). The fixed-share purchase contract and the variable-share repurchase contract may be amended with the consent of the holders of a majority of the fixed-share purchase contracts and the variable-share repurchase contracts, respectively, at the time outstanding (whether such contracts are held as a component of SPACES, separate PACES or separate VSRCs). However, no modification or amendment may, without the consent of the holder of each outstanding SPACES, separate PACES or separate VSRC affected by the modification or amendment:

•	change any payment date;

•
change the amount or type of collateral required to be pledged to secure obligations under the SPACES, separate PACES or the separate VSRCs, impair the right of the holder of any SPACES, separate PACES or separate VSRCs to receive distributions on the collateral underlying the SPACES, separate PACES or the separate VSRCs or otherwise materially adversely affect the holder’s rights in or to the collateral;

•
reduce any contract payment or change the place or currency of that payment or increase any amounts payable by holders in respect of the SPACES or separate PACES or decrease any other amounts receivable by holders in respect of the SPACES, separate PACES or the separate VSRCs;

•	impair the right to institute suit for the enforcement of any contract or the right to receive any contract payments;

•
reduce the number of shares of common stock purchasable or increase the number of shares deliverable under any contract, increase the price to purchase shares of common stock on settlement of any contract, change the applicable stock purchase date or otherwise materially adversely affect the holder’s rights under any contract; or

•
reduce the above stated percentage of outstanding contracts the consent of whose holders is required for the modification or amendment of the provisions of the purchase contract agreement, the pledge agreement or the contracts.

No Consent to Assumption

Each holder of SPACES, separate PACES or separate VSRCs, by acceptance of these securities, will under the terms of the purchase contract agreement and the applicable securities be deemed expressly to have withheld any consent to assumption (i.e. affirmance) of the related contracts by us or our trustee if we become the subject of a case under the federal bankruptcy code.

Consolidation, Merger, Sale or Conveyance

We will agree in the purchase contract agreement that we will not (1) merge with or into or consolidate with any other entity or (2) sell, assign, transfer, lease or convey all or substantially all of our properties and assets to any person or entity unless:

•	we are the continuing entity or the successor entity is organized under the laws of the United States of America or any state or the District of Columbia;

•	the successor entity expressly assumes our obligations under the purchase contract agreement, the pledge agreement and the contracts; and

•
we or the successor entity is not, immediately after such merger, consolidation, sale, assignment, transfer, lease or conveyance, in default in the performance of any of our or its obligations under the purchase contract agreement, the pledge agreement or the contracts.

Title

We, the purchase contract agent and the collateral agent and any agent of ours, the purchase contract agent and the collateral agent may treat the registered holder of any securities as the absolute owner of those securities for the purpose of making payment and settling the contracts and for all other purposes regardless of any notice to the contrary.

Defaults Under the Purchase Contract Agreement

Within 30 days after the occurrence of any default by us in any of our obligations under the purchase contract agreement of which a responsible officer of the purchase contract agent (as defined in the purchase contract agreement) has actual knowledge, the purchase contract agent will give notice of such default to the holders of the securities unless such default has been cured or waived.

The purchase contract agent is not required to enforce any of the provisions of the purchase contract agreement against us. Each holder of securities will have the right to institute suit for the enforcement of any payment of contract payments then due and payable and the right to purchase or sell our common stock as provided in such holder’s contract and generally exercise any other rights and remedies provided by law.

The holders of a majority of the outstanding contracts voting as one class may waive any past default by us and its consequences, except a default (a) in any payment on any SPACES, separate PACES or separate VSRC or (b) in respect of a provision of the purchase contract agreement that cannot be modified or amended without the consent of the holder of each outstanding SPACES, separate PACES or separate VSRC affected.

Governing Law

The purchase contract agreement, the pledge agreement and the contracts will be governed by New York law.

Book Entry System

The Depository Trust Company (“DTC” or the “depositary”) will act as securities depositary for the securities. The securities will be issued only as fully-registered securities registered in the name of Cede & Co., the depositary’s nominee. One or more fully-registered global security certificates, representing the total aggregate number of SPACES, one or more fully-registered global security certificates, representing the total aggregate number of separate PACES, and one or more fully-registered global security certificates, representing the total aggregate number of separate VSRCs, will be issued and deposited with the depositary or its custodian and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in certificated form. Those laws may impair the ability to transfer beneficial interests in the securities so long as the securities are represented by global security certificates.

The depositary is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

The depositary holds securities that its participants deposit with the depositary. The depositary also facilitates the settlement among participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thus eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The depositary is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc., collectively referred to as participants. Access to the depositary system is also available to others, including securities brokers and dealers, banks and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a direct participant either directly or indirectly, collectively referred to as indirect participants. The rules applicable to the depositary and its direct participants and indirect participants are on file with the SEC.

No securities represented by global security certificates may be exchanged in whole or in part for securities registered, and no transfer of global security certificates will be made in whole or in part for securities registered, and no transfer of global security certificates in whole or in part may be registered, in the name of any person other than the depositary or any nominee of the depositary, unless, however, the depositary has notified us that it is unwilling or unable to continue as depositary for the global security certificates, or we have elected to terminate the book-entry system through the depositary. All securities represented by one or more global security certificates or any portion of them will be registered in those names as the depositary may direct.

As long as the depositary or its nominee is the registered owner of the global security certificates, the depositary or that nominee will be considered the sole owner and holder of the global security certificates and all securities represented by those certificates for all purposes under the securities and the purchase contract agreement. Except in the limited circumstances referred to above, owners of beneficial interests in global security certificates will not be entitled to have the global security certificates or the securities represented by those certificates registered in their names, will not receive or be entitled to receive physical delivery of securities certificates in exchange and will not be considered to be the owners or holders of the global security certificates or any securities represented by those certificates for any purpose under the securities or the purchase contract agreement. All payments on the securities represented by the global security certificates and all related transfers and deliveries of treasury securities and common stock will be made to the depositary or its nominee as their holder.

Ownership of beneficial interests in the global security certificates will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with the depositary or its nominee. Ownership of beneficial interests in global security certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or its nominee with respect to participants’ interests or by the participant with respect to interests of persons held by the participants on their behalf.

Procedures for settlement of contracts on the fixed-share stock purchase date or the variable-share stock purchase date, as applicable, or upon early settlement will be governed by arrangements among the depositary, participants and persons that may hold beneficial interests through participants designed to permit the settlement without the physical movement of certificates. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by the depositary from time to time.

Neither we nor any of our agents, nor the purchase contract agent nor any of its agents, will have any responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in global security certificates, or for maintaining, supervising or reviewing any of the depositary’s records or any participant’s records relating to those beneficial ownership interests.

The information in this section concerning the depositary and its book-entry system has been obtained from sources that we believe to be reliable, but we do not take responsibility for its accuracy.

Replacement of Certificates

If physical certificates are issued, we will replace any mutilated certificate at your expense upon surrender of that certificate to the purchase contract agent. We will replace certificates that become destroyed, lost or stolen at your expense upon delivery to us and the purchase contract agent of satisfactory evidence that the certificate has been destroyed, lost or stolen, together with any indemnity that may be required by the purchase contract agent and us.

We, however, are not required to issue any certificates representing securities on or after the business day immediately preceding the earlier of (1) the fixed-share stock purchase date, in the case of SPACES or separate PACES, or the variable-share stock purchase date, in the case of separate VSRCs, and (2) the date the contracts terminate. In place of the delivery of a replacement certificate following the fixed-share stock purchase date or the variable-share stock purchase date, as applicable, the purchase contract agent, upon delivery of the evidence and indemnity described above, will deliver the shares of our common stock issuable pursuant to the fixed-share purchase contracts included in the SPACES or separate PACES evidenced by the certificate, or, if the contracts have terminated prior to the fixed-share stock purchase date, transfer the collateral related to the SPACES, separate PACES or separate VSRCs evidenced by the certificate.

Information Concerning the Purchase Contract Agent

Bank One Trust Company, N.A. will initially act as purchase contract agent. The purchase contract agent will act as the agent and attorney-in-fact for the holders of securities from time to time. The purchase contract agreement will not obligate the purchase contract agent to exercise any discretionary authority in connection with a default under the terms of the purchase contract agreement, the pledge agreement, a contract or the collateral.

The purchase contract agreement will contain provisions limiting the liability of the purchase contract agent. The purchase contract agreement will contain provisions under which the purchase contract agent may resign or be replaced. Resignation or replacement of the purchase contract agent would be effective upon the appointment of a successor.

The purchase contract agent and its affiliates is one of a number of banks with which we and our subsidiaries maintain various banking and trust relationships.

Information Concerning the Collateral Agent

Bank One Trust Company, N.A. will initially act as collateral agent. The collateral agent will act solely as our agent and will not assume any obligation or relationship of agency or trust for or with any of the holders of the securities except for the obligations owed by a pledgee of property to the owner thereof under the pledge agreement and applicable law.

The pledge agreement will contain provisions limiting the liability of the collateral agent. The pledge agreement will contain provisions under which the collateral agent may resign or be replaced. Resignation or replacement of the collateral agent would be effective upon the appointment of a successor.

The collateral agent and its affiliates is one of a number of banks with which we and our subsidiaries maintain various banking and trust relationships.

Miscellaneous

The purchase contract agreement will provide that we will pay all fees and expenses related to:

•	this offering;

•	the retention of the collateral agent;

•	the enforcement by the purchase contract agent of the rights of the holders of the securities; and

•	with certain exceptions, stock transfer and similar taxes attributable to the initial issuance and delivery of our common stock upon settlement of the fixed-share purchase contracts.

Should you elect to split apart or re-create SPACES, you will be responsible for any fees or expenses payable in connection with the substitution of the applicable collateral, as well as any commissions, fees or other expenses incurred in acquiring the pledged collateral to be substituted, and we will not be responsible for any of those fees or expenses.

SUPPLEMENTAL DESCRIPTION OF COMMON STOCK

The following description of our common stock amends and supplements the information set forth under the heading “Description of Common Stock” in the accompanying prospectus.

General

We have 500,000,000 shares of authorized common stock, $1.00 par value per share, of which 325,349,935 shares were outstanding as of December 31, 2002.

Holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors out of any funds legally available for dividends. Holders of our common stock are also entitled, upon our liquidation or dissolution, and after claims of creditors and preferences of preferred stock, and any other class or series of preferred stock outstanding at the time of liquidation, to receive pro rata our net assets. We pay dividends on our common stock only if we have paid or provided for all dividends on our outstanding series of preferred stock for the then current period and, in the case of any cumulative preferred stock, all prior periods.

Our preferred stock has, or upon issuance will have, preference over our common stock with respect to the payment of dividends and the distribution of assets in the event of our liquidation or dissolution. Our preferred stock also has such other preferences as may be fixed by our board of directors.

Holders of our common stock are entitled to one vote for each share that they hold and are vested with all of the voting power except as our board of directors has provided, or may provide in the future, with respect to preferred stock or any other class or series of preferred stock that the board of directors may hereafter authorize. See “Description of Preferred Stock” in the accompanying prospectus. Shares of our common stock are not redeemable, and have no subscription, conversion or preemptive rights.

Our common stock is listed on the New York Stock Exchange. All outstanding shares of our common stock are validly issued, fully paid and non-assessable. Holders of our common stock are not, and will not be, subject to any liability as stockholders.

Shareholders’ Rights Plan

In 1988, we declared a dividend of one preferred share purchase right for each outstanding share of common stock pursuant to a Shareholders’ Rights Agreement. On June 18, 1998, we amended and restated the Rights Agreement. In 2001, we declared a 2-for-1 stock split that affected the exercise and redemption prices under the Amended and Restated Rights Agreement. Under the Amended and Restated Rights Agreement, a right may be exercised, under certain conditions, to purchase one eight-hundredths share of a series of participating preferred stock at an exercise price of $132.50, subject to adjustment. The rights become exercisable if a party acquires or obtains the right to acquire 10% or more of our common stock or after commencement or public announcement of an offer for 10% or more of our common stock. When exercisable, under certain conditions, each right entitles the holder thereof to purchase shares of common stock, of either State Street or of the acquirer, having a market value of two times the then-current exercise price of that right.

The rights expire in September 2008, and may be redeemed at a price of $.00125 per right, subject to adjustment, at any time prior to expiration or the acquisition of 10% of our common stock. Under certain circumstances, the rights may be redeemed after they become exercisable and may be subject to automatic redemption.

Certain Provisions of Our By-Laws and Massachusetts Law

Our restated articles of organization and by-laws and Massachusetts law include a number of provisions which, in addition to the Amended and Restated Rights Agreement, may have the effect of delaying or preventing a change in our control. Under our restated articles of organization, our board of directors is authorized to issue preferred stock in series and to fix rights and preferences of each series, including, among other things, whether, and to what extent, the shares of any series will have voting rights and the extent of the preferences of the shares of any series with respect to dividends and other matters. In addition, our by-laws provide that: (i) the directors shall be classified, with respect to the time for which they severally hold office, into three classes as nearly equal in number as possible, and each class shall serve on the board of directors for a term of three years, (ii) a director may only be removed for cause and only after a reasonable notice and opportunity to be heard, (iii) special meetings of stockholders may be called by stockholders only upon written application of one or more stockholders who hold at least forty percent of the stock entitled to vote at the meeting, and (iv) stockholder action without a meeting requires unanimous written consent. In addition, Massachusetts law prohibits us from engaging in any business combination with an interested stockholder, subject to certain limited exceptions, for a period of three years after such stockholder becomes an interested stockholder.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Equiserve Limited Partnership, an affiliate of ours.

Restrictions on Ownership

The Bank Holding Company Act requires any “bank holding company,” as defined in the Bank Holding Company Act, to obtain the approval of the Federal Reserve Board prior to the acquisition of 5% or more of our common stock. Any person, other than a bank holding company, is required to obtain prior approval of the Federal Reserve Board to acquire 10% or more of our common stock under the Change in Bank Control Act. Any holder of 25% or more of our common stock, or a holder of 5% or more if such holder otherwise exercises a “controlling influence” over us, is subject to regulation as a bank holding company under the Bank Holding Company Act.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of certain U.S. federal income tax consequences to you of the purchase, ownership, and disposition of SPACES, separate PACES, separate VSRCs and the securities underlying these instruments. Unless otherwise stated, this summary assumes that you hold the securities as capital assets (generally, assets held for investment) and that you purchased the securities upon original issuance. This summary does not address all the tax consequences that may be relevant to you in light of your particular circumstances, such as the application of the alternative minimum tax, or that may be relevant to you because you are subject to special rules, such as the rules applicable to financial institutions, insurance companies, regulated investment companies, real estate investment trusts, broker-dealers, tax-exempt organizations, persons whose “functional currency” is not the U.S. dollar, persons holding the securities as part of a hedge, straddle, “constructive sale,” “conversion,” or other integrated transaction, or former U.S. citizens or long-term residents subject to taxation as expatriates under Section 877 of the Internal Revenue Code of 1986 (the “Code”), as amended. In addition, this summary does not address any aspects of state, local or foreign tax laws.

The statements of law or legal conclusion set forth in this summary constitute the opinion of Ropes & Gray, our tax counsel. This summary is based upon the Code, Treasury regulations, Internal Revenue Service (“IRS”) rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time. Such changes may be applied retroactively in a manner that could cause the tax consequences to vary substantially from the consequences described below, possibly with adverse effects. The authorities on which this summary is based are subject to various interpretations, and it is therefore possible that the U.S. federal income tax treatment of the purchase, ownership, and disposition of the securities may differ from the treatment described below.

No statutory, judicial or administrative authority directly addresses the treatment of SPACES, separate PACES or separate VSRCs or similar instruments for U.S. federal income tax purposes. As a result, certain U.S. federal income tax consequences of the purchase, ownership and disposition of these instruments are not entirely clear.

Please consult with your own tax advisors regarding the application of U.S. federal income tax laws to your particular situation and the consequences to you of federal estate and gift tax laws, state, local and foreign tax laws and tax treaties.

Tax Consequences to U.S. Holders

The following discussion addresses the U.S. federal income tax consequences relevant to you if you are a U.S. holder of a SPACES, separate PACES or separate VSRCs. As used in this section, a U.S. holder means a beneficial owner of a security that is, for U.S. federal income tax purposes, (a) a citizen or resident of the United States; (b) a corporation (including an entity treated as a corporation) created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (c) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (d) a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) a valid election is in place to treat the trust as a U.S. person.

Ownership and Dispositions of SPACES, Separate PACES and Separate VSRCs

Ownership

Except as described below, for U.S. federal income tax purposes:

•
if you own a SPACES, you will be treated as separately owning the underlying fixed-share purchase contract, variable-share repurchase contract, fractional ownership interest in the pledged treasury strip and fractional ownership interest in the treasury portfolio;

•
if you own a separate PACES, you will be treated as separately owning the underlying fixed-share purchase contract, fractional ownership interest in the pledged treasury strip and fractional ownership interest in the treasury portfolio; and

•	if you own a separate VSRC, you will be treated as separately owning the underlying variable-share repurchase contract and the pledged common stock.

Under the terms of the SPACES, separate PACES and separate VSRCs, you and we agree to treat the SPACES, separate PACES and separate VSRCs in this manner for all tax purposes. The remainder of this discussion assumes this treatment to be correct, except as provided below. The IRS might take the position, possibly successfully, that the fixed-share purchase contract and variable-share repurchase contract are a single integrated contract, in which case the results could materially differ from the treatment described below.

The purchase price of a SPACES, separate PACES or separate VSRC should be allocated among the components described in the preceding paragraph in proportion to their respective fair market values at the time of purchase. If you own a SPACES or separate PACES, the purchase price allocated to your fractional interest in the treasury portfolio should be further allocated among each of the treasury strips in that portfolio based on their fair market values. If you own a SPACES and you settle the fixed-share purchase contract or you choose to substitute collateral for the variable-share repurchase contract, your basis in the variable-share repurchase contract will not change, and you will have a separate continuing basis in the shares of our common stock that you deliver as collateral.

Tax information with respect to the fixed-share purchase contract, variable-share repurchase contract, treasury strips and treasury portfolio will be reported to you and the IRS. For this purpose, we expect the fair market value of the pledged treasury strip will be treated as $            , the fair market value of the treasury portfolio will be treated as $            , the fair market value of the fixed-share purchase contract will be treated as $             and the fair market value of the variable-share repurchase contract will be treated as $0.00. This treatment will establish your initial tax basis in the securities. The remainder of this discussion assumes that the treatment of the purchase price described in this paragraph will be respected for U.S. federal income tax purposes.

Taxable Dispositions

If you dispose of a SPACES, separate PACES or separate VSRC in a taxable disposition, you will be treated as having disposed of the components described above, respectively, under “—Ownership.” The proceeds realized on the disposition will be allocated among the respective components, and you generally will recognize gain or loss equal to the difference between the proceeds allocable to each component and your adjusted tax basis in each component. For the possible effects of contract payments or deferred contract payments on these rules see “—Fixed-Share Purchase Contracts and Variable-Share Repurchase Contracts—Contract Payments” below.

Such gain or loss generally will be capital gain or loss, which will be long-term capital gain or loss if you held your SPACES, separate PACES or separate VSRC for more than one year. Under the straddle and wash sale rules of the Code, a portion of what would otherwise be long-term gain may be treated as short-term gain, and any loss may be deferred or added to the basis of another asset. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitation. Generally, a portion of your gain on the disposition of treasury strips maturing within one year of the date of your purchase of the SPACES or separate PACES will be ordinary income.

If a disposition of SPACES, separate PACES or separate VSRCs occurs when the fixed-share purchase contract and/or variable-share repurchase contract has a negative value, you should be considered to have received additional consideration for the other components of your SPACES or separate PACES or separate VSRC. The additional consideration will be in an amount equal to the negative value of the applicable contract and you will be considered to have paid such amount to be released from your obligations under that contract.

There will be no tax consequences to you if you split apart or re-create SPACES.

Pledged Treasury Strips and Treasury Portfolio

Original Issue Discount

The pledged treasury strip and the treasury portfolio will consist of zero-coupon U.S. treasury strips of various maturities. A portion of your purchase price for SPACES or separate PACES will be allocated among your interests in the pledged treasury strip and each of the treasury strips in the treasury portfolio. For each treasury strip, the difference between your purchase price allocated to that security and the amount payable to you at its maturity (i.e., your pro rata portion of the principal amount of that treasury strip) is original issue discount (“OID”). For each treasury strip, you will be required to include the corresponding OID in income as it accrues from the date you purchased the SPACES or separate PACES through the maturity date. This accrued income must be included in income before you receive the associated cash payment, regardless of your accounting method for tax purposes. The rules are slightly different for treasury securities with a maturity of no more than one year, but the differences will not be material to you.

Because of the structure of the treasury strip and the treasury portfolio, the net effect of the OID accruals will be that you will accrue into income (i) during each quarterly period an aggregate amount approximately equal to the quarterly payment that you will receive in respect of the maturing treasury strips in the treasury portfolio at the end of such period, and (ii) over the life of the SPACES or separate PACES, an aggregate amount of additional discount equal to the portion of your purchase price allocable to the underlying contracts.

Taxable Dispositions

On a taxable disposition of any of the treasury strips, you will have taxable gain or loss equal to the difference between the amount received by you with respect to each treasury strip and your adjusted tax basis in each treasury strip. Your adjusted tax basis is the portion of the purchase price of each SPACES or separate PACES that you have allocated to the treasury strip (as described above in “—Ownership and Dispositions of SPACES, Separate PACES and Separate VSRCs—Ownership”), increased by any OID included in income with respect to the treasury strip. Your gain or loss generally will be a capital gain or loss.

If you are an individual or other cash method taxpayer, a portion of any gain you recognize on the sale or exchange of a treasury strip with a maturity of one year or less from your date of purchase might be ordinary income.

Fixed-Share Purchase Contracts and Variable-Share Repurchase Contracts

Contract Payments

There is no direct authority addressing the treatment of the quarterly contract payments or deferred contract payments on the fixed-share purchase contract or the variable-share repurchase contract and the treatment is therefore unclear. Quarterly or deferred contract payments may constitute taxable ordinary income to you when received or accrued, in accordance with your regular method of tax accounting. Even if you are an accrual method taxpayer, you may not be required to report deferred contract payments as income until the receipt of such payments. You will receive information returns that report contract payments and deferred contract payments as taxable ordinary income to you at the time such payments are made. If such payments are made in shares of our stock, we will report an amount equal to the fair market value of such stock. If such payments are made in unsecured notes, we will report an amount equal to the fair market value of such notes if they are traded on an established trading market for tax purposes (and otherwise the face amount of such notes).

Under this approach, if any accrued but unpaid contract payments or deferred contract payments have not been included in your income at the time of your sale or disposition of a fixed-share purchase contract or variable-share repurchase contract or upon termination of either contract, a corresponding portion of the proceeds to you may be treated as ordinary income at that time. In addition, any contract payments that have been included in your income but that have not been paid to you should increase your adjusted tax basis in the applicable contract.

You should consult your tax advisors concerning the treatment of the contract payments, including the possibility that they may be treated as a loan, purchase price adjustment, payments on a short sale, rebate or payment analogous to an option premium rather than being includible in income on a current basis. In such case, any contract payments that have been paid to you but that have not been included in your income could reduce your adjusted tax basis in the fixed-share purchase contract or variable-share repurchase contract, reduce your tax basis in the common shares you acquire under the fixed-share purchase contract or increase the amount realized by you on termination or disposition of the fixed-share purchase contract or variable-share repurchase contract.

Acquisition of Our Common Stock Under Fixed-Share Purchase Contracts

You generally will not recognize gain or loss on the purchase of our common stock under a fixed-share purchase contract (except that any cash we pay you in lieu of a fractional share of our common stock should be treated as paid in exchange for such fractional share). Your aggregate initial tax basis in the common stock should generally equal your purchase price for such common stock plus your adjusted tax basis in the fixed-share purchase contract (disregarding the portion of such purchase price and adjusted tax basis allocable to the fractional share). Your holding period for common stock received under a fixed-share purchase contract will begin the day after the acquisition of the common stock.

Please refer to “—Ownership of Common Stock” below for the tax consequences of owning and disposing of the shares of our common stock you receive upon settlement of the fixed-share purchase contract.

Early Settlement of Fixed-Share Purchase Contracts

Upon the early settlement of a fixed-share purchase contract, you will not have any taxable gain or loss with respect to your interest in the pledged treasury strip and treasury portfolio, and your tax basis and holding period in those assets will remain the same. Your aggregate initial tax basis in the common stock will equal your cash purchase price for such common stock plus your adjusted tax basis in the fixed-share purchase contract (disregarding the portion of such purchase price and adjusted tax basis allocable to any fractional shares, for which we will pay you cash).

If a financial institution accepts your PACES for exchange in lieu of early settlement, you will either (i) have taxable gain equal to the value of the common stock over the purchase price you paid for the stock plus your adjusted tax basis in the fixed-share purchase contract, or (ii) be treated as described in the preceding paragraph. To the extent you receive any cash in exchange for all or a portion of your interest in the treasury portfolio, please see the consequences described above under “—Pledged Treasury Strips and Treasury Portfolio—Taxable Dispositions.”

Settlement of Variable-Share Repurchase Contracts

On settlement (whether early or otherwise) of the variable-share repurchase contract, you generally should have a capital loss equal to your basis in the shares you deliver to us. If, however, as discussed above under “—Contract Payments” you did not include contract payments in income, the results upon settlement might be different. In addition, if at the time of settlement you own shares of our common stock or a right to receive our shares (including under a fixed share purchase contract), the loss might not be allowed currently pursuant to the “straddle” or “wash sale” rules of the Code. Rather, in such a situation, the loss could be delayed until you disposed of your other interests in our stock.

Termination of Fixed-Share Purchase Contracts and Variable-Share Repurchase Contracts

If your fixed-share purchase contract and/or your variable-share repurchase contract terminates, you will recognize a loss equal to your adjusted tax basis (if any) in the applicable contract at the time of such termination, subject to the “straddle” or “wash sale” rules of the Code discussed in the preceding paragraph. Any such loss will be a capital loss. If, however, as discussed above under “—Contract Payments” you did not include contract payments in income, the results upon termination might be different. On the return of your interest in the pledged treasury strips or the treasury portfolio, or the pledged common stock, you will have no gain or loss, and your adjusted tax basis and holding period in such items will remain unchanged. If a portion of your interest in the treasury portfolio is sold and the proceeds given to you, the treatment will be as described above under “—Pledged Treasury Strips and Treasury Portfolio—Taxable Dispositions.”

Adjustments to Settlement Rates

The terms of the fixed-share purchase contracts and variable-share repurchase contracts allow for changes of the settlement rates in certain circumstances. You might be treated as receiving a constructive dividend from us if (1) the fixed-share settlement rate is adjusted and as a result of such adjustment your proportionate interest in our assets or earnings and profits is increased and (2) the adjustment is not made pursuant to a bona fide, reasonable anti-dilution formula. An adjustment in the settlement rate would not be considered made pursuant to such a formula if the adjustment were made to compensate you for certain taxable distributions that we made with respect to our common stock. Thus, under certain circumstances, an increase in the fixed-share settlement rate might give rise to a taxable dividend to you even though you would not receive any cash. Please see “—Ownership of Common Stock—Distributions” below for information on the taxation of dividends.

There will be no tax consequences to you upon the adjustment of the variable-share settlement rate. A sale by the collateral agent of your assets or securities to cure a collateral insufficiency arising from a change in the variable-share settlement rate would generally be taxable to you.

Ownership of Common Stock

Distributions

If we make a distribution in respect of our common stock, the distribution will be treated as a dividend, taxable to you as ordinary income, to the extent it is paid from our current or accumulated earnings and profits. If the distribution exceeds our current and accumulated earnings and profits, the excess will be treated first as a tax-free return of capital up to your adjusted basis in the common stock. Any remaining excess will be treated as capital gain. If you are a U.S. corporation, you may be able to claim a deduction equal to a portion of any dividends received.

Dispositions

Upon a sale, exchange or other disposition of our common stock, you will have taxable gain or loss equal to the difference between the amount received by you and your adjusted tax basis in the common stock. Your gain or loss will generally be a capital gain or loss and will be a long-term capital gain or loss if you held the common stock for more than one year. The deductibility of capital losses is subject to limitation.

Information Reporting and Backup Withholding

If you hold the securities through a broker or other securities intermediary, the intermediary must provide information to the IRS and to you on IRS Form 1099 concerning interest (including OID, if any), dividends, contract payments and retirement proceeds on the securities, unless an exemption applies. Similarly, unless an exemption applies, you must provide the intermediary or us with your taxpayer identification number for use in reporting information to the IRS. If you are an individual, this is your social security number. You are also required to comply with other IRS requirements concerning information reporting, including a certifying that you are not subject to backup withholding and that you are a U.S. person. If you are subject to these requirements but do not comply, the intermediary must withhold a percentage of all amounts payable to you on the securities, including principal payments. Under current law, this percentage will be 30% in 2003, 29% in 2004 and 2005 and 28% in 2006. This is called backup withholding. Backup withholding may also apply if the IRS notifies us that such withholding is required or that the taxpayer identification number you provided is incorrect.

Backup withholding is not an additional tax. You may use the withheld amounts, if any, as a credit against your federal income tax liability. All individuals are subject to these requirements. Some non-individual holders, including all corporations, tax-exempt organizations and individual retirement accounts, are exempt from these requirements.

Tax Consequences to Non-U.S. Holders

This section applies to you if you are a non-U.S. holder.

OID, Contract Payments, and Dividends

OID that you accrue or receive on the treasury strips will not be subject to U.S. withholding tax, provided that you provide IRS Form W-8BEN or otherwise establish your entitlement to exemption.

The U.S. federal income tax treatment of contract payments is unclear. We intend to take the position that contract payments and deferred contract payments paid to a non-U.S. holder constitute fixed or determinable annual or periodic income, subject to 30% withholding tax. You should consult your tax advisor concerning the treatment of contract payments, including the possibility that you might be entitled to a refund of the withholding tax. Such a refund might be available if the contract payments were properly treated as a loan, purchase price adjustment, rebate or payment analogous to an option premium.

Any dividends you receive will be subject to 30% withholding tax (or such lower rate provided by an applicable income tax treaty if you establish that you qualify to receive the benefits of such treaty).

Sale, Exchange, or Retirement of the Securities

Subject to the discussion below concerning effectively connected income and backup withholding, you will not be subject to U.S. federal income tax on any gain realized on the sale, exchange or retirement of the securities unless you are an individual, you are present in the United States for at least 183 days during the year in which you dispose of the securities, and other conditions are satisfied.

Effectively Connected Income

The preceding discussion assumes that the income and gain received by you is not effectively connected with the conduct by you of a trade or business in the United States. If you are engaged in a trade or business in the United States and your investment in a security is effectively connected with such trade or business (1) you will be exempt from the 30% withholding tax (provided a certification requirement, generally on IRS Form W-8ECI, is met) and will instead generally be subject to regular U.S. federal income tax on any income and gain with respect to the securities in the same manner as if you were a U.S. holder; (2) if you are a foreign corporation, you may also be subject to an additional branch profits tax of 30% or such lower rate provided by an applicable income tax treaty if you establish that you qualify to receive the benefits of such treaty; and (3) if you are eligible for the benefits of a tax treaty, any effectively connected income or gain will generally be subject to U.S. federal income tax only if it is also attributable to a permanent establishment maintained by you in the United States.

Information Reporting and Backup Withholding

Payments you receive will be automatically exempt from the usual backup withholding rules if such payments are subject to the 30% withholding tax, if you provide Form W-8BEN, or if you establish that they are exempt from withholding tax by application of a tax treaty. The exemption does not apply if the withholding agent or an intermediary knows or has reason to know that you should be subject to the usual information reporting or backup withholding rules. In addition, information reporting may still apply to payments (on Form 1042-S) even if certification is provided and the interest is exempt from the 30% withholding tax. Sale proceeds you receive on a sale of your securities through a broker may be subject to information reporting and/or backup withholding if you are not eligible for an exemption, or do not provide the certification described above. In particular, information reporting and backup withholding may apply if you use the U.S. office of a broker, and information reporting (but generally not backup withholding) may apply if you use the foreign office of a broker that has certain connections to the United States. We suggest that you consult your tax advisor concerning the application of information reporting and backup withholding rules.

ERISA CONSIDERATIONS

The summary set forth below is based on the provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the Code (and the related regulations and administrative and judicial interpretations) as of the date hereof. This summary does not purport to be complete, and no assurance can be given that future legislation, court decisions, administrative regulations, rulings or administrative pronouncements will not significantly modify the provisions summarized herein. Any such changes may be retroactive and may thereby apply to transactions entered into prior to the date of their enactment or release.

ERISA and the Code impose certain restrictions on (a) employee benefit plans (as defined in Section 3(3) of ERISA) that are subject to the provisions of Part 4 of Title I of ERISA, (b) plans described in Section 4975(e)(1) of the Code, including individual retirement accounts and plans maintained for self-employed individuals, (c) any entity whose underlying assets include “plan assets”

by reason of a plan’s investment in such entity (each plan and entity described in (a), (b) and this (c) being a “Plan”) and on (d) persons who have certain relationships to any such Plan, which are defined in ERISA and the Code (each such person being a “party in interest” under ERISA and a “disqualified person” under the Code). ERISA also imposes duties on a person who is a fiduciary with respect to a Plan which is subject to ERISA and makes any such person liable for a violation of such duty, and ERISA and the Code prohibit certain transactions between a Plan and a party in interest or a disqualified person with respect to such Plan and can impose sanctions on any party in interest or disqualified person who engages in any such transactions.

Specifically, ERISA imposes certain duties on persons (including individuals and entities) who are fiduciaries of a Plan. Under ERISA, any person who exercises any discretionary authority or control over the administration of such Plan, or who renders investment advice for a fee or other compensation to such a Plan, is generally considered to be a fiduciary of the Plan. A Plan may purchase SPACES, separate PACES and/or separate VSRCs (including securities underlying any such unit) subject to the investing fiduciary’s determination that the investment satisfies ERISA’s fiduciary standards and other requirements under ERISA, the Code or similar laws applicable to investments by the Plan. In considering an investment of Plan assets in SPACES, separate PACES and/or separate VSRCs (including securities underlying any such unit), a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provision of ERISA, the Code or any similar law relating to a fiduciary’s duties.

Section 406 of ERISA and Section 4975 of the Code prohibit Plans subject to Title I of ERISA or Section 4975 of the Code from engaging in specified transactions involving Plan assets with any party in interest or disqualified person, unless an exemption is available. We and our affiliates may be a party in interest or a disqualified person with respect to a Plan which purchases or holds SPACES, separate PACES and/or separate VSRCs (or any security underlying any such unit). A prohibited transaction under ERISA and the Code includes a direct or indirect sale or exchange, or leasing, of any property between the Plan and a party in interest or a disqualified person with respect to such Plan. In addition, a prohibited transaction may occur in connection with a direct or indirect loan or other extension of credit between a Plan and a party in interest or a disqualified person with respect to such Plan.

The purchase or holding of SPACES, separate PACES and/or separate VSRCs (and any securities underlying any such units) and/or the transfer of shares of common stock to us pursuant to the variable-share repurchase contract by any Plan (including without limitation any transferee) may constitute or result in prohibited transactions under ERISA and Section 4975 of the Code, unless the purchase and holding of such SPACES, separate PACES and/or separate VSRCs (and any securities underlying any such units) and/or the transfer of shares of our common stock to us pursuant to the variable-share repurchase contract are pursuant to and in accordance with an applicable class prohibited transaction exemption, such as Prohibited Transaction Class Exemption (PTCE) 84-14 (an exemption for certain transactions determined by an independent qualified professional asset manager), PTCE 90-1 (an exemption for certain transactions involving insurance company pooled separate accounts), PTCE 91-38 (an exemption for certain transactions involving bank collective investment funds), PTCE 95-60 (an exemption for certain transactions involving insurance company general accounts) or PTCE 96-23 (an exemption for certain transactions determined by an in-house asset manager).

Each purchaser and/or holder (including without limitation any transferee) of SPACES, separate PACES and/or separate VSRCs (including any securities underlying any such unit) and each transferor of shares of common stock to us pursuant to the variable-share repurchase contract will be deemed to have represented by its purchase, holding or transfer that (a) it is not a Plan and is not purchasing such securities on behalf of or with “plan assets” of any Plan, (b) such purchase, holding or transfer does not constitute a prohibited transaction under ERISA or Section 4975 of the Code or other similar laws without regard to the availability of any prohibited transaction exemption, or (c) such purchase, holding or transfer does not constitute a prohibited transaction under ERISA or Section 4975 of the Code or other similar laws, because a prohibited transaction exemption is available with respect to such transactions and the conditions of such exemption have been satisfied with respect to such purchase, holding or transfer.

In addition, a Plan fiduciary considering the purchase of PACES (whether by purchase of SPACES or separate PACES) should consider whether the related interest in the treasury portfolio might be treated under ERISA as causing some or all of the underlying securities of the treasury portfolio to include assets of the Plan. If the treasury portfolio were deemed to hold “plan assets” of a Plan, the purchase contract agent could be considered to be a provider of services and therefore a party in interest and disqualified person with respect to the Plan.

The sale of SPACES, separate PACES and/or separate VSRCs (including any securities underlying any such unit) and the receipt by us of shares of our common stock pursuant to the variable-share repurchase contract shall not be deemed a representation by us that this investment meets all relevant legal requirements with respect to any Plan. Each Plan should consult its own ERISA and tax advisors and/or counsel regarding the consequences of an investment in SPACES, separate PACES and/or separate VSRCs (including any securities underlying any such unit) and/or the transfer of shares of our common stock to us pursuant to any variable-share repurchase contract.

UNDERWRITING

State Street and the underwriters for this offering (the “underwriters”) named below have entered into an underwriting agreement with respect to the SPACES being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of SPACES indicated in the following table.

Underwriters	Number of SPACES
Goldman, Sachs & Co.
Deutsche Bank Securities Inc.

Total	1,375,000

The underwriters are committed to take and pay for all of the SPACES being offered, if any are taken, other than the SPACES covered by the option described below unless and until this option is exercised.

If the underwriters sell more SPACES (whether as SPACES or, if they split them apart, as separate PACES and separate VSRCs) than the total number set forth in the table above, the underwriters have an option to buy up to an additional 206,250 SPACES from State Street to cover such sales. The underwriters may exercise that option within 30 days from the date of this prospectus supplement. If any SPACES are purchased pursuant to this option, the underwriters will severally purchase SPACES in approximately the same proportion as set forth in the table above.

The following table summarizes the underwriting discounts and commissions to be paid to the underwriters by State Street. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase an additional 206,250 SPACES.

Paid by State Street	No Exercise	Full Exercise
Per SPACES	$	$
Total	$	$

SPACES, separate PACES and separate VSRCs sold by the underwriters to the public will initially be offered at the initial public offering prices set forth on the cover of this prospectus supplement. Any SPACES sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to $             per SPACES. Any such securities dealers may resell any SPACES purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to $           per SPACES. If all the SPACES (whether as SPACES or, if they split them apart, as separate PACES and separate VSRCs) are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

The SPACES, separate PACES and separate VSRCs are a new issue of securities with no established trading market. State Street has been advised by the underwriters that the underwriters presently intend to make a market in the SPACES, separate PACES and separate VSRCs but they are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the SPACES, separate PACES and separate VSRCs.

State Street has agreed for a period of 90 days, subject to certain exceptions, and our executive officers and directors have agreed for a period of 90 days not to offer, sell, contract to sell or otherwise dispose of, directly or indirectly, shares of State Street common stock, securities convertible into or exchangeable or exercisable for any shares of State Street common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of State Street common stock, without the prior written consent of Goldman, Sachs & Co. State Street shall not be restricted from issuing securities under existing employee stock plans or upon exercise or conversion of outstanding securities.

In connection with this offering, the underwriters may purchase and sell the SPACES, separate PACES and separate VSRCs in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of SPACES (whether as SPACES or, if they split them apart, as separate PACES or separate VSRCs) than they are required to purchase in this offering. “Covered” short sales are sales of SPACES (whether as SPACES or, if they split them apart, as separate PACES or separate VSRCs) made in an amount not greater than the underwriters’ option to purchase additional SPACES from State Street in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional SPACES or purchasing SPACES, separate PACES or separate VSRCs in the open market. In determining the source of SPACES, separate PACES or separate VSRCs to close out any covered short position, the underwriters will consider, among other things, the price of SPACES, separate PACES and separate VSRCs available for purchase in the open market as compared to the price at which they may purchase SPACES through their option to purchase additional SPACES from State Street. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing SPACES, separate PACES or separate VSRCs in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the SPACES, separate PACES or separate VSRCs in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of certain bids for or purchases of SPACES, separate PACES or separate VSRCs made by the underwriters in the open market prior to the completion of this offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased SPACES, separate PACES or separate VSRCs sold by or for the account of such underwriter in stabilizing or short-covering transactions.

The activities by the underwriters may stabilize, maintain or otherwise affect the market price of the SPACES, separate PACES or separate VSRCs. As a result, the price of the SPACES, separate PACES or separate VSRCs may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the New York Stock Exchange, in the case of SPACES, and in the over-the-counter market or otherwise in the case of SPACES, separate PACES and separate VSRCs.

State Street estimates that its share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $2.0 million.

State Street has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

From time to time, the underwriters and certain of their affiliates have engaged, and may in the future engage, in transactions with, including investment banking and commercial banking transactions, and perform services for, State Street and its affiliates in the ordinary course of business. Goldman, Sachs & Co. and Deutsche Bank Securities Inc. are also acting as underwriters for the concurrent offerings of State Street’s common stock and State Street Capital Trust II’s capital securities. State Street has entered into a definitive agreement with Deutsche Bank AG, an affiliate of Deutsche Bank Securities Inc., to acquire Deutsche Bank AG’s Global Securities Services Business.

Each underwriter has agreed that (i) it has not offered or sold, and prior to the six months after the date of issue of the SPACES will not offer or sell any securities to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has complied, and will comply with, all applicable provisions of the Financial Services and Markets Act 2000 of Great Britain (“FSMA”) with respect to anything done by it in relation to the securities in, from or otherwise involving the United Kingdom, and (iii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) received by it in connection with the issue or sale of securities in circumstances in which section 21(1) of the FSMA does not apply to the issuer.

The SPACES, separate PACES and separate VSRCs are not and will not be offered, sold, transferred or delivered in or from the Netherlands, as part of their initial distribution or as part of any re-offering, and neither this prospectus nor any other document in respect of this offering may be distributed or circulated in the Netherlands, other than to individuals or legal entities who or which trade or invest in securities in the conduct of a profession or trade (which includes banks, securities firms, insurance companies, pension funds, investment institutions, central governments, large international and supranational organizations, other institutional investors and other parties, including treasury departments of commercial enterprises, which are regularly active in the financial markets in a professional manner).

In addition and without prejudice to the above, Zero Coupon Notes (as defined below) in definitive form of any Issuer may only be transferred and accepted, directly or indirectly, within, from or into the Netherlands through the mediation of either the relevant Issuer or an admitted institution of Euronext Amsterdam N.V., admitted in a function on one or more markets or systems held or operated by Euronext Amsterdam N.V. (toegelaten instelling), in accordance with the Dutch Savings Certificates Act (Wet inzake spaarbewijzen) of 21 May 1985 (as amended). No such mediation is required: (a) in respect of the transfer and acceptance of rights representing an interest in a Zero Coupon Note in global form, or (b) in respect of the initial issue of Zero Coupon Notes in definitive form to the first holders thereof, or (c) in respect of the transfer and acceptance of Zero Coupon Notes in definitive form between individuals not acting in the conduct of a business or profession, or (d) in respect of the transfer and acceptance of such Zero Coupon Notes within, from or into the Netherlands if all Zero Coupons Notes (either in definitive form or as rights representing an interest in a Zero Coupon Note in global form) of any particular Series are issued outside the Netherlands and are not distributed into the Netherlands in the course of initial distribution or immediately thereafter. As used herein “Zero Coupon Notes” are Notes that are in bearer form and that constitute a claim for a fixed sum against the relevant Issuer and on which interest does not become due during their tenor or on which no interest is due whatsoever.

The SPACES, separate PACES and separate VSRCs have not been and will not be registered under the Securities and Exchange Law of Japan. Each underwriter has represented and agreed that it has not offered or sold, and it will not offer or sell, directly or indirectly, any SPACES, separate PACES or separate VSRCs in Japan or to, or for the account or benefit of, any resident of Japan or to, or for the account or benefit of, any resident of Japan except (i) pursuant to an exemption from the registration requirements of, or otherwise in compliance with, the Securities and Exchange Law or Japan and (ii) in compliance with the other relevant laws and regulations of Japan.

No offer to sell the SPACES, separate PACES or separate VSRCs has been or will be made in the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”), by means of any document, other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, except in circumstance which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32) of Hong Kong, and unless permitted to do so under the securities laws of Hong Kong, no person has issue or had in its possession for the purposes of issue, and will not issue or have in its possession for the purpose of issue, any advertisement, document or invitation relating to the SPACES, separate PACES or separate VSRCs in Hong Kong other than with respect to the SPACES, separate PACES or separate VSRCs intended to be disposed of to persons outside Hong Kong or only to persons whose business involves the acquisition, disposal or holding of securities whether as principal or agent.

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the SPACES, separate PACES or separate VSRCs may not be circulated or distributed, nor may the SPACES, separate PACES or separate VSRCs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the SPACES, separate PACES or separate VSRCs to the public in Singapore.

LEGAL MATTERS

The validity of the contracts and our common stock issuable upon settlement of the fixed-share purchase contracts will be passed upon for us by Ropes & Gray, Boston, Massachusetts. Certain matters relating to United States federal income tax considerations will be passed upon for us by Ropes & Gray. Certain legal matters will be passed upon for the underwriters by Cravath, Swaine & Moore, New York, New York. Truman S. Casner, a partner of Ropes & Gray, is a director of State Street. Mr. Casner owns beneficially a total of 40,984 shares of our common stock. Ropes & Gray performs services for us from time to time.

$1,500,000,000

State Street Corporation

Debt Securities
Preferred Stock
Depositary Shares
Common Stock
Warrants
Stock Purchase Contracts
Stock Purchase Units

State Street Capital Trust II
State Street Capital Trust III
State Street Capital Trust IV

Capital Securities Fully and Unconditionally
Guaranteed by State Street Corporation

State Street Corporation may offer and sell Debt Securities, Preferred Stock, Depositary Shares, Common Stock, Warrants, Stock Purchase Contracts and Stock Purchase Units. The Debt Securities and shares of our Preferred Stock may be convertible into or exchangeable for shares of our Common Stock or other securities.

The trusts are Delaware business trusts. Each trust may from time to time:

•	sell capital securities representing undivided beneficial interests in the trust to the public;

•	sell common securities representing undivided beneficial interests in the trust to State Street Corporation;

•	use the proceeds from these sales to buy an equal principal amount of junior subordinated debentures of State Street Corporation; and

•	distribute the cash payments it receives on the junior subordinated debentures it owns to the holders of the capital and common securities.

State Street Corporation will fully and unconditionally guarantee the payment by the trusts of the capital securities based on obligations discussed in this prospectus. This is called the capital securities guarantee.

The common stock of State Street Corporation is traded on the New York Stock Exchange under the symbol “STT.”

We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplements carefully before you invest.

A security is not a deposit and the securities are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

This prospectus may be used to offer and sell securities only if accompanied by the prospectus supplement for those securities.

Our principal executive offices are located at 225 Franklin Street, Boston, Massachusetts 02110 and our telephone number is (617) 786-3000.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or the accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 27, 2002

IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN THIS PROSPECTUS AND
THE ACCOMPANYING PROSPECTUS SUPPLEMENT

We provide information to you about the securities in two separate documents that progressively provide more detail:

•	this prospectus, which provides general information, some of which may not apply to your securities; and

•	the accompanying prospectus supplement, which describes the terms of the securities.

If the terms of your securities vary between the prospectus supplement and the accompanying prospectus, you should rely on the information in the following order of priority:

•	the prospectus supplement; and

•	this prospectus.

We include cross-references in this prospectus and the accompanying prospectus supplement to captions in these materials where you can find further related discussions. The following Table of Contents and the Table of Contents included in the accompanying prospectus supplement provide the pages on which these captions are located.

Neither we nor the underwriters have taken any action that would permit us to publicly sell these securities in any jurisdiction outside the United States. If you are an investor outside the United States, you should inform yourself about and comply with any restrictions as to the offering of the securities and the distribution of this prospectus.

i

ii

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the SEC, utilizing a “shelf” registration process. Under this shelf registration process, we may from time to time sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $1,500,000,000. We may offer any of the following securities: debt securities, capital securities and related guarantees, preferred stock, depositary shares, common stock, stock purchase contracts and stock purchase units. We may also offer warrants to purchase debt securities, preferred stock, depositary shares or common stock. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.” The prospectus supplement may also contain information about certain United States federal income tax considerations relating to the securities covered by the prospectus supplement.

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “State Street,” “we,” “us,” “our” or similar references mean State Street Corporation.

RISK FACTORS

In deciding whether to purchase our securities, in addition to the other information contained in this prospectus, you should consider carefully any risk factors we may include, if appropriate, in the applicable prospectus supplement or term sheet. You should also consider the “Financial Goals and Factors That May Affect Them” section contained in Management’s Discussion and Analysis of Financial Condition and Results of Operations included in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q which are incorporated by reference in this prospectus, as the same may be amended, supplemented or superseded from time to time by our future filings under the Securities Exchange Act of 1934.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement under the Securities Act of 1933 that registers, among other securities, the offer and sale of the securities offered by this prospectus. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this prospectus.

In addition, we file reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the SEC’s Public Reference Room, located at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC. The address of that site is http://www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at http://www.statestreet.com. Our website is not a part of this prospectus.

You can also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by information that is included directly in this document or in a more recent incorporated document.

This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC. They contain important information about us and our financial condition.

SEC Filings	Period
Annual Report on Form 10-K	Year Ended December 31, 2001

Quarterly Reports on Form 10-Q	Quarter ended March 31, 2002
Quarter ended June 30, 2002
Quarter ended September 30, 2002

Current Reports on Form 8-K	Filed March 12, 2002
Filed April 30, 2002
Filed August 2, 2002
Filed August 7, 2002
Filed August 15, 2002
Filed August 19, 2002
Filed September 19, 2002
Filed October 1, 2002
Filed November 5, 2002

Registration Statement on Form 8-A (relating to Common Stock)	Filed on January 18, 1995 and March 7, 1995

Registration Statement on Form 8-A (relating to preferred stock purchase rights)	Filed on January 18, 1995 and March 7, 1995, and as amended on July 7, 1998

We incorporate by reference additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the date we sell all of the securities. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

You can obtain any of the documents incorporated by reference in this document through us, or from the SEC through the SEC’s Internet world wide web site at the address described previously. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit to the registration statement. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address:

Investor Relations
State Street Corporation
225 Franklin Street
Boston, Massachusetts 02110
(617) 664-3477

We have not authorized anyone to give any information or make any representation about us that is different from, or in addition to, the information and representations contained in this prospectus or in any of the materials that we have incorporated into this prospectus. If anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

FORWARD-LOOKING STATEMENTS

This prospectus, including information incorporated by reference, contains some forward-looking statements with respect to our financial condition, results of operations, plans, objectives, future performance and business, including, without limitation, statements preceded by, followed by or that include the words “believes,” “expects,” “anticipates,” “estimates” or similar expressions.

These forward-looking statements involve risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to many factors, including:

•	future revenue may increase or decrease depending upon the extent of increases or decreases in cross-border investments made by clients or future clients;

•	changes in the savings rate of individuals that are invested in mutual funds and other collective funds or in defined contribution plans may affect our revenues;

•	fluctuations in worldwide securities market valuations may affect our revenues;

•
changes in markets served, including the growth rate of collective funds worldwide, the pace of debt issuance, outsourcing decisions, and mergers, acquisitions and consolidations among clients and competitors may affect our revenues;

•
global and regional economic factors and changes or potential changes in laws and regulations affecting our business, including volatile currencies, pace of inflation and changes in monetary policy, and social and political instability, could affect results of operations;

•
legislation may cause changes in the competitive environment in which we operate, which could include, among other things, broadening the scope of activities engaged in by significant competitors, facilitating consolidation of competitors into stronger entities or attracting large and well-capitalized new competitors into our traditional businesses, which may affect future results;

•
changes in accounting principles generally accepted in the United States and applicable to us, while not having an economic impact on our business, could have a material impact on our reported results of operations and the attainment of the current measures of our financial goals;

•
any occurrence which may limit our access to the funds markets, such as a decline in the confidence of debt purchasers, depositors or counterparties in the funds markets in general or with us in particular, or a downgrade of our debt rating, may affect our future results;

•	failure to meet minimum capital requirements and the status of “well capitalized” under the regulatory framework applicable to us could adversely affect our business;

•	market interest rate levels, the shape of the yield curve and the direction of interest rate changes affect net interest revenue and securities lending revenue;

•	the degree of volatility in foreign exchange rates can affect the amount of foreign exchange trading revenue;

•	the pace of pension reform and resulting programs, including public and private pension schemes, may affect the pace of revenue growth;

•
future prices that we are able to obtain for our products may increase or decrease from current levels depending upon demand for our products, our competitors’ activities and the introduction of new products into the marketplace;

•	the pace at which we attract new clients and at which existing and new clients use additional services and assign additional assets to us for management or custody will affect future results;

•	changes in business mix, including the mix of U.S. and non-U.S. business, may affect future results;

•
unforeseen events, including terrorist or military actions and resulting political and social turmoil, could cause damage to our physical facilities or cause delays or disruptions to operational functions, including information processing and financial market settlement functions;

•	technological change and our ability to develop and market new and innovative services may be more difficult or expensive than anticipated;

•	our ability to effectively assimilate services, technologies, key personnel or businesses of acquired companies may affect future results; and

•	changes may occur in securities markets which may affect revenue.

STATE STREET CORPORATION

We are a bank holding company organized under the laws of the Commonwealth of Massachusetts and a leading provider of services to institutional investors and investment managers worldwide. We were organized in 1970 and conduct our business principally through our subsidiary, State Street Bank and Trust Company (State Street Bank) which traces its beginnings to the founding of Union Bank in 1792. The charter under which State Street Bank now operates was authorized by a special act of the Massachusetts Legislature in 1891, and its present name was adopted in 1960. We are also a financial holding company. Our executive offices are located at 225 Franklin Street, Boston, Massachusetts 02110 (telephone (617) 786-3000).

CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

Our consolidated ratios of earnings to fixed charges and our consolidated ratios of earnings to fixed charges and preferred dividends were as follows for the five most recent fiscal years and for the nine-month period ended September 30, 2002:

	Nine Months Ended September 30, 2002	Year Ended December 31,
		2001	2000	1999	1998	1997
Ratio of earnings to fixed charges	3.11x	1.96x	1.67x	2.02x	1.77x	1.93x
Ratio of earnings to fixed charges and preferred dividends	3.11x	1.96x	1.67x	2.02x	1.77x	1.93x

Under SEC regulations and for the purposes of calculating these ratios, earnings consist of income from continuing operations before income taxes and fixed charges. Under SEC regulations, fixed charges consist of interest on indebtedness, amortization of debt premium, the interest component of rentals and preferred stock dividend requirements.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities for general corporate purposes unless otherwise indicated in the prospectus supplement or term sheet relating to a specific issue of securities. Our general corporate purposes may include extending credit to, or funding investments in, our subsidiaries. The precise amounts and the timing of our use of the net proceeds will depend upon our subsidiaries’ funding requirements and the availability of other funds. Until we use the net proceeds from the sale of any of our securities for general corporate purposes, we will use the net proceeds to reduce our short-term indebtedness or for temporary investments. We expect that we will, on a recurrent basis, engage in additional financings as the need arises to finance our growth, through acquisitions or otherwise, or to fund our subsidiaries. We and State Street Bank regularly investigate possible acquisitions.

DESCRIPTION OF DEBT SECURITIES

The senior debt securities will be issued under an indenture dated as of August 2, 1993 (the senior indenture) between us and U.S. Bank National Association, as successor senior trustee. The subordinated debt securities (other than the junior subordinated debentures) will be issued under an indenture dated as of June 15, 2000 (the subordinated indenture) between us and Bank One Trust Company, N.A., as subordinated trustee. A copy of each indenture is an exhibit to the registration statement that contains this prospectus.

The following summaries of all material terms of the indentures are not complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the respective indentures, including the definitions of terms. The following summaries describe the general terms and provisions of the debt securities to be offered by any prospectus supplement. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which these general provisions may apply to the debt securities so offered, will be described in the prospectus supplement relating to such offered securities.

The senior debt securities will be unsecured and will rank equally with all other unsecured and unsubordinated indebtedness of State Street. The subordinated debt securities will be unsecured and will be subordinated to all existing and future senior indebtedness and other financial obligations of State Street as described under “Subordinated Debt Securities—Subordination” beginning on page 12. Because we are a holding company, our rights and the rights of our creditors, including the holders of the debt securities we are offering under this prospectus, to participate in the assets of any of our subsidiaries upon the subsidiary’s liquidation or reorganization will be subject to the prior claims of the subsidiary’s creditors except to the extent that we may ourselves be a creditor with recognized claims against the subsidiary. In addition, dividends, loans and advances from certain of our banking subsidiaries to us and our non-banking subsidiaries are restricted by federal and state statutes and regulations.

General

We may issue the debt securities from time to time, without limitation as to aggregate principal amount and in one or more series. We expect from time to time to incur additional indebtedness that may be senior to the debt securities. Neither the indentures nor the debt securities will limit or otherwise restrict the amount of other indebtedness which may be incurred or other securities which may be issued by us or our subsidiaries, including indebtedness which may rank senior to the debt securities. The debt securities will not be secured.

We may issue debt securities upon the satisfaction of conditions contained in the indentures. The applicable prospectus supplement will include the terms of that issue of debt securities, including:

•	the title and series designation;

•	the aggregate principal amount and the limit, if any, on the aggregate principal amount or initial public offering price of the debt securities which may be issued under the applicable indenture;

•	any fixed or variable interest rate or rates per annum;

•	the date from which any interest shall accrue;

•	any interest payment dates;

•	whether the debt securities are senior or subordinated;

•	the stated maturity date;

•	whether the debt securities are to be issued in global form;

•	any sinking fund requirements;

•	any provisions for redemption, the redemption price and any remarketing arrangements;

•	the minimum denominations;

•	whether the debt securities are denominated or payable in United States dollars or a foreign currency or units of two or more foreign currencies;

•	the place or places where payments or deliveries on the debt securities shall be made and the debt securities may be presented for registration of transfer or exchange;

•	whether any of the debt securities will be subject to defeasance in advance of the date for redemption or the stated maturity date;

•	if other than the principal amount, the portion of the principal amount of the debt securities payable upon acceleration of the maturity of the debt securities;

•	any index used to determine the amount of payment of principal of, and any premium and interest on, the debt securities;

•	the person to whom any interest on the debt securities of the series shall be payable if other than the registered holder thereof;

•	the manner in which the amount that shall be deemed to be the principal amount of the debt securities on or prior to the maturity date shall be determined;

•
any additional or different events of default that apply to any debt securities of the series and any change in the right of the trustee or the required holders of those debt securities to declare the principal thereof due and payable;

•	the terms, if any, pursuant to which debt securities may be converted into or exchanged for shares of our capital stock or other of our securities;

•	any additional or different covenants that apply to any debt securities of the series; and

•	any other terms of the debt securities that are not inconsistent with the provisions of the applicable indenture.

Please see the accompanying prospectus supplement or the terms sheet you have received or will receive for the terms of the specific debt securities we are offering. We may deliver this prospectus before or concurrently with the delivery of a terms sheet. We may issue debt securities under the indentures upon the exercise of warrants to purchase debt securities. Please see “Description of Warrants.” Nothing in the indentures or in the terms of the debt securities will prohibit the issuance of securities representing subordinated indebtedness that is senior or junior to the subordinated debt securities.

Prospective purchasers of debt securities should be aware that special federal income tax, accounting and other considerations may be applicable to instruments such as the debt securities. The prospectus supplement relating to an issue of debt securities will describe these considerations, if they apply.

Debt securities may be issued as original issue discount securities which bear no interest or interest at a rate which at the time of issuance is below market rates and which will be sold at a substantial discount below their principal amount. In the event that the maturity of any original issue discount security is accelerated, the amount payable to the holder of the original issue discount security upon acceleration will be determined in accordance with the applicable prospectus supplement, the terms of such security and the relevant indenture, but will be an amount less than the amount payable at the maturity of the principal of such original issue discount security. Special federal income tax and other considerations relating to original issue discount securities will be described in the applicable prospectus supplement.

The indentures provide that without the consent of any holders, we and the trustee may enter into one or more supplemental indentures for certain purposes, including:

•	to add to our covenants for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon us in the indentures; and

•	to add any additional events of default, in the case of the senior indenture, and events of default or defaults, in the case of the subordinated indenture.

In the event any sinking fund is established for the retirement of debt securities of any series, we may satisfy all or any part of the sinking fund payments with debt securities of such series under certain circumstances and to the extent provided for by the terms of such debt securities.

Unless otherwise indicated in the applicable prospectus supplement, the covenants contained in the indentures and the debt securities will not protect holders in the event of a sudden decline in our creditworthiness that might result from a recapitalization, restructuring, or other highly leveraged transaction.

Registration and Transfer

Unless otherwise indicated in the applicable prospectus supplement, we will issue each series of debt securities in registered form only, without coupons and in denominations of $1,000 or integral multiples thereof. Holders may present debt securities in registered form for transfer or exchange for other debt securities of the same series at the office or agency of State Street maintained for such purpose.

No service charge will be made for any transfer or exchange of the debt securities but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with any transfer or exchange.

Payment and Place of Payment

Unless otherwise indicated in the applicable prospectus supplement, we will pay principal of and any premium and interest on the debt securities at the office or agency of State Street maintained for such purpose. However, at our option, we may pay any interest by check mailed to the holders of registered debt securities at their registered addresses.

Events of Default

The following are “events of default” under the senior indenture and “defaults” under the subordinated indenture with respect to any series of debt securities:

•	default in the payment of any principal or premium when due;

•	default in the payment of any interest when due, which continues for 30 days;

•	default in the deposit of any sinking fund payment when due;

•	default in the performance of any other obligation contained in the senior indenture for the benefit of debt securities of that series, which continues for 60 days after written notice;

•	acceleration of other indebtedness of at least $20,000,000 of us or of State Street Bank, which is not annulled within 30 days after written notice;

•	specified events in bankruptcy, insolvency or reorganization; and

•	any other default or event of default provided with respect to debt securities of that series.

If an event of default under the senior indenture occurs and is continuing for any series of debt securities, the senior trustee or the holders of at least 25% in aggregate principal amount or issue price of the outstanding securities of that series may declare the principal amount of all the securities of that series, or any lesser amount provided for in the debt securities of that series, to be due and payable or deliverable immediately. At any time after the senior trustee or the holders have accelerated any series of debt securities, but before the senior trustee has obtained a judgment or decree for payment of money due or delivery of the maturity consideration, the holders of a majority in aggregate principal amount or issue price of outstanding debt securities of that series may, under certain circumstances, rescind and annul such acceleration.

Under the subordinated indenture, an “event of default” is limited to certain events involving the bankruptcy, insolvency or reorganization of State Street. The subordinated debt securities will automatically be accelerated upon the occurrence of an “event of default” resulting from bankruptcy, insolvency or reorganization. In the case of a default in the payment of interest or principal, or premium, if any, State Street will be required, upon the demand of the trustee, to pay to it, for the benefit of the holders of the subordinated debt securities, the whole amount then due and payable on such subordinated debt securities for principal, including any sinking fund payment or analogous obligations, and premium, if any, and interest and, to the extent that payment of such interest shall be legally enforceable, interest on any overdue principal, and premium, if any, and on any overdue interest, at the rate or rates prescribed in such subordinated debt securities. In the case of any default with respect to the subordinated debt securities, the trustee may in its discretion proceed to protect and enforce its rights and the rights of the holders of the subordinated debt securities by such appropriate judicial proceedings as the trustee shall deem most effectual to protect and enforce any such rights, whether for the specific enforcement of any such covenant or in aid of the exercise of any power granted in the subordinated indenture, or to enforce any other proper remedy.

The holders of a majority in principal amount or aggregate issue price of the outstanding debt securities of any series may waive an event of default with respect to that series, except a default:

•	in the payment of any amounts due and payable or deliverable under the debt securities of that series; or

•	in an obligation contained in, or a provision of, an indenture which cannot be modified under the terms of that indenture without the consent of each holder of each series of debt securities affected.

The holders of a majority in principal amount or issue price of the outstanding debt securities of a series may direct the time, method and place of conducting any proceeding for any remedy available to the applicable trustee or exercising any trust or power conferred on the trustee with respect to debt securities of that series, provided that any direction is not in conflict with any rule of law or the indenture. Subject to the provisions of the indenture relating to the duties of the trustee, before proceeding to exercise any right or power under the indenture at the direction of the holders, the trustee is entitled to receive from those holders reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in complying with any direction.

A holder of any debt security of any series will have the right to institute a proceeding with respect to the indenture or for any remedy thereunder, if:

•	that holder previously gives to the trustee written notice of a continuing event of default with respect to debt securities of that series;

•
the holders of not less than 25% in aggregate principal amount or issue price of the outstanding debt securities of that series also shall have offered the trustee reasonable indemnity and made written request to the trustee to institute such proceeding as trustee;

•	the trustee shall not have received from the holders of a majority in principal amount or issue price of the outstanding debt securities of that series a direction inconsistent with such request; and

•	the trustee shall have failed to institute such proceeding within 60 days.

However, any holder of a debt security has the absolute right to institute suit for any defaulted payment after the due dates for payment under that debt security.

We are required to furnish to the trustees annually a statement as to the performance of our obligations under the indentures and as to any default in such performance.

Modification and Waiver

Each indenture may be modified and amended by us and the applicable trustee with the consent of holders of at least 66 2/3% in principal amount or issue price of each series of debt securities affected. However, without the consent of each holder of any debt security affected, we may not amend or modify any indenture to:

•	change the stated maturity date of the principal or any installment of principal or interest on, any debt security;

•	reduce the principal amount or the rate of interest on, or any premium payable upon the redemption of, any debt security;

•	reduce the amount of principal of an original issue discount security payable upon acceleration of its maturity;

•	change the place or currency of payment of principal of, or any premium or interest on, any debt security;

•	impair the right to institute suit for the enforcement of any payment or delivery on or with respect to any debt security;

•	in the case of the subordinated indenture, modify the subordination provisions in a manner adverse to the holders of the subordinated debt securities;

•
reduce the percentage in principal amount of debt securities of any series, the consent of whose holders is required to modify or amend the indenture or to waive compliance with certain provisions of the indenture; or

•	reduce the percentage in principal amount of debt securities of any series, the consent of whose holders is required to waive any past default.

From time to time we and the applicable trustee may, without the consent of the holders of the debt securities, waive or supplement each indenture for specified purposes, including, among other things:

•	evidencing the succession of another person to State Street;

•	adding to the covenants of State Street for the benefit of the holders of all or any series of debt securities;

•	adding any additional events of default for the benefit of the holders of all or any series of debt securities;

•
adding to, changing or eliminating any of the provisions of the indentures, provided that any such addition, change or elimination shall not apply to any outstanding debt securities nor modify the rights of any holder of any such outstanding debt securities, or shall become effective only when there is no debt security outstanding of any series created prior to the execution of the supplemental indenture that is entitled to the benefit of such provision;

•	curing ambiguities, defects or inconsistencies without materially and adversely affecting the holders of the debt securities; and

•
evidencing and providing for the acceptance of appointment under the indentures by a successor trustee with respect to the debt securities of one or more series and adding to or changing any of the provisions of the indentures as shall be necessary to provide for or facilitate the administration of the trusts under the indentures by more than one trustee.

The holders of at least a majority in principal amount of the outstanding debt securities of any series may, with respect to that series, waive past defaults under the applicable indenture, except as described under “Events of Default” beginning on page 8.

Consolidation, Merger and Sale of Assets

Unless otherwise indicated in the applicable prospectus supplement, we may consolidate or merge with or into any other corporation, and we may sell, lease or convey all or substantially all of our assets to any corporation, provided that:

•
the resulting corporation, if other than us, is a corporation organized and existing under the laws of the United States of America or any U.S. state and assumes all of our obligations on the debt securities under the indentures;

•	we are not, or any successor corporation, as the case may be, is not, immediately after any consolidation or merger, in default under the indentures; and

•	certain other conditions are met.

Regarding the Trustees

U.S. Bank National Association is the trustee under the senior indenture. Bank One Trust Company, N.A. is the trustee under the subordinated indenture. We and certain of our subsidiaries, including State Street Bank, maintain banking relations with the trustees in the ordinary course of business.

International Offering

If specified in the applicable prospectus supplement, we may issue debt securities outside the United States. Such debt securities may be issued in bearer form and will be described in the applicable prospectus supplement. In connection with any offering outside the United States, we will designate paying agents, registrars or other agents with respect to the debt securities, as specified in the applicable prospectus supplement.

Debt securities issued outside the United States may be subject to certain selling restrictions which will be described in the applicable prospectus supplement. These debt securities may be listed on one or more foreign stock exchanges as described in the applicable prospectus supplement. Special United States tax and other considerations, if any, applicable to an offering outside the United States will be described in the applicable prospectus supplement.

Limitation Upon Disposition of Voting Stock or Assets of State Street Bank

The senior indenture prohibits us and State Street Bank, so long as any of the senior debt securities are outstanding, from selling or otherwise disposing of, or granting a security interest in or permitting the issuance of, any voting stock or any security convertible or exercisable into voting stock of State Street Bank or any of our subsidiaries that owns voting stock or any security convertible or exercisable into voting stock of State Street Bank.

This restriction does not apply to dispositions made by us or any subsidiary:

•	if such disposition or issuance is for fair market value as determined by our Board of Directors; and

•
if after giving effect to such disposition or issuance and any potential dilution, we and our wholly-owned subsidiaries will own directly not less than 80% of the voting stock of such principal constituent bank or any subsidiary which owns a principal constituent bank.

The subordinated indenture does not contain a similar restriction on our ability to engage in or permit such transactions to occur.

Defeasance

We may terminate or “defease” our obligations under the indentures of any series of debt securities, provided that certain conditions are met, including:

•
we shall have deposited irrevocably with the trustee as trust funds in trust, in each case, in an amount, in U.S. dollars or U.S. government obligations, which through the payment of interest, principal or premium, if any, in respect thereof in accordance with their terms, will provide an amount sufficient to pay the entire amount of the debt securities;

•
an opinion of independent counsel shall have been delivered to the trustee to the effect that the holders of the debt securities of such series will have no federal income tax consequences as a result of such deposit and termination;

•	no event of default under the senior indenture or default under the subordinated indenture may exist or be caused by the defeasance; and

•	the defeasance shall not cause an event of default under any of our other agreements or instruments.

Subordinated Debt Securities

The subordinated debt securities will be our direct, unsecured obligations. Unless otherwise specified in the applicable prospectus supplement, the subordinated debt securities will rank equally with all of our outstanding subordinated indebtedness that is not specifically stated to be junior to the subordinated debt securities.

Subordination

The subordinated debt securities will be subordinated in right of payment to all “senior indebtedness,” as defined below. In certain events of insolvency, payments on the subordinated debt securities will also be effectively subordinated in right of payment to all “other financial obligations,” as defined below. In certain circumstances relating to our liquidation, dissolution, winding up, reorganization, insolvency or similar proceedings, the holders of all senior indebtedness will first be entitled to receive payment in full before the holders of the subordinated debt securities will be entitled to receive any payment on the subordinated debt securities. If, after all payments have been made to the holders of senior indebtedness, (A) there are amounts available for payment on the subordinated debt securities and (B) any person entitled to payment according to the terms of our other financial obligations has not received full payment, then amounts available for payments on the subordinated debt securities will first be used to pay in full such other financial obligations before any payment may be made on the subordinated debt securities.

In the event of the acceleration of the maturity of any debt securities, all senior indebtedness and other financial obligations will have to be repaid before any payment can be made on the subordinated debt securities.

In addition, no payment may be made on the subordinated debt securities in the event:

•	there is a default in any payment or delivery with respect to any senior indebtedness; or

•	there is an event of default with respect to any senior indebtedness which permits the holders of such senior indebtedness to accelerate the maturity of the senior indebtedness.

By reason of this subordination in favor of the holders of senior indebtedness, in the event of an insolvency, our creditors who are not holders of senior indebtedness or the subordinated debt securities may recover less, proportionately, than holders of senior indebtedness and may recover more, proportionately, than holders of the subordinated debt securities. By reason of the obligation of the holders of subordinated debt securities to pay over any amount remaining after payment of senior indebtedness to persons in respect of our other financial obligations, in the event of insolvency, holders of our existing subordinated indebtedness may recover more, ratably, than the holders of subordinated debt securities.

Unless otherwise specified in the prospectus supplement relating to the particular series of subordinated debt securities, senior indebtedness is defined in the subordinated indenture as the principal of, premium, if any, and interest on:

•
all of our “indebtedness” as defined below, except (A) subordinated debt securities issued under the subordinated indenture, (B) such indebtedness that is expressly stated to be junior in right of payment to the subordinated debt securities and (C) indebtedness that is expressly stated to rank equal with the subordinated debt securities; and

•	any deferrals, renewals or extensions of any senior indebtedness.

The term indebtedness means indebtedness, whether secured or unsecured, for which we or any corporation that succeeds to our business as permitted under the subordinated indenture, is liable directly or indirectly by guarantee, letter of credit, obligation to purchase or otherwise:

•	for borrowed money; or

•	incurred in connection with the acquisition by us of assets other than in the ordinary course of business.

Unless otherwise specified in the prospectus supplement relating to the particular series of subordinated debt securities offered thereby, other financial obligations means:

•	our obligations under direct credit substitutes;

•	our obligations, or any obligation directly or indirectly guaranteed by us, for purchased money or funds;

•	any of our deferred obligations, or any such obligations directly or indirectly guaranteed by us, incurred in connection with the acquisition by us of assets; and

•
all of our obligations to make payment pursuant to the terms of financial instruments, such as: (A) securities contracts and foreign currency exchange contracts; (B) derivative instruments, such as swap agreements, including interest rate and foreign exchange rate swap agreements, cap agreements, floor agreements, collar agreements, interest rate agreements, foreign exchange rate agreements, options, commodity futures contracts, commodity option contracts; and (C) similar financial instruments, other than obligations on account of senior indebtedness and obligations on account of indebtedness for money borrowed ranking equal with or subordinate to the subordinated debt securities, including our existing subordinated indebtedness.

As of September 30, 2002, we had approximately $300,500,000 in subordinated debt outstanding and approximately $915,000,000 of senior indebtedness and other financial obligations outstanding.

The subordinated indenture does not limit or prohibit the incurrence by us or any of our subsidiaries, including State Street Bank, of additional senior indebtedness or other financial obligations, which may include indebtedness that is senior to the subordinated debt securities, but subordinate to our other obligations. Any prospectus supplement relating to a particular series of subordinated debt securities will set forth the aggregate amount of our indebtedness senior to the subordinated debt securities as of a recent date.

The subordinated debt securities shall rank equal in right of payment with each other and with our existing subordinated indebtedness, subject to the obligations of the holders of subordinated debt securities to pay over amounts remaining after payment of senior indebtedness to persons in respect of other financial obligations.

The prospectus supplement may further describe the provisions, if any, which may apply to the subordination of the subordinated debt securities of a particular series.

Restrictive Covenants

The subordinated indenture does not contain any significant restrictive covenants. The prospectus supplement relating to a series of subordinated debt securities may describe certain restrictive covenants, if any, to which we may be bound under the subordinated indenture.

Governing Law

Both indentures are, and the senior debt securities and subordinated debt securities will be, governed by and construed in accordance with the laws of the State of New York.

DESCRIPTION OF THE TRUSTS

Each of the trusts is a statutory business trust formed under Delaware law pursuant to a trust agreement, signed by State Street, as depositor of each trust, and the property trustee, the Delaware trustee and the administrative trustees (each as defined below), and the filing of a certificate of trust with the Delaware Secretary of State. The trust agreement of each trust will be amended and restated in its entirety (each as so amended and restated, a trust agreement) prior to the issuance of capital securities by the trust, substantially in the form filed as an exhibit to the registration statement of which this prospectus forms a part. Each trust agreement will be qualified as an indenture under the Trust Indenture Act of 1939, as amended.

Each trust exists for the exclusive purposes of:

•	issuing the capital securities and common securities representing undivided beneficial interests in the assets of the trust;

•	investing the gross proceeds of the capital securities and the common securities (together, the trust securities) in junior subordinated debentures; and

•	engaging in only those activities necessary or incidental thereto.

All of the common securities will be directly or indirectly owned by us. The common securities of each trust will rank equally, and payments will be made pro rata with the capital securities of that trust, except that upon an event of default under the trust agreement, the rights of the holders of the common securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the capital securities. We will acquire common securities of each trust in an aggregate liquidation amount equal to at least three percent of the total capital of each trust.

Each trust’s business and affairs will be conducted by its trustees, each appointed by State Street as holder of the common securities. The trustees of each trust will be Bank One Trust Company, N.A. (as successor in interest to The First National Bank of Chicago), as the property trustee, Bank One Delaware, Inc., as the Delaware trustee and two individual trustees, the administrative trustees, who are employees or officers of or affiliated with State Street. Bank One Trust Company, N.A., as property trustee, will act as sole trustee under each trust agreement for purposes of compliance with the Trust Indenture Act. Bank One Trust Company, N.A. will also act as trustee under the guarantees and the junior subordinated indenture. See “Description of the Capital Securities Guarantees” and “Description of the Junior Subordinated Debentures.”

The holder of the common securities of each trust, or the holders of a majority in liquidation amount of the trust’s capital securities if an event of default under the trust agreement has occurred and is continuing, will be entitled to appoint, remove or replace the property trustee and/or the Delaware trustee for such trust. The right to vote to appoint, remove or replace the administrative trustees is vested exclusively in the holders of the common securities, and in no event will the holders of capital securities have such right.

Unless otherwise specified in the applicable prospectus supplement, each trust has a term of approximately 55 years, but may be terminated earlier as provided in the applicable trust agreement.

State Street will pay all fees and expenses related to the trusts and the offering of trust securities.

The principal executive office of each trust is c/o State Street Bank and Trust Company, N.A.,  61 Broadway, 15th Floor, New York, New York 10006, telephone number (212) 612-3000.

DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES

We may issue junior subordinated debentures from time to time in one or more series under a junior subordinated indenture, dated as of December 15, 1996, as supplemented from time to time between us and Bank One Trust Company, N.A. (as successor in interest to The First National Bank of Chicago), as trustee, who we refer to as the debenture trustee. The junior subordinated indenture is qualified under the Trust Indenture Act, and terms of the junior subordinated debentures will include those stated in the junior subordinated indenture and those made part of the junior subordinated indenture by reference to the Trust Indenture Act.

Set forth below is a description of the general terms of the junior subordinated debentures in which the trusts will invest the proceeds from the issuance and sale of the trust securities. The particular terms of the junior subordinated debentures will be described in the prospectus supplement relating to the particular capital securities being offered. The following description is not intended to be complete and is qualified by the junior subordinated indenture, which is filed as an exhibit to the registration statement which contains this prospectus, and the Trust Indenture Act.

General

We will issue the junior subordinated debentures as unsecured debt. The junior subordinated debentures will be fully subordinated as set forth in the junior subordinated indenture. See “—Subordination” below. Each series of junior subordinated debentures will rank equally with all other series of junior subordinated indentures. The junior subordinated indenture does not limit the aggregate principal amount of junior subordinated debentures which may be issued and provides that the junior subordinated debentures may be issued from time to time in one or more series. Because we are a holding company, our rights and the rights of our creditors, including the holders of the junior subordinated debentures, to participate in the assets of any of our subsidiaries upon the subsidiary’s liquidation or reorganization will be subject to the prior claims of the subsidiary’s creditors except to the extent that we may ourselves be a creditor with recognized claims against the subsidiary. Except as otherwise provided in the applicable prospectus supplement, the junior subordinated indenture does not limit the incurrence or issuance by us of other secured or unsecured debt.

The prospectus supplement relating to the particular junior subordinated debentures being offered will describe the terms of those securities, which may include:

•	the title of the junior subordinated debentures;

•	any limit upon the aggregate principal amount of junior subordinated debentures;

•	the date or dates on which the principal of the junior subordinated debentures is payable or the method of determination thereof;

•	any fixed or variable interest rate or rates per annum;

•	any interest payment dates;

•	any provisions relating to the deferral of payment of any interest;

•
the place where the principal of and premium, if any, and interest on the junior subordinated debentures will be payable and where the junior subordinated debentures may be presented for registration of transfer or exchange;

•	any provisions for redemption, the redemption price and any remarketing arrangements;

•	the minimum denominations;

•	whether the debt securities are denominated or payable in United States dollars or a foreign currency or units of two or more foreign currencies;

•	if other than the principal amount, the portion of the principal amount of the debt securities payable upon acceleration of the maturity of the debt securities;

•	any index used to determine the amount of payment of principal of, and any premium and interest on, the debt securities;

•
any additional or different events of default that apply to any debt securities of the series and any change in the right of the trustee or the required holders of those debt securities to declare the principal thereof due and payable;

•	any additional or different covenants that apply to any debt securities of the series;

•
any additions or changes to the junior subordinated indenture with respect to such junior subordinated debentures necessary to permit the issuance of the junior subordinated debentures in bearer form, registrable or not registrable as to principal, and with or without interest coupons;

•
the terms and conditions relating to the issuance of a temporary global security representing all of the junior subordinated debentures and the exchange of such temporary global security for definitive junior subordinated debentures;

•	whether the junior subordinated debentures will be issued in whole or in part in the form of one or more global securities and the depositary for any such global securities;

•	the appointment of any paying agent or agents;

•	the terms and conditions of any obligation or right of State Street or a holder to convert or exchange the junior subordinated debentures into capital securities; and

•	any other terms of the debt securities that are not inconsistent with the provisions of the applicable indenture.

Junior subordinated debentures may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. Material United States federal income tax consequences and special considerations applicable to any such junior subordinated debentures will be described in the applicable prospectus supplement.

If a prospectus supplement specifies that the junior subordinated debentures will be denominated in a currency or currency unit other than United States dollars, the prospectus supplement shall also specify the denomination in which the junior subordinated debentures will be issued and the coin or currency in which the principal, premium, if any, and interest, if any, on the junior subordinated debentures will be payable, which may be United States dollars based upon the exchange rate for such other currency or currency unit existing on or about the time a payment is due.

If any index is used to determine the amount of payments of principal of, premium, if any, or interest on any series of junior subordinated debentures, special United States federal income tax, accounting and other considerations will be described in the applicable prospectus supplement.

Additional Interest

If, at any time a trust is required to pay any taxes, duties, assessments or governmental charges of whatever nature, other than withholding taxes, imposed by the United States, or any other taxing authority, then we will be required to pay additional interest on the junior subordinated debentures. The amount of any additional interest will be an amount sufficient so that the net amounts received and retained by the trust after paying any such taxes, duties, assessments or other governmental charges will be not less than the amounts that the trust would have received had no such taxes, duties, assessments or other governmental charges been imposed. This means that the trust will be in the same position it would have been in if it did not have to pay such taxes, duties, assessments or other charges.

Denominations, Registration and Transfer

Unless otherwise indicated in the applicable prospectus supplement, we will issue the junior subordinated debentures in registered form only, without coupons. Junior subordinated debentures of any series will be exchangeable for other junior subordinated debentures of the same issue and series, of any authorized denominations, of a like principal amount, of the same original issue date and stated maturity and bearing the same interest rate.

Junior subordinated debentures may be presented for exchange as provided above, and may be presented for registration of transfer at the office of the appropriate securities registrar or at the office of any transfer agent designated by us for such purposes. No service charge will be made for any transfer or exchange of the junior subordinated debentures. However, we or the debenture trustee may require a holder to pay an amount sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange. We will appoint the debenture trustee as securities registrar under the junior subordinated indenture. If the applicable prospectus supplement refers to any transfer agents, in addition to the securities registrar, initially designated by us with respect to any series of junior subordinated debentures, we may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, provided that we maintain a transfer agent in each place of payment of such series. We may at any time designate additional transfer agents with respect to any series of junior subordinated debentures.

In the event of any redemption, neither we nor the debenture trustee will be required to:

•
issue, register the transfer of, or exchange, junior subordinated debentures of any series during a period beginning at the opening of business 15 days before the day of selection for redemption and ending at the close of business on the day of mailing of notice of redemption; or

•
transfer or exchange any junior subordinated debentures so selected for redemption, except, in the case of any junior subordinated debentures being redeemed in part, any portion thereof not to be redeemed.

Payment and Paying Agents

Unless otherwise indicated in the applicable prospectus supplement, we will pay principal and any premium and interest on junior subordinated debentures (other than those in global form) at the office of the debenture trustee in the City of New York or at the office of any paying agent that we may designate from time to time. However, at our option, it may pay any interest by check mailed to the holders of registered junior subordinated debentures at their registered addresses or by transfer to an account maintained by a holder of registered junior subordinated debentures, as specified in the securities register. Unless otherwise indicated in the applicable prospectus supplement, payment of any interest on junior subordinated debentures will be made to the person in whose name the junior subordinated debentures are registered on the applicable record date, except in the case of defaulted interest. We may at any time designate additional paying agents or rescind the designation of any paying agent, provided that we at all times maintain a paying agent in each place of payment for each series of junior subordinated debentures.

Any amounts deposited with the debenture trustee or any paying agent, or then held by us in trust, for the payment of the principal or any premium, if any, or interest on any junior subordinated debentures and remaining unclaimed for two years after such amounts have become due and payable shall, at our request, be repaid to us, and the holder of the junior subordinated debenture will be able to look only to us for payment, as a general unsecured creditor.

Option to Defer Interest Payments

If provided in the applicable prospectus supplement, we will have the right from time to time during the term of any series of junior subordinated debentures to defer payment of interest for up to such number of consecutive interest payment periods as may be specified in the applicable prospectus supplement, subject to the terms, conditions and covenants, if any, specified in such prospectus supplement. Such deferral, however, may not extend beyond the stated maturity of such series of junior subordinated debentures. Certain United States federal income tax consequences and special considerations applicable to any such junior subordinated debentures will be described in the applicable prospectus supplement.

Redemption

Unless otherwise indicated in the applicable prospectus supplement, the junior subordinated debentures will not be subject to any sinking fund.

Unless otherwise indicated in the applicable prospectus supplement, we may, at our option and subject to receipt of prior approval by the Federal Reserve (if required), redeem the junior subordinated debentures of any series in whole at any time or in part from time to time. If the junior subordinated debentures of any series are so redeemable only on or after a specified date or upon the satisfaction of additional conditions, the applicable prospectus supplement will specify such date or describe such conditions. Except as otherwise specified in the applicable prospectus supplement, the redemption price for any junior subordinated debenture so redeemed will equal any accrued and unpaid interest thereon to the redemption date, plus 100% of the principal amount thereof.

Except as otherwise specified in the applicable prospectus supplement, if a tax event (as defined below) in respect of a series of junior subordinated debentures or an investment company event or capital treatment event (each as defined below) shall occur and be continuing, we may, at our option and subject to receipt of prior approval by the Federal Reserve (if required), redeem such series of junior subordinated debentures in whole, but not in part, at any time within 90 days following of the occurrence of such tax event, investment company event or capital treatment event, at a redemption price equal to 100% of the principal amount of such junior subordinated debentures then outstanding plus accrued and unpaid interest to the date fixed for redemption, except as otherwise specified in the applicable prospectus supplement.

Tax event means the receipt by the trust of an opinion of counsel experienced in such matters to the effect that, as a result of any amendment to, or change (including any announced proposed change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which proposed change, pronouncement or decision is announced on or after the date of issuance of such capital securities, there is more than an insubstantial risk that (i) the trust is, or will be within 90 days of the date of such opinion, subject to United States federal income tax with respect to income received or accrued on the corresponding series of corresponding junior subordinated debentures, (ii) interest payable by State Street on such series of corresponding junior subordinated debentures is not, or within 90 days of the date of such opinion, will not be, deductible by State Street, in whole or in part, for United States federal income tax purposes, or (iii) such trust is, or will be within 90 days of the date of such opinion, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

Investment company event means the receipt by the trust of an opinion of counsel experienced in such matters to the effect that, as a result of the occurrence of a change in law or regulation or a written change (including any announced prospective change) in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, there is more than an insubstantial risk that the trust is or will be considered an “investment company” that is required to be registered under the Investment Company Act of 1940, as amended, which change or prospective change becomes effective or would become effective, as the case may be, on or after the date of the issuance of the capital securities.

Capital treatment event means our reasonable determination that, as a result of any amendment to, or change (including any proposed change) in, the laws (or any regulations thereunder) of the United States or any political subdivision thereof or therein, or as a result of any official or administrative pronouncement or action or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which proposed change, pronouncement, action or decision is announced on or after the date of issuance of the applicable capital securities under the applicable trust agreement, there is more than an insubstantial risk that we will not be entitled to treat an amount equal to the liquidation amount of the applicable capital securities as “Tier I Capital” (or the then equivalent thereof) for purposes of the capital adequacy guidelines of the Federal Reserve, as then in effect and applicable to us.

Notice of any redemption will be mailed at least 30 days, but not more than 60 days, before the redemption date to each holder of junior subordinated debentures to be redeemed at its registered address. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on such junior subordinated debentures or portions thereof called for redemption.

Restrictions on Certain Payments

If junior subordinated debentures are issued to a trust or a trustee of a trust in connection with the issuance of trust securities by a trust and:

•
there shall have occurred and be continuing an event of default with respect to the junior subordinated debentures of which we have actual knowledge and which we have not taken reasonable steps to cure;

•	we shall be in default relating to our payment of any obligations under the guarantee; or

•
we shall have given notice of our election to defer payments of interest on the junior subordinated debentures by extending the interest payment period and such period, or any extension of such period, shall be continuing;

then:

•	we shall not declare or pay any dividends or distributions on, or redeem, purchase acquire or make a liquidation payment with respect to, any shares of our capital stock, other than:

(1)
repurchases, redemptions or other acquisitions of shares of our capital stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants, in connection with a dividend reinvestment or stockholder stock purchase plan or in connection with the issuance of our capital stock, or securities convertible into or exercisable for such capital stock, as consideration in an acquisition transaction entered into prior to the applicable extension period;

(2)
as a result of an exchange or conversion of any class or series of our capital stock for any capital stock of our subsidiaries or for any class or series of our capital stock, or of any class or series of our indebtedness for any class or series of our capital stock;

(3)	the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged;

(4)
any declaration of a dividend in connection with any rights plan, or the issuance of rights, stock or other property under any rights plan, or the redemption or repurchase of rights pursuant thereto; or

(5)
any dividend in the form of stock, warrants, options or other rights where the dividend stock or stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equally with or junior to such stock; and

•
we shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by us that rank equally in all respects with or junior to the junior subordinated debentures of such series.

Limitation on Mergers and Sales of Assets

The junior subordinated indenture provides that we may not consolidate with, or merge into, any other corporation or convey or transfer our properties and assets substantially as an entirety unless:

•	the successor entity is a corporation, partnership or trust organized in the United States and expressly assumes our obligations under the junior subordinated indenture;

•
after giving effect thereto, no event of default and no event which, after notice or lapse of time, or both, would become an event of default, shall have occurred and be continuing under the junior subordinated indenture;

•	such transaction is permitted under the related trust agreement and guarantee; and

•	certain other conditions as prescribed by the junior subordinated indenture are met.

The covenants contained in the indenture would not necessarily protect holders of the junior subordinated debentures in the event of a decline in credit quality resulting from takeovers, recapitalizations or similar restructurings.

Events of Default, Waiver and Notice

The junior subordinated indenture provides that the following are events of default relating to the junior subordinated debentures:

•	default in the payment of the principal of, or premium, if any, on, any junior subordinated debentures at maturity;

•	default for 30 days in the payment of any installment of interest on any junior subordinated debentures;

•	default for 90 days after written notice in the performance of any other covenant in respect of the junior subordinated debentures; and

•	specified events of bankruptcy, insolvency or reorganization of State Street.

If an event of default (other than specified events of bankruptcy, insolvency or reorganization) under the junior subordinated indenture shall occur and be continuing, either the debenture trustee or the holders of not less than 25 percent in aggregate principal amount of the junior subordinated debentures of that series then outstanding may declare the principal of all junior subordinated debentures of that series to be due and payable immediately. If the holders of junior subordinated debentures fail to make such declaration, the holders of at least 25 percent in aggregate liquidation amount of the related capital securities shall have such right. If an event of default arising from specified events of bankruptcy, insolvency or reorganization shall occur, the principal amount of the junior subordinated debentures of that series then outstanding shall automatically become immediately due and payable.

Under certain circumstances, the holders of a majority in aggregate outstanding principal amount of that series of junior subordinated debentures may annul the declaration and waive the default. If the holders of junior subordinated debentures fail to annul such declaration and waive such default, the holders of a majority in aggregate liquidation amount of the related capital securities shall have such right.

The holders of a majority in aggregate outstanding principal amount of that series of junior subordinated debentures may waive any default, except (i) a default in payment of principal or interest (unless such default has been cured and a sum sufficient to pay all matured installments of interest and principal due other than by acceleration has been deposited with the debenture trustee) or (ii) a default in respect of a covenant or provision that under the junior subordinated indenture cannot be modified or amended without the consent of the holder of each outstanding junior subordinated debenture. If the holders of junior subordinated debentures fail to waive such default, the holders of a majority in aggregate liquidation amount of the related capital securities shall have such right.

The holders of a majority in principal amount of the junior subordinated debentures of any series affected shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee under the junior subordinated indenture.

We are required to furnish to the debenture trustee annually a statement as to the performance of our obligations under the junior subordinated indenture and as to any default in such performance.

If a debenture event of default shall have occurred and be continuing, the property trustee will have the right to declare the principal of and the interest on the corresponding junior subordinated debentures, and any other amounts payable under the junior subordinated indenture, to be due and payable and to enforce its other rights as a creditor with respect to the corresponding junior subordinated debentures.

Distribution of the Junior Subordinated Debentures

Under circumstances discussed more fully in the prospectus supplement involving the dissolution of a trust, provided that any required regulatory approval is obtained, junior subordinated debentures will be distributed to the holders of the trust securities in liquidation of that trust. See “Description of the Capital Securities—Liquidation Distribution upon Dissolution.”

If the junior subordinated debentures are distributed to the holders of the capital securities, we will use our best efforts to have the junior subordinated debentures listed on the New York Stock Exchange or on such other national securities exchange or similar organization on which the capital securities are then listed or quoted.

Modification of Junior Subordinated Indenture

From time to time we and the debenture trustee may, without the consent of the holders of the junior subordinated debentures, waive or supplement the junior subordinated indenture for specified purposes, including, among other things:

•	evidencing the succession of another person to State Street;

•	conveying, transferring, assigning, mortgaging or pledging any property to or with the debenture trustee or surrendering any right or power conferred upon us in the junior subordinated indenture;

•	adding to the covenants of State Street for the benefit of other holders of all or any series of securities;

•	adding any additional events of default for the benefit of other holders of all or any series of securities;

•
changing or eliminating any of the provisions of the junior subordinated indenture, provided that any such change or elimination shall not apply to any outstanding securities, or shall become effective only when there is no security outstanding of any series created prior to the execution of the supplemental indenture that is entitled to the benefit of such provision;

•	curing ambiguities, defects or inconsistencies without materially and adversely affecting the holders of the junior subordinated debentures or the related capital securities;

•
evidencing and providing for the acceptance of appointment under the junior subordinated indenture by a successor trustee with respect to the securities of one or more series and adding to or changing any of the provisions of the indenture as shall be necessary to provide for or facilitate the administration of the trusts under the indenture by more than one trustee; and

•	qualifying the junior subordinated indenture under the Trust Indenture Act.

We and the debenture trustee may make modifications and amendments to the indenture with the consent of the holders of a majority in principal amount of the junior subordinated debentures at the time outstanding. However, no such modification or amendment may, without the consent of the holder of each junior subordinated debenture affected thereby:

•	modify the payment terms of the junior subordinated debentures; or

•	reduce the percentage of holders of junior subordinated debentures necessary to modify or amend the indenture or waive compliance by us with any covenant or past default.

If the junior subordinated debentures are held by a trust or a trustee of a trust, no modification may be made that adversely affects the holders of the related capital securities, and no termination of the junior subordinated indenture may occur, and no waiver of any event of default or compliance with any covenant will be effective without the prior consent of a majority in liquidation preference of trust securities of that trust. If the consent of the holder of each outstanding junior subordinated debenture is required, no modification shall be effective without the prior consent of each holder of related capital securities.

In addition, we and the debenture trustee may execute, without the consent of any holder of junior subordinated debentures, any supplemental junior subordinated indenture for the purpose of creating any new series of junior subordinated debentures.

Enforcement of Certain Rights by Holders of Capital Securities

If a debenture event of default with respect to a series of corresponding junior subordinated debentures has occurred and is continuing and such event of default is the result of our failure to pay interest or principal on the corresponding junior subordinated debentures when due, a holder of related capital securities may institute a legal proceeding directly against us for enforcement of payment to such holder of the principal of or interest on such corresponding junior subordinated debentures having a principal amount equal to the aggregate liquidation amount of the related capital securities. We may not amend the junior subordinated indenture to remove this right without the prior written consent of the holders of all of the capital securities outstanding. If such right is removed, the applicable trust may become subject to reporting obligations under the Exchange Act. We will have the right under the junior subordinated indenture to set off any payment made by us to such holder of capital securities in connection with any such direct action.

The holders of the capital securities will not be able to exercise directly any remedies other than those set forth in the preceding paragraph unless there shall have been an event of default under the applicable trust agreement. Please see “Description of the Capital Securities—Events of Default; Notice.”

Defeasance and Discharge

The junior subordinated indenture provides that when:

(1)
all junior subordinated debentures not previously delivered to the debenture trustee for cancellation have become due and payable, will become due and payable at their stated maturity within one year, or are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in our name and at our expense;

(2)	we deposit with the debenture trustee, in trust, funds sufficient to pay all the principal of, and interest and premium, if any, on the junior subordinated debentures when such payments are due;

(3)	we have paid all other sums payable under the indenture by us; and

(4)
we have delivered to the debenture trustee an officers’ certificate and an opinion of counsel each stating that all conditions precedent in the indenture relating to the satisfaction and discharge of the indenture have been complied with, then the junior subordinated indenture will cease to be of further effect (except as to our obligations to pay all other sums due under the junior subordinated indenture and to provide the officers’ certificates and opinions of counsel described therein), and we will be deemed to have satisfied and discharged the junior subordinated indenture.

Conversion or Exchange

The junior subordinated debentures may be convertible or exchangeable into junior subordinated debentures of another series or into capital securities of another series, on the terms provided in the applicable prospectus supplement. Such terms may include provisions for conversion or exchange, either mandatory, at the option of the holder, or at our option, in which case the number of shares of capital securities or other securities to be received by the holders of junior subordinated debentures would be calculated as of a time and in the manner stated in the applicable prospectus supplement.

Subordination

The junior subordinated indenture contains a covenant by us that any junior subordinated debentures issued thereunder will be subordinate and junior in right of payment to all senior debt (as defined below) to the extent provided therein. If we make any payment or distribution of our assets upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with any insolvency or bankruptcy proceeding, the holders of senior debt will first be entitled to receive payment in full of principal of and premium and interest, if any, on such senior debt before the holders of junior subordinated debentures will be entitled to receive or retain any payment in respect of the principal of and premium and interest, if any, on the junior subordinated debentures. However, holders of senior debt will not be entitled to receive payment of any such amounts if the subordination provisions of such senior debt would require holders to pay such amounts over to the obligees on trade accounts payable or other liabilities arising in the ordinary course of our business.

In the event of the acceleration of the maturity of any junior subordinated debentures, the holders of all senior debt outstanding at the time of such acceleration will first be entitled to receive payment in full of all amounts due thereon, including any amounts due upon acceleration, before the holders of the junior subordinated debentures will be entitled to receive or retain any payment in respect of the principal of or premium or interest, if any, on the junior subordinated debentures. However, the holders of senior debt will not be entitled to receive payment of any such amounts if the subordination provisions of such senior debt would require holders to pay such amounts over to the obligees on trade accounts payable or other liabilities arising in the ordinary course of State Street’s business.

No payments on account of principal or premium, if any, or interest in respect of the junior subordinated debentures may be made if there shall have occurred and be continuing a default in any payment with respect to senior debt or an event of default with respect to any senior debt resulting in the acceleration of the maturity thereof, or if any judicial proceedings are pending with respect to any such default.

Debt means, with respect to any person, whether recourse is to all or a portion of the assets of such person and whether or not contingent:

•	every obligation of such person for money borrowed;

•	every obligation of such person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses;

•	every reimbursement obligation of such person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such person;

•
every obligation of such person issued or assumed as the deferred purchase price of property or services other than trade accounts payable or accrued liabilities arising in the ordinary course of business;

•	every capital lease obligation of such person;

•	every obligation of such person for claims in respect of derivative products such as interest and foreign exchange rate contracts, commodity forward contracts and similar arrangements; and

•
every obligation of the type referred to above of another person and all dividends of another person the payment of which, in either case, such person has guaranteed or is responsible or liable for, directly or indirectly, as obligor or otherwise.

Senior debt means the principal of and premium and interest, if any, including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to us whether or not such claim for post-petition interest is allowed in such proceeding, on debt, whether incurred on or prior to the date of the junior subordinated indenture or thereafter incurred, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are not superior in right of payment to the junior subordinated debentures or to other debt that is equal or subordinated to the junior subordinated debentures, other than:

•	any debt of State Street which when incurred and without respect to any election under Section 1111(b) of the United States Bankruptcy Code, as amended, was without recourse to State Street;

•	any debt of State Street to any of its subsidiaries;

•	any debt to any of our employees;

•
any debt which by its terms is subordinated to trade accounts payable or accrued liabilities arising in the ordinary course of business to the extent that payments made to the holders of such debt by the holders of the junior subordinated debentures as a result of the subordination provisions of the junior subordinated indenture would be greater than such payments otherwise would have been as a result of any obligation of such holders of such debt to pay amounts over to the obligees on such trade accounts payable or accrued liabilities arising in the ordinary course of business as a result of subordination provisions to which such debt is subject; and

•	any other debt securities issued pursuant to the junior subordinated indenture.

The junior subordinated indenture places no limitation on the amount of senior debt that we may incur. We expect from time to time to incur additional indebtedness and other obligations constituting senior debt.

The junior subordinated indenture provides that any of the subordination provisions described above that relate to any particular issue of junior subordinated debentures may be changed prior to such issuance. Any such change would be described in the applicable prospectus supplement.

Governing Law

The junior subordinated indenture and the junior subordinated debentures will be governed by, and construed in accordance with, the internal laws of the State of New York.

The Debenture Trustee

The debenture trustee will have all of the duties and responsibilities specified under the Trust Indenture Act. Subject to those provisions, the debenture trustee is under no obligation to exercise any of the powers vested in it by the junior subordinated indenture at the request of any holder of junior subordinated debentures unless offered reasonable indemnity by such holder against the costs, expenses and liabilities that might be incurred thereby. The debenture trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the debenture trustee reasonably believes that repayment or adequate indemnity is not reasonably assured it.

Corresponding Junior Subordinated Debentures

State Street may issue one or more series of junior subordinated debentures under the junior subordinated indenture with terms corresponding to the terms of a series of related capital securities. In each such instance, concurrently with the issuance of each trust’s capital securities, the trust will invest the proceeds thereof and the consideration paid by us for the common securities in the series of corresponding junior subordinated debentures issued by us to such trust. Each series of corresponding junior subordinated debentures will be in the principal amount equal to the aggregate stated liquidation amount of the related capital securities and the common securities of the trust and will rank equally with all other series of junior subordinated debentures. Holders of the related capital securities for a series of corresponding junior subordinated debentures will have the rights, in connection with modifications to the junior subordinated indenture or upon occurrence of debenture events of default as described under “—Modification of Junior Subordinated Indenture,” “—Events of Default, Waiver and Notice” and “—Enforcement of Certain Rights by Holders of Capital Securities.”

Unless otherwise specified in the applicable prospectus supplement, if a tax event relating to a trust shall occur and be continuing, we may, at our option and subject to prior approval of the Federal Reserve (if required), redeem the corresponding junior subordinated debentures at any time within 90 days of the occurrence of such tax event, in whole but not in part, subject to the provisions of the junior subordinated indenture and whether or not such corresponding junior subordinated debentures are then redeemable at our option. The redemption price for any corresponding junior subordinated debentures shall be equal to 100% of the principal amount of such corresponding junior subordinated debentures then outstanding plus accrued and unpaid interest to the date fixed for redemption. For so long as the applicable trust is the holder of all the outstanding corresponding junior subordinated debentures of such series, the proceeds of any such redemption will be used by the trust to redeem the corresponding trust securities in accordance with their terms. We may not redeem a series of corresponding junior subordinated debentures in part unless all accrued and unpaid interest has been paid in full on all outstanding corresponding junior subordinated debentures of such series for all interest proceeds terminating on or prior to the date of redemption.

We will covenant, as to each series of corresponding junior subordinated debentures:

(1)	to directly or indirectly maintain 100% ownership of the common securities of the trust unless a permitted successor succeeds to ownership of the common securities;

(2)	not to voluntarily terminate, wind up or liquidate any trust, except, if so specified in the applicable prospectus supplement and upon prior approval of the Federal Reserve (if required):

•	in connection with a distribution of corresponding junior subordinated debentures to the holders of the capital securities in exchange therefor upon liquidation of the trust, or

•
in connection with certain mergers, consolidations or amalgamations permitted by the related trust agreement, in either such case, if so specified in the applicable prospectus supplement upon prior approval of the Federal Reserve if then so required under applicable capital guidelines or policies; and

(3)
to use our reasonable efforts, consistent with the terms and provisions of the related trust agreement, to cause such trust to remain classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes.

DESCRIPTION OF THE CAPITAL SECURITIES

The capital securities will be issued pursuant to the terms of an amended and restated trust agreement. The trust agreement will be qualified as an indenture under the Trust Indenture Act. The property trustee, Bank One Trust Company, N.A., will act as trustee for the capital securities under the trust agreement for purposes of compliance with the provisions of the Trust Indenture Act. The terms of the capital securities will include those stated in the trust agreement and those made part of the trust agreement by the Trust Indenture Act.

Set forth below is a summary of the material terms and provisions of the capital securities. This summary, which describes the material provisions of the capital securities, is not intended to be complete and is qualified by the trust agreement, the form of which is filed as an exhibit to the registration statement which contains this prospectus supplement, the Delaware Business Trust Act and the Trust Indenture Act.

General

The declaration of trust authorizes the trustees to issue the trust securities on behalf of the trust. The trust securities represent undivided beneficial interests in the assets of the trust. We will own, directly or indirectly, all of the common securities. The common securities rank equally, and payments will be made on a pro rata basis, with the capital securities. However, if an event of default under a trust’s trust agreement occurs and is continuing, the rights of the holders of the common securities to receive payments will be subordinated to the rights of the holders of the capital securities.

The trust agreement does not permit the trust to issue any securities other than the trust securities or to incur any indebtedness. Under the trust agreement, the property trustee will own the junior subordinated debentures purchased by the trust for the benefit of the holders of the trust securities. Each guarantee agreement executed by us for the benefit of the holders of a trust’s trust securities, each a guarantee, will be a guarantee on a subordinated basis with respect to the related trust securities but will not guarantee payment of distributions or amounts payable on redemption or liquidation of such trust securities when the related trust does not have funds on hand available to make such payments. Please see “Descriptions of the Capital Securities Guarantees.”

Distributions

Distributions on the capital securities:

•	will be cumulative;

•	will accumulate from the date of original issuance; and

•	will be payable on such dates as specified in the applicable prospectus supplement.

In the event that any date on which distributions are payable on the capital securities is not a business day, then payment of the distribution will be made on the next succeeding business day, and without any interest or other payment in respect to any such delay, except that, if such business day is in the next calendar year, payment of the distribution will be made on the immediately preceding business day. Each date on which distributions are payable in accordance with the foregoing is referred to as a distribution date. The term distribution includes any interest payable on unpaid distributions unless otherwise stated.

The amount of distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. The amount of distributions payable for any period shorter than a full quarterly period will be computed on the basis of the actual number of days elapsed per 30-day month. Distributions to which holders of capital securities are entitled will accumulate additional distributions at the rate per annum if and as specified in the applicable prospectus supplement.

If provided in the applicable prospectus supplement, we have the right under the junior subordinated indenture, pursuant to which we will issue the corresponding junior subordinated debentures, to defer the payment of interest on any series of the corresponding junior subordinated debentures for up to a number of consecutive interest payment periods that will be specified in the prospectus supplement relating to such series (an extension period), provided that no extension period may extend beyond the stated maturity of the corresponding junior subordinated debentures.

As a consequence of any such deferral, distributions on the related capital securities would be deferred, but would continue to accumulate additional distributions at the rate per annum, if any, set forth in the prospectus supplement for such capital securities, by the trust during any extension period. If we exercise our deferral right, then during any extension period, we may not:

•
make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any debt securities that rank equally in all respects with or junior in interest to the junior subordinated debentures of such series; or

•	declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any shares of our capital stock, other than:

•
repurchases, redemptions or other acquisitions of shares of our capital stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants, in connection with a dividend reinvestment or stockholder stock purchase plan or in connection with the issuance of our capital stock, or securities convertible into or exercisable for such capital stock, as consideration in an acquisition transaction entered into prior to the applicable extension period,

•
as a result of an exchange or conversion of any class or series of our capital stock or any capital stock of our subsidiaries, for any class or series of our capital stock, or of any class or series of our indebtedness for any class or series of our capital stock,

•	the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the securities being converted or exchanged,

•
any declaration of a dividend in connection with any rights plan, or the issuance of rights, stock or other property under any rights plan, or the redemption or repurchase of rights pursuant thereto, or

•
any dividend in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equally with or junior to such stock.

The revenue of each trust available for distribution to holders of its capital securities will be limited to payments under the corresponding junior subordinated debentures in which the trust will invest the proceeds from the issuance and sale of its trust securities. Please see “Description of Junior Subordinated Debentures—Corresponding Junior Subordinated Debentures.” If we do not make interest payments on such corresponding junior subordinated debentures, the property trustee will not have funds available to pay distributions on the related capital securities. The payment of distributions, if and to the extent the trust has funds legally available for the payment of such distributions and cash sufficient to make such payments, is guaranteed by us on the basis set forth under “Description of the Capital Securities Guarantees.”

Distributions on the capital securities will be payable to the holders thereof as they appear on the register of such trust on the relevant record dates, which, as long as the capital securities remain in book-entry form, will be one business day prior to the relevant date of distribution. Subject to any applicable laws and regulations and the provisions of the applicable trust agreement, each such payment will be made as described under “Global Securities—Book-Entry Issuance.” In the event any capital securities are not in book-entry form, the relevant record date for such capital securities shall be the date at least 15 days prior to the relevant date of distribution, as specified in the applicable prospectus supplement.

Redemption or Exchange

Mandatory Redemption

Upon the repayment or redemption, in whole or in part, of any corresponding junior subordinated debentures, whether at maturity or upon earlier redemption as provided in the junior subordinated indenture, the property trustee shall apply the proceeds from such repayment or redemption to redeem a like amount (as defined below) of the trust securities, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to the aggregate liquidation amount of such trust securities plus accumulated but unpaid distributions to the date of redemption and the related amount of the premium, if any, paid by us upon the concurrent redemption of such corresponding junior subordinated debentures. Please see “Description of Junior Subordinated Debentures—Redemption.” If less than all of any series of corresponding junior subordinated debentures are to be repaid or redeemed on a redemption date, then the proceeds from such repayment or redemption will be allocated pro rata to the redemption of the related capital securities and the common securities. The amount of premium, if any, paid by us upon the redemption of all or any part of any series of any corresponding junior subordinated debentures to be repaid or redeemed on a redemption date shall be allocated pro rata to the redemption of the related capital securities and the common securities.

We will have the right to redeem any series of corresponding junior subordinated debentures:

•	on or after such date as may be specified in the applicable prospectus supplement, in whole at any time or in part from time to time; or

•
at any time, in whole, but not in part, upon the occurrence of a tax event, investment company event or capital treatment event, in any case subject to receipt of prior approval by the Federal Reserve (if required). Please see “Description of Junior Subordinated Debentures—Redemption.”

If any tax event, investment company event or capital treatment event in respect of a series of capital securities and common securities shall occur and be continuing, then within 90 days of such occurrence we will have the right to redeem the corresponding junior subordinated debentures in whole, but not in part, and thereby cause a mandatory redemption of such capital securities and common securities in whole, but not in part, at the redemption price. In the event a tax event, investment company event or capital treatment event in respect of a series of capital securities and common securities has occurred and is continuing and we do not elect to redeem the corresponding junior subordinated debentures and thereby cause a mandatory redemption of such capital securities and common securities or to dissolve the related trust and cause the corresponding junior subordinated debentures to be distributed to holders of such capital securities and common securities in exchange therefor upon liquidation of the trust as described below, such capital securities will remain outstanding.

Like amount means:

•
with respect to a redemption of any series of trust securities, trust securities of such series having a liquidation amount (as defined below) equal to that portion of the principal amount of corresponding junior subordinated debentures to be contemporaneously redeemed in accordance with the junior subordinated indenture, the proceeds of which will be used to pay the redemption price of such trust securities; and

•
with respect to a distribution of corresponding junior subordinated debentures to holders of any series of trust securities in exchange therefor in connection with a dissolution or liquidation of the related trust, corresponding junior subordinated debentures having a principal amount equal to the liquidation amount of the trust securities of the holder to whom such corresponding junior subordinated debentures would be distributed.

Liquidation amount means the stated amount per trust security as set forth in the applicable prospectus supplement.

Distribution of Corresponding Junior Subordinated Debentures

We have the right at any time to dissolve any trust and, after satisfaction of the liabilities of creditors of such trust as provided by applicable law, cause such corresponding junior subordinated debentures in respect of the related capital securities and common securities issued by such trust to be distributed to the holders of such related capital securities and common securities in exchange for such trust securities. This may require the prior approval of the Federal Reserve Board.

After the liquidation date fixed for any distribution of corresponding junior subordinated debentures for any series of capital securities:

•	such series of capital securities will no longer be deemed to be outstanding;

•
the depositary or its nominee, as the record holder of such series of capital securities, will receive a registered global certificate or certificates representing the corresponding junior subordinated debentures to be delivered upon such distribution; and

•
any certificates representing such series of capital securities not held by The Depository Trust Company (DTC) or its nominee will be deemed to represent the corresponding junior subordinated debentures having a principal amount equal to the stated liquidation amount of such series of capital securities, and bearing accrued and unpaid interest in an amount equal to the accrued and unpaid distributions on such series of capital securities until such certificates are presented to the administrative trustees or their agent for transfer or reissuance.

We cannot assure you as to the market prices for the capital securities or the corresponding junior subordinated debentures that may be distributed in exchange for capital securities if a dissolution and liquidation of a trust were to occur. Accordingly, the capital securities that an investor may purchase, or the corresponding junior subordinated debentures that the investor may receive on dissolution and liquidation of a trust, may trade at a discount to the price that the investor paid to purchase the capital securities.

Redemption Procedures

Capital securities redeemed on each redemption date will be redeemed at the redemption price with the applicable proceeds from the contemporaneous redemption of the corresponding junior subordinated debentures. Redemptions of the capital securities shall be made and the redemption price shall be payable on each redemption date only to the extent that the related trust has funds on hand available for the payment of such redemption price. See also “—Subordination of Common Securities.”

If a trust gives a notice of redemption of its capital securities, then, by 12:00 noon, New York City time, on the redemption date, to the extent funds are available, the property trustee will deposit irrevocably with DTC funds sufficient to pay the applicable redemption price and will give DTC irrevocable instructions and authority to pay the redemption price to the holders of such capital securities. Please see “Global Securities—Book-Entry Issuance.” If such capital securities are no longer in book-entry form, the property trustee, to the extent funds are available, will irrevocably deposit with the paying agent for such capital securities funds sufficient to pay the applicable redemption price and will give such paying agent irrevocable instructions and authority to pay the redemption price to the holders thereof upon surrender of their certificates evidencing such capital securities.

Notwithstanding the foregoing, distributions payable on or prior to the redemption date for any capital securities called for redemption will be payable to the holders of such capital securities on the relevant record dates for the related distribution dates. If notice of redemption shall have been given and funds deposited as required, then upon the date of such deposit:

•
all rights of the holders of such capital securities will cease, except the right of the holders of such capital securities to receive the redemption price and any distribution payable in respect of such capital securities on or prior to the redemption date, but without interest; and

•	such capital securities will cease to be outstanding.

In the event that any date fixed for redemption of capital securities is not a business day, then payment of the redemption price will be made on the next succeeding business day, and without any interest or any other payment in respect of any such delay, except that, if such business day falls in the next calendar year, such payment will be made on the immediately preceding business day. In the event that payment of the redemption price in respect of capital securities called for redemption is improperly withheld or refused and not paid either by the trust or by us pursuant to the relevant guarantee as described under “Description of the Capital Securities Guarantees,” distributions on such capital securities will continue to accrue at the then applicable rate, from the redemption date originally established by the trust for such capital securities to the date such redemption price is actually paid, in which case the actual payment date will be the date fixed for redemption for purposes of calculating the redemption price.

Subject to applicable law (including, without limitation, United States federal securities law), we or our subsidiaries may at any time and from time to time purchase outstanding capital securities by tender, in the open market or by private agreement.

Payment of the redemption price on the capital securities and any distribution of corresponding junior subordinated debentures to holders of capital securities will be made to the applicable recordholders as they appear on the register for such capital securities on the relevant record date. However, if any capital securities are not in book-entry form, the relevant record date for such capital securities will be a date at least 15 days prior to the redemption date or liquidation date, as applicable, as specified in the applicable prospectus supplement.

If less than all of the capital securities and common securities issued by a trust are to be redeemed on a redemption date, then the aggregate liquidation amount of such capital securities and common securities to be redeemed shall be allocated pro rata to the capital securities and the common securities based upon the relative liquidation amounts of such classes. The property trustee will select the particular capital securities to be redeemed on a pro rata basis not more than 60 days prior to the redemption date from the outstanding capital securities not previously called for redemption, using any method that the property trustee deems fair and appropriate, including the selection for redemption of portions of the liquidation amount of capital securities in the minimum amounts that are specified in the applicable prospectus supplement. The property trustee shall promptly notify the trust registrar in writing of the capital securities selected for redemption and the liquidation amount to be redeemed. For all purposes of each trust agreement, unless the context otherwise requires, all provisions relating to the redemption of capital securities shall relate, in the case of any capital securities redeemed or to be redeemed only in part, to the portion of the aggregate liquidation amount of capital securities which has been or is to be redeemed.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to the registered address of each holder of trust securities to be redeemed.

Subordination of Common Securities

Payment of distributions on, and the redemption price of, each trust’s capital securities and common securities, as applicable, shall be made pro rata based on the liquidation amount of such capital securities and common securities. If, however, on any distribution date or redemption date a debenture event of default shall have occurred and be continuing, no payment of any distribution on, or redemption price of, any of the trust’s common securities, and no other payment on account of the redemption, liquidation or other acquisition of such common securities, shall be made unless payment in full in cash of all accumulated and unpaid distributions on all of the trust’s outstanding capital securities for all distribution periods terminating on or prior thereto, or in the case of payment of the redemption price the full amount of such redemption price on all of the trust’s outstanding capital securities then called for redemption, shall have been made or provided for, and all funds available to the property trustee shall first be applied to the payment in full in cash of all distributions on, or redemption price of, the trust’s capital securities then due and payable.

In the case of any event of default under the applicable trust agreement resulting from a debenture event of default, we as holder of such trust’s common securities, will be deemed to have waived any right to act with respect to any such event of default under the applicable trust agreement until the effect of all such events of default with respect to such capital securities have been cured, waived or otherwise eliminated. Until all events of default under the applicable trust agreement with respect to the capital securities have been so cured, waived or otherwise eliminated, the property trustee shall act solely on behalf of the holders of such capital securities and not on our behalf, and only the holders of such capital securities will have the right to direct the property trustee to act on their behalf.

Liquidation Distribution Upon Dissolution

Pursuant to each trust agreement, each trust shall automatically dissolve upon expiration of its term and shall dissolve on the first to occur of:

•	certain events of bankruptcy, dissolution or liquidation of State Street;

•
the distribution of a like amount of the corresponding junior subordinated debentures to the holders of its trust securities, if we, as depositor, have given written direction to the property trustee to dissolve such trust, subject to our having received prior approval of the Federal Reserve, if required;

•	redemption of all of the trust’s capital securities as described under “Redemption or Exchange—Mandatory Redemption;” and

•	the entry of an order for the dissolution of the trust by a court of competent jurisdiction.

If an early dissolution occurs as described above, the trustees will liquidate the trust as expeditiously as possible by distributing, after satisfaction of liabilities to creditors of such trust as provided by applicable law, to the holders of such trust securities a like amount of the corresponding junior subordinated debentures. If the property trustee determines that such distribution is not practical, then the holders will be entitled to receive out of the assets of the trust available for distribution to holders, after satisfaction of liabilities to creditors of such trust as provided by applicable law, an amount equal to, in the case of holders of capital securities, the aggregate liquidation amount plus accrued and unpaid distributions to the date of payment (such amount being the liquidation distribution). If the trust has insufficient assets available to pay in full the aggregate liquidation distribution, then the amounts payable directly by such trust on its capital securities shall be paid on a pro rata basis. The holder(s) of such trust’s common securities will be entitled to receive distributions upon any such liquidation pro rata with the holders of its capital securities, except that if a debenture event of default has occurred and is continuing, the capital securities shall have a priority over the common securities.

Events of Default; Notice

Any one of the following events constitutes an event of default under the trust agreement of a trust (a trust event of default) regardless of the reason for such event of default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

•
the occurrence of a debenture event of default with respect to the corresponding junior subordinated debentures held by such trust (please see “Description of the Junior Subordinated Debentures—Events of Default, Waiver and Notice”); or

•
the default by the property trustee in the payment of any distribution on any trust security of such trust when such becomes due and payable, and continuation of such default for a period of 30 days; or

•	the default by the property trustee in the payment of any redemption price of any trust security of such trust when such becomes due and payable; or

•
the default in the performance, or breach, in any material respect, of any covenant or warranty of the trustees in such trust agreement, other than a covenant or warranty of default in the performance of which or the breach of which is dealt with above, and continuation of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the defaulting trustee or trustees by the holders of at least 25% in aggregate liquidation amount of the outstanding capital securities of the applicable trust, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” under such trust agreement; or

•	the occurrence of certain events of bankruptcy or insolvency with respect to the property trustee and our failure to appoint a successor property trustee within 90 days.

Within the 90 days after the occurrence of any event of default actually known to the property trustee, the property trustee will transmit notice of such event of default to the holders of such trust’s capital securities, the administrative trustees and to us, as depositor, unless such event of default shall have been cured or waived. We, as depositor, and the administrative trustees are required to file annually with the property trustee a certificate as to whether or not we or they are in compliance with all the conditions and covenants applicable to us and to them under each trust agreement.

If a debenture event of default with respect to the corresponding junior subordinated debentures held by a trust has occurred and is continuing, the capital securities of such trust shall have a preference over such trust’s common securities as described above. See “—Subordination of Common Securities” and “—Liquidation Distribution Upon Dissolution.” The existence of an event of default does not entitle the holders of capital securities to accelerate the maturity of such securities.

Removal of Trustees

Unless a debenture event of default shall have occurred and be continuing, any trustee may be removed at any time by the holder of the common securities. If a debenture event of default has occurred and is continuing, the property trustee and the Delaware trustee may be removed by the holders of a majority in liquidation amount of the outstanding capital securities. In no event will the holders of the capital securities have the right to vote to appoint, remove or replace the administrative trustees, which voting rights are vested exclusively in us, as the holder of the common securities. No resignation or removal of a trustee and no appointment of a successor trustee shall be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the applicable trust agreement.

Co-Trustees and Separate Property Trustee

Unless an event of default shall have occurred and be continuing, at any time or from time to time, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of the trust property may at the time be located, we, as the holder of the common securities, and the administrative trustees shall have the power to appoint one or more persons either to act as a co-trustee, jointly with the property trustee, of all or any part of such trust property, or to act as separate trustee of any such property, in either case with such powers as may be provided in the instrument of appointment, and to vest in such person or persons in such capacity any property, title, right or power deemed necessary or desirable, subject to the provisions of the applicable trust agreement. If a debenture event of default has occurred and is continuing, the property trustee alone shall have power to make such appointment.

Merger or Consolidation of Trustees

Any person into which the property trustee, the Delaware trustee or any administrative trustee that is not a natural person may be merged or converted or with which it may be consolidated, or any person resulting from any merger, conversion or consolidation to which such trustee shall be a party, or any person succeeding to all or substantially all the corporate trust business of such trustee, shall be the successor of such trustee under each trust agreement, provided such person shall be otherwise qualified and eligible.

Mergers, Consolidations, Amalgamations or Replacements of the Trusts

A trust may not merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to us or any other person, except as described below or as otherwise described in the trust agreement. A trust may, at our request, with the consent of the holders of at least a majority in liquidation amount of the capital securities and without the consent of the administrative trustees, the property trustee or the Delaware trustee, merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, a trust organized as such under the laws of any state if:

•	such successor entity either:

(1)	expressly assumes all of the obligations of such trust with respect to the capital securities, or

(2)
substitutes for the capital securities other securities having substantially the same terms as the capital securities, the successor securities, so long as the successor securities rank the same as the capital securities in priority with respect to distributions and payments upon liquidation, redemption and otherwise;

•	we expressly appoint a trustee of such successor entity possessing the same powers and duties as the property trustee as the holder of the corresponding junior subordinated debentures;

•
the successor securities are listed, or any successor securities will be listed upon notification of issuance, on any national securities exchange or other organization on which the capital securities are then listed, if any;

•
such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the capital securities to be downgraded by any nationally recognized statistical rating organization;

•
such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the capital securities (including any successor securities) in any material respect;

•	such successor entity has a purpose substantially identical to that of the trust;

•
prior to such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, we have received an opinion from independent counsel to the trust experienced in such matters to the effect that:

(1)
such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the capital securities (including any successor securities) in any material respect, and

(2)
following such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither the trust nor such successor entity will be required to register as an investment company under the Investment Company Act of 1940, as amended; and

•
we or any permitted successor or assignee owns all of the common securities of such successor entity and guarantees the obligations of such successor entity under the successor securities at least to the extent provided by the guarantee.

Notwithstanding the foregoing, a trust may not, except with the consent of holders of 100% in liquidation amount of the capital securities, consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if such consolidation, amalgamation, merger, replacement, conveyance, transfer or lease would cause the trust or the successor entity to be classified as other than a grantor trust for United States federal income tax purposes.

Voting Rights; Amendment of Each Trust Agreement

Except as provided below and under “Description of the Capital Securities Guarantees—Amendments and Assignment” and as otherwise required by law and the applicable trust agreement, the holders of the capital securities will have no voting rights.

We and the administrative trustees may amend each trust agreement without the consent of the holders of the capital securities, unless such amendment will materially and adversely affect the interests of any holder of capital securities:

•
to cure any ambiguity, correct or supplement any provisions in such trust agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under such trust agreement, which may not be inconsistent with the other provisions of such trust agreement; or

•
to modify, eliminate or add to any provisions of such trust agreement to such extent as shall be necessary to ensure that the trust will be classified for United States federal income tax purposes as a grantor trust at all times that any trust securities are outstanding or to ensure that the trust will not be required to register as an “investment company” under the Investment Company Act.

Any such amendments will become effective when notice thereof is given to the holders of trust securities.

We, the administrative trustees and the property trustee may amend each trust agreement with:

•	the consent of holders representing not less than a majority (based upon liquidation amounts) of the outstanding trust securities; and

•	receipt by the trustees of an opinion of counsel to the effect that such amendment or the exercise of any power granted to the trustees in accordance with such amendment will not affect the trust’s status as a grantor trust for United States federal income tax purposes or the trust’s exemption from status as an “investment company” under the Investment Company Act.

Without the consent of each holder of trust securities, the trust agreement may not be amended to:

•	change the amount or timing of any distribution required to be made in respect of the trust securities as of a specified dates; or

•	restrict the right of a holder of trust securities to institute suit for the enforcement of any such payment on or after such date.

So long as the property trustee holds any corresponding junior subordinated debentures, the trustees may not, without obtaining the prior approval of the holders of a majority in aggregate liquidation amount of all outstanding capital securities:

•
direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee, or executing any trust or power conferred on the property trustee with respect to such corresponding junior subordinated debentures;

•	waive any past default that is waivable under the junior subordinated indenture;

•	exercise any right to rescind or annul a declaration that the principal of all the corresponding junior subordinated debentures is due and payable; or

•	consent to any amendment, modification or termination of the junior subordinated indenture or such corresponding junior subordinated debentures, where such consent shall be required.

If a consent under the junior subordinated indenture would require the consent of each holder of corresponding junior subordinated debentures affected thereby, no such consent may be given by the property trustee without the prior consent of each holder of the corresponding capital securities. The trustees may not revoke any action previously authorized or approved by a vote of the holders of the capital securities except by subsequent vote of the holders of the capital securities. The property trustee will notify each holder of the capital securities of any notice of default with respect to the corresponding junior subordinated debentures. In addition to obtaining the foregoing approvals of the holders of the capital securities, prior to taking any of the foregoing actions, the trustees will obtain an opinion of counsel experienced in such matters to the effect that such action would not cause the trust to be classified as other than a grantor trust for United States federal income tax purposes.

Any required approval of holders of capital securities may be given at a meeting of holders of capital securities convened for such purpose or pursuant to written consent. The property trustee will cause a notice of any meeting at which holders of capital securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be given to each holder of record of capital securities in the manner set forth in each trust agreement.

No vote or consent of the holders of capital securities will be required for a trust to redeem and cancel its capital securities in accordance with the applicable trust agreement.

Notwithstanding that holders of capital securities are entitled to vote or consent under any of the circumstances described above, any of the capital securities that are owned by us or our affiliates or the trustees or any of their affiliates, shall, for purposes of such vote or consent, be treated as if they were not outstanding.

Payment and Paying Agency

Payments on the capital securities shall be made to the depositary, which shall credit the relevant accounts at the depositary on the applicable distribution dates. If any trust’s capital securities are not held by the depositary, such payments shall be made by check mailed to the address of the holder as such address shall appear on the register.

Unless otherwise specified in the applicable prospectus supplement, the paying agent shall initially be the property trustee and any co-paying agent chosen by the property trustee and acceptable to us and to the administrative trustees. The paying agent shall be permitted to resign as paying agent upon 30 days’ written notice to us and to the property trustee. In the event that the property trustee shall no longer be the paying agent, the administrative trustees will appoint a successor, which will be a bank or trust company acceptable to the administrative trustees and to us, to act as paying agent.

Registrar and Transfer Agent

Unless otherwise specified in the applicable prospectus supplement, the property trustee will act as registrar and transfer agent for the capital securities.

Registration of transfers of capital securities will be effected without charge by or on behalf of each trust, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. The trusts will not be required to register or cause to be registered the transfer of their capital securities after such capital securities have been called for redemption.

Information Concerning the Property Trustee

The property trustee, other than during the occurrence and continuance of an event of default, undertakes to perform only the duties that are specifically set forth in each trust agreement. After an event of default, the property trustee must exercise the same degree of care and skill as a prudent individual would exercise or use in the conduct of his or her own affairs. Subject to this provision, the property trustee is under no obligation to exercise any of the powers vested in it by the applicable trust agreement at the request of any holder of capital securities unless offered indemnity satisfactory to it by such holder against the costs, expenses and liabilities that might be incurred. If no event of default has occurred and is continuing and the property trustee is required to decide between alternative causes of action, construe ambiguous provisions in the applicable trust agreement or is unsure of the application of any provision of the applicable trust agreement, and the matter is not one on which holders of capital securities are entitled under such trust agreement to vote, then the property trustee will take any action that we direct. If we do not provide direction, the property trustee may take any action that it deems advisable and in the best interests of the holders of the trust securities and will have no liability except for its own bad faith, negligence or willful misconduct.

Trust Expenses

Pursuant to the trust agreement of each trust, we, as depositor, agree to pay:

•	all debts and other obligations of each trust (other than with respect to the capital securities);

•
all costs and expenses of each trust (including costs and expenses relating to the organization of each trust, the fees and expenses of the trustees and the cost and expenses relating to the operation of each trust); and

•	any and all taxes and costs and expenses with respect thereto (other than United States withholding taxes) to which each trust might become subject.

Governing Law

Each trust agreement will be governed by and construed in accordance with the laws of Delaware.

Miscellaneous

The administrative trustees are authorized and directed to conduct the affairs of and to operate the trusts in such a way that no trust will be required to register as an investment company under the Investment Company Act or characterized as other than a grantor trust for United States federal income tax purposes. The administrative trustees are authorized and directed to conduct their affairs so that the corresponding junior subordinated debentures will be treated as indebtedness of State Street for United States federal income tax purposes. In this connection, we and the administrative trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust of each trust or each trust agreement, that we and the administrative trustees determine to be necessary or desirable to achieve such end, as long as such action does not materially and adversely affect the interests of the holders of the related capital securities.

Holders of the capital securities have no preemptive or similar rights.

No trust may borrow money or issue debt or mortgage or pledge any of its assets.

COMMON SECURITIES

In connection with the issuance of capital securities, each trust will issue one series of common securities having the terms, including distributions, redemption, voting and liquidation rights, set forth in the applicable prospectus supplement. Except for voting rights, the terms of the common securities will be substantially identical to the terms of the capital securities. The common securities will rank equally, and payments will be made on the common securities pro rata, with the capital securities, except that, upon an event of default, the rights of the holders of the common securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the capital securities. Except in limited circumstances, the common securities of a trust carry the right to vote to appoint, remove or replace any of the trustees of that trust. We will own, directly or indirectly, all of the common securities of each trust.

DESCRIPTION OF THE CAPITAL SECURITIES GUARANTEES

Set forth below is a summary of information concerning the capital securities guarantees that we will execute and deliver for the benefit of the holders of capital securities. Each capital securities guarantee will be qualified as an indenture under the Trust Indenture Act. Bank One Trust Company, N.A. will act as the guarantee trustee for purposes of the Trust Indenture Act. The terms of each capital securities guarantee will be those set forth in the capital securities guarantee and those made part of the capital securities guarantee by the Trust Indenture Act. The summary of the material terms of the capital securities guarantees is not intended to be complete and is qualified in all respects by the provisions of the form of capital securities guarantee which is filed as an exhibit to the registration statement which contains this prospectus, and the Trust Indenture Act. The guarantee trustee will hold each capital securities guarantee for the benefit of the holders of the capital securities of the applicable trust.

General

Pursuant to and to the extent set forth in the capital securities guarantee, we will irrevocably and unconditionally agree to pay in full to the holders of the trust securities, except to the extent paid by the trust, as and when due, regardless of any defense, right of set-off or counterclaim which the trust may have or assert, the following payments, which are referred to as guarantee payments, without duplication:

•	any accrued and unpaid distributions that are required to be paid on the capital securities, to the extent the trust has funds available for distributions;

•	the redemption price, plus all accrued and unpaid distributions, to the extent the trust has funds available for redemptions, relating to any capital securities called for redemption by the trust; and

•
upon a voluntary or involuntary dissolution, winding-up or termination of the trust, other than in connection with the distribution of junior subordinated debentures to the holders of capital securities or the redemption of all of the capital securities, the lesser of:

(1)	the aggregate of the liquidation amount and all accrued and unpaid distributions on the capital securities to the date of payment; and

(2)	the amount of assets of the trust remaining for distribution to holders of the capital securities in liquidation of the trust.

The redemption price and liquidation amount will be fixed at the time the capital securities are issued.

Our obligation to make a guarantee payment may be satisfied by direct payment of the required amounts to the holders of capital securities or by causing the trust to pay such amounts to such holders.

The capital securities guarantees will not apply to any payment of distributions except to the extent a trust shall have funds available for such payments. If we do not make interest payments on the junior subordinated debentures purchased by a trust, the trust will not pay distributions on the capital securities and will not have funds available for such payments. Please see “—Status of the Guarantees.” Because we are a holding company, our rights to participate in the assets of any of our subsidiaries upon the subsidiary’s liquidation or reorganization will be subject to the prior claims of the subsidiary’s creditors except to the extent that we may ourselves be a creditor with recognized claims against the subsidiary. Except as otherwise provided in the applicable prospectus supplement, the capital securities guarantees do not limit the incurrence or issuance by us of other secured or unsecured debt.

The capital securities guarantees, when taken together with our obligations under the junior subordinated debentures, the indentures and the trust agreements, including our obligations to pay costs, expenses, debts and liabilities of the trusts, other than those relating to trust securities, will provide a full and unconditional guarantee on a subordinated basis of payments due on the capital securities.

We have also agreed separately to irrevocably and unconditionally guarantee the obligations of the trusts with respect to the common securities to the same extent as the capital securities guarantees, except that upon an event of default under the indenture, holders of capital securities shall have priority over holders of common securities with respect to distributions and payments on liquidation, redemption or otherwise.

Status of the Guarantees

Each capital security guarantee will be unsecured and will rank:

•	subordinate and junior in right of payment to all our other liabilities in the same manner as the junior subordinated debentures; and

•	equally with all other capital security guarantees that we issue.

Each capital securities guarantee will constitute a guarantee of payment and not of collection. This means that the guaranteed party may sue the guarantor to enforce its rights under the guarantee without suing any other person or entity. Each capital securities guarantee will be held for the benefit of the holders of the related trust securities and will be discharged only by payment of the guarantee payments in full to the extent not paid by the trust or upon the junior subordinated debentures.

Amendments and Assignment

The capital securities guarantee may be amended only with the prior approval of the holders of not less than a majority in aggregate liquidation amount of the outstanding capital securities. No vote will be required, however, for any changes that do not adversely affect the rights of holders of capital securities. All guarantees and agreements contained in the capital securities guarantee will bind our successors, assignees, receivers, trustees and representatives and will be for the benefit of the holders of the capital securities then outstanding.

Termination of the Guarantees

Each capital securities guarantee will terminate upon full payment of the redemption price of all capital securities, upon distribution of the junior subordinated debentures to the holders of the trust securities or upon full payment of the amounts payable in accordance with the trust agreement upon liquidation of such trust. Each capital securities guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of capital securities must restore payment of any sums paid under the capital securities or the capital securities guarantee.

Events of Default

An event of default under a capital securities guarantee will occur if we fail to perform any payment or other obligations under the capital securities guarantee.

The holders of a majority in liquidation amount of the capital securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of the capital securities guarantee or to direct the exercise of any trust or power conferred upon the guarantee trustee under the capital securities guarantee. Any holder of capital securities may institute a legal proceeding directly against us to enforce the guarantee trustee’s rights and our obligations under the capital securities guarantee, without first instituting a legal proceeding against the relevant trust, the guarantee trustee or any other person or entity.

As guarantor, we are required to file annually with the guarantee trustee a certificate as to whether or not we are in compliance with all applicable conditions and covenants applicable under the capital securities guarantee.

Information Concerning the Guarantee Trustee

Prior to the occurrence of a default relating to a capital securities guarantee, the guarantee trustee is required to perform only the duties that are specifically set forth in the capital securities guarantee. Following the occurrence of a default, the guarantee trustee will exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. If the foregoing requirements have been met, the guarantee trustee is under no obligation to exercise any of the powers vested in it by a capital securities guarantee at the request of any holder of capital securities, unless offered indemnity satisfactory to it against the costs, expenses and liabilities which might be incurred thereby.

We and our affiliates maintain certain accounts and other banking relationships with the guarantee trustee and its affiliates in the ordinary course of business.

Governing Law

The capital securities guarantees will be governed by and construed in accordance with the internal laws of the State of New York.

RELATIONSHIP AMONG THE CAPITAL SECURITIES, THE CORRESPONDING JUNIOR
SUBORDINATED DEBENTURES AND THE CAPITAL SECURITIES GUARANTEES

As set forth in the trust agreements, the sole purpose of the trusts is to issue the trust securities and to invest the proceeds in the junior subordinated debentures.

As long as payments of interest and other payments are made when due on the junior subordinated debentures, those payments will be sufficient to cover the distributions and payments due on the trust securities. This is due to the following factors:

•	the aggregate principal amount of junior subordinated debentures will be equal to the sum of the aggregate stated liquidation amount of the trust securities;

•	the interest rate and the interest and other payment dates on the junior subordinated debentures will match the distribution rate and distribution and other payment dates for the trust securities;

•
under the junior subordinated indenture, we will pay, and the trusts will not be obligated to pay, directly or indirectly, all costs, expenses, debts and obligations of the trusts, other than those relating to the trust securities; and

•	the trust agreements further provide that the trustees may not cause or permit the trusts to engage in any activity that is not consistent with the purposes of the trusts.

To the extent that funds are available, we guarantee payments of distributions and other payments due on the capital securities to the extent described in this prospectus. If we do not make interest payments on the junior subordinated debentures, the trust will not have sufficient funds to pay distributions on the capital securities. Each capital securities guarantee is a subordinated guarantee in relation to the capital securities. The capital securities guarantee does not apply to any payment of distributions unless and until the trust has sufficient funds for the payment of such distributions. Please see “Description of the Capital Securities Guarantees.”

We have the right to set off any payment that we are otherwise required to make under the junior subordinated indenture with any payment that we have previously made or are concurrently on the date of such payment making under a related guarantee.

The capital securities guarantees cover the payment of distributions and other payments on the capital securities only if and to the extent that we have made a payment of interest or principal or other payments on the junior subordinated debentures. The capital securities guarantees, when taken together with our obligations under the junior subordinated debentures and the indenture and our obligations under the trust agreement, will provide a full and unconditional guarantee of distributions, redemption payments and liquidation payments on the capital securities.

If we fail to make interest or other payments on the junior subordinated debentures when due, taking account of any extension period, the trust agreements allow the holders of the capital securities to direct the property trustee to enforce its rights under the junior subordinated debentures. If the property trustee fails to enforce these rights, any holder of capital securities may directly sue us to enforce such rights without first suing the property trustee or any other person or entity.

A holder of capital securities may institute a direct action if a trust agreement event of default has occurred and is continuing and such event is attributable to our failure to pay interest or principal on the junior subordinated debentures when due. A direct action may be brought without first (1) directing the property trustee to enforce the terms of the junior subordinated debentures or (2) suing us to enforce the property trustee’s rights under the junior subordinated debentures. In connection with such direct action, we will be subrogated to the rights of such holder of capital securities under the trust agreement to the extent of any payment made by us to such holder of capital securities. Consequently, we will be entitled to payment of amounts that a holder of capital securities receives in respect of an unpaid distribution to the extent that such holder receives or has already received full payment relating to such unpaid distribution from a trust.

We acknowledge that the guarantee trustee will enforce the capital securities guarantees on behalf of the holders of the capital securities. If we fail to make payments under the capital securities guarantees, the holders of the capital securities may direct the guarantee trustee to enforce its rights thereunder. If the guarantee trustee fails to enforce the capital securities guarantees, any holder of capital securities may directly sue us to enforce the guarantee trustee’s rights under the capital securities guarantees. Such holder need not first sue the trust, the guarantee trustee, or any other person or entity. A holder of capital securities may also directly sue us to enforce such holder’s right to receive payment under the capital securities guarantees. Such holder need not first (1) direct the guarantee trustee to enforce the terms of the capital securities guarantee or (2) sue the trust or any other person or entity.

A default or event of default under any of our senior debt would not constitute a default or event of default under the junior subordinated indenture. However, in the event of payment defaults under, or acceleration of, our senior debt, the subordination provisions of the junior subordinated indenture provide that no payments may be made in respect of the corresponding junior subordinated debentures until such senior debt has been paid in full or any payment default thereunder has been cured or waived. Failure to make required payments on any series of corresponding junior subordinated debentures would constitute an event of default under the junior subordinated indenture.

We and the trusts believe that the above mechanisms and obligations, taken together, are equivalent to a full and unconditional guarantee by us of payments due on the capital securities. Please see “Description of the Capital Securities Guarantees—General.”

Limited Purpose of Trusts

Each trust’s capital securities evidence a beneficial interest in such trust, and each trust exists for the sole purpose of issuing its capital securities and common securities and investing the proceeds in corresponding junior subordinated debentures. A principal difference between the rights of a holder of a capital security and a holder of a corresponding junior subordinated debenture is that a holder of a corresponding junior subordinated debenture is entitled to receive from us the principal amount of and interest accrued on corresponding junior subordinated debentures held, while a holder of capital securities is entitled to receive distributions from such trust (or from us under the applicable guarantee) if and to the extent such trust has funds available for the payment of such distributions.

Rights Upon Dissolution

Upon any voluntary or involuntary dissolution, winding up or liquidation of any trust involving the liquidation of the corresponding junior subordinated debentures, after satisfaction of liabilities to creditors of the trust, the holders of the related capital securities will be entitled to receive, out of the assets held by such trust, the liquidation distribution in cash. Please see “Description of the Capital Securities—Liquidation Distribution Upon Dissolution.” Upon any voluntary or involuntary liquidation or bankruptcy of State Street, the property trustee, as holder of the corresponding junior subordinated debentures, would be a subordinated creditor of State Street, subordinated in right of payment to all senior debt as set forth in the junior subordinated indenture, but entitled to receive payment in full of principal and interest before any of our stockholders receive distributions. Since we are the guarantor under each guarantee and have agreed to pay for all costs, expenses and liabilities of each trust, other than the trusts’ obligations to the holders of its capital securities, the positions of a holder of such capital securities and a holder of such corresponding junior subordinated debentures relative to other creditors and to our stockholders in the event of liquidation or bankruptcy are expected to be substantially the same.

DESCRIPTION OF PREFERRED STOCK

The following summary contains a description of the general terms of the preferred stock that we may issue. Other terms of any series of preferred stock will be described in the prospectus supplement relating to that series of preferred stock. The terms of any series of preferred stock may differ from the terms described below. Certain provisions of the preferred stock described below and in any prospectus supplement are not complete. You should refer to our Restated Articles of Organization, as amended, and the certificate of designation which will be filed with the SEC in connection with the offering of the series of preferred stock.

General

Our articles of organization permit our board of directors to authorize the issuance of up to 3,500,000 shares of preferred stock, without par value, in one or more series, without shareholder action. The board of directors can determine the rights, preferences and limitations of each series. Therefore, without shareholder approval, our board of directors can authorize the issuance of preferred stock with voting, conversion and other rights that could dilute the voting power and other rights of our common stockholders. None of our preferred stock is currently outstanding.

The preferred stock has the terms described below unless otherwise provided in the prospectus supplement relating to a particular series of the preferred stock. You should read the prospectus supplement relating to the particular series of the preferred stock being offered for specific terms, including:

•	the designation and stated value per share of the preferred stock and the number of shares offered;

•	the amount of liquidation preference per share;

•	the price at which the preferred stock will be issued;

•
the dividend rate, or method of calculation, the dates on which dividends will be payable, whether dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends will commence to accumulate;

•	any redemption or sinking fund provisions;

•	any conversion provisions;

•	whether we have elected to offer depositary shares as described under “Description of Depositary Shares;” and

•	any other rights, preferences, privileges, limitations and restrictions on the preferred stock.

The preferred stock will, when issued, be fully paid and nonassessable. Unless otherwise specified in the prospectus supplement, each series of the preferred stock will rank equally as to dividends and liquidation rights in all respects with each other series of preferred stock. The rights of holders of shares of each series of preferred stock will be subordinate to those of our general creditors.

As described under “Description of Depositary Shares,” we may, at our option, with respect to any series of the preferred stock, elect to offer fractional interests in shares of preferred stock, and provide for the issuance of depositary receipts representing depositary shares, each of which will represent a fractional interest in a share of the series of the preferred stock. The fractional interest will be specified in the prospectus supplement relating to a particular series of the preferred stock.

Rank

Any series of the preferred stock will, with respect to the priority of the payment of dividends and the priority of payments upon liquidation, winding up and dissolution, rank:

•
senior to all classes of common stock and all equity securities issued by us the terms of which specifically provide that the equity securities will rank junior to the preferred stock (the junior securities);

•	equally with all equity securities issued by us the terms of which specifically provide that the equity securities will rank equally with the preferred stock (the parity securities); and

•	junior to all equity securities issued by us the terms of which specifically provide that the equity securities will rank senior to the preferred stock.

Dividends

Holders of the preferred stock of each series will be entitled to receive, when, as and if declared by our board of directors, cash dividends at such rates and on such dates described in the prospectus supplement. Different series of preferred stock may be entitled to dividends at different rates or based on different methods of calculation. The dividend rate may be fixed or variable or both. Dividends will be payable to the holders of record as they appear on our stock books on record dates fixed by our board of directors, as specified in the applicable prospectus supplement.

Dividends on any series of the preferred stock may be cumulative or noncumulative, as described in the applicable prospectus supplement. If our board of directors does not declare a dividend payable on a dividend payment date on any series of noncumulative preferred stock, then the holders of that noncumulative preferred stock will have no right to receive a dividend for that dividend payment date, and we will have no obligation to pay the dividend accrued for that period, whether or not dividends on that series are declared payable on any future dividend payment dates. Dividends on any series of cumulative preferred stock will accrue from the date we initially issue shares of such series or such other date specified in the applicable prospectus supplement.

No full dividends may be declared or paid or funds set apart for the payment of any dividends on any parity securities unless dividends have been paid or set apart for payment on the preferred stock. If full dividends are not paid, the preferred stock will share dividends pro rata with the parity securities. No dividends may be declared or paid or funds set apart for the payment of dividends on any junior securities unless full cumulative dividends for all dividend periods terminating on or prior to the date of the declaration or payment will have been paid or declared and a sum sufficient for the payment set apart for payment on the preferred stock.

Our ability to pay dividends on our preferred stock is subject to policies established by the Federal Reserve Board.

Rights Upon Liquidation

If we dissolve, liquidate or wind up our affairs, either voluntarily or involuntarily, the holders of each series of preferred stock will be entitled to receive, before any payment or distribution of assets is made to holders of junior securities, liquidating distributions in the amount described in the prospectus supplement relating to that series of the preferred stock, plus an amount equal to accrued and unpaid dividends and, if the series of the preferred stock is cumulative, for all dividend periods prior to that point in time. If the amounts payable with respect to the preferred stock of any series and any other parity securities are not paid in full, the holders of the preferred stock of that series and of the parity securities will share proportionately in the distribution of our assets in proportion to the full liquidation preferences to which they are entitled. After the holders of preferred stock and the parity securities are paid in full, they will have no right or claim to any of our remaining assets.

Because we are a bank holding company, our rights, the rights of our creditors and of our stockholders, including the holders of the preferred stock offered by this prospectus, to participate in the assets of any subsidiary upon the subsidiary’s liquidation or recapitalization may be subject to the prior claims of the subsidiary’s creditors except to the extent that we may ourselves be a creditor with recognized claims against the subsidiary.

Redemption

A series of the preferred stock may be redeemable, in whole or in part, at our option with prior Federal Reserve Board approval. In addition, a series of preferred stock may be subject to mandatory redemption pursuant to a sinking fund or otherwise. The redemption provisions that may apply to a series of preferred stock, including the redemption dates and the redemption prices for that series, will be described in the prospectus supplement.

In the event of partial redemptions of preferred stock, whether by mandatory or optional redemption, our board of directors will determine the method for selecting the shares to be redeemed, which may be by lot or pro rata or by any other method determined to be equitable.

On or after a redemption date, unless we default in the payment of the redemption price, dividends will cease to accrue on shares of preferred stock called for redemption. In addition, all rights of holders of the shares will terminate except for the right to receive the redemption price.

Unless otherwise specified in the applicable prospectus supplement for any series of preferred stock, if any dividends on any other series of preferred stock ranking equally as to payment of dividends and liquidation rights with such series of preferred stock are in arrears, no shares of any such series of preferred stock may be redeemed, whether by mandatory or optional redemption, unless all shares of preferred stock are redeemed, and we will not purchase any shares of such series of preferred stock. This requirement, however, will not prevent us from acquiring such shares pursuant to a purchase or exchange offer made on the same terms to holders of all such shares outstanding.

Under current regulations, bank holding companies, except in certain narrowly defined circumstances, may not exercise any option to redeem shares of preferred stock included as Tier 1 capital without the prior approval of the Federal Reserve Board. Ordinarily, the Federal Reserve Board would not permit such a redemption unless (1) the shares are redeemed with the proceeds of a sale by the bank holding company of common stock or perpetual preferred stock or (2) the Federal Reserve determines that the bank holding company’s condition and circumstances warrant the reduction of a source of permanent capital.

Voting Rights

Unless otherwise described in the applicable prospectus supplement, holders of the preferred stock will have no voting rights except as set forth below or as otherwise required by law or in our articles of organization.

Under regulations adopted by the Federal Reserve Board, if the holders of any series of the preferred stock are or become entitled to vote for the election of directors, such series may then be deemed a “class of voting securities” and a holder of 25% or more of such series, or a holder of 5% or more if it otherwise exercises a “controlling influence” over us, may then be subject to regulation as a bank holding company in accordance with the Bank Holding Company Act. In addition, at such time as such series is deemed a class of voting securities, (a) any other bank holding company may be required to obtain the approval of the Federal Reserve Board to acquire or retain 5% or more of that series and (b) any person other than a bank holding company may be required to obtain the approval of the Federal Reserve Board to acquire or retain 10% or more of that series.

Exchangeability

The holders of shares of preferred stock of any series may be required at any time or at maturity to exchange those shares for our debt securities. The applicable prospectus supplement will specify the terms of any such exchange.

Transfer Agent and Registrar

Unless otherwise indicated in the applicable prospectus supplement, Equiserve Limited Partnership, an affiliate of State Street, will be the transfer agent, dividend and redemption price disbursement agent and registrar for shares of each series of the preferred stock.

DESCRIPTION OF DEPOSITARY SHARES

General

We may, at our option, elect to offer fractional shares of preferred stock, which we call depositary shares, rather than full shares of preferred stock. If we do, we will issue to the public receipts, called depositary receipts, for depositary shares, each of which will represent a fraction, to be described in the prospectus supplement, of a share of a particular series of preferred stock.

The shares of any series of preferred stock represented by depositary shares will be deposited with a depositary named in the prospectus supplement. Unless otherwise provided in the prospectus supplement, each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in a share of preferred stock represented by the depositary share, to all the rights and preferences of the preferred stock represented by the depositary share. Those rights include dividend, voting, redemption, conversion and liquidation rights.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions received in respect of the preferred stock to the record holders of depositary shares in proportion to the numbers of depositary shares owned by those holders.

If there is a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders.

Withdrawal of Stock

Unless the related depositary shares have been previously called for redemption, upon surrender of the depositary receipts at the office of the depositary, the holder of the depositary shares will be entitled to delivery, at the office of the depositary to or upon his or her order, of the number of whole shares of the preferred stock and any money or other property represented by the depositary shares. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the depositary will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares. In no event will the depositary deliver fractional shares of preferred stock upon surrender of depositary receipts.

Redemption of Depositary Shares

Whenever we redeem shares of preferred stock held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing shares of the preferred stock so redeemed, so long as we have paid in full to the depositary the redemption price of the preferred stock to be redeemed plus an amount equal to any accumulated and unpaid dividends on the preferred stock to the date fixed for redemption. The redemption price per depositary share will be equal to the redemption price and any other amounts per share payable on the preferred stock multiplied by the fraction of a share of preferred stock represented by one depositary share. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata or by any other equitable method as may be determined by the depositary.

After the date fixed for redemption, depositary shares called for redemption will no longer be deemed to be outstanding and all rights of the holders of depositary shares will cease, except the right to receive the moneys payable upon redemption and any money or other property to which the holders of the depositary shares were entitled upon redemption upon surrender to the depositary of the depositary receipts evidencing the depositary shares.

Voting the Preferred Stock

Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary receipts relating to that preferred stock. The record date for the depositary receipts relating to the preferred stock will be the same date as the record date for the preferred stock. Each record holder of the depositary shares on the record date will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the number of shares of preferred stock represented by that holder’s depositary shares. The depositary will endeavor, insofar as practicable, to vote the number of shares of preferred stock represented by the depositary shares in accordance with those instructions, and we will agree to take all action which may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will not vote any shares of preferred stock except to the extent it receives specific instructions from the holders of depositary shares representing that number of shares of preferred stock.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and such other charges as are expressly provided in the deposit agreement to be for their accounts.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering to us notice of its election to do so, and we may remove the depositary at any time. Any resignation or removal of the depositary will take effect upon our appointment of a successor depositary and its acceptance of such appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Notices

The depositary will forward to holders of depositary receipts all notices, reports and other communications, including proxy solicitation materials received from us, which are delivered to the depositary and which we are required to furnish to the holders of the preferred stock.

Limitation of Liability

Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our obligations. Our obligations and those of the depositary will be limited to performance in good faith of our and their duties thereunder. We and the depositary will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, on information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

Inspection of Books

Any record holder of depositary shares who has been a holder for at least six months or who holds at least five percent of our outstanding shares of capital stock will be entitled to inspect the transfer books relating to the depositary shares and the list of record holders of depositary shares upon certification to the depositary that the holder is acting in good faith and that the inspection is for a proper purpose.

DESCRIPTION OF COMMON STOCK

General

We have 500,000,000 shares of authorized common stock, $1.00 par value per share, of which 324,368,969 shares were outstanding as of October 31, 2002.

Holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors out of any funds legally available for dividends. Holders of our common stock are also entitled, upon our liquidation, and after claims of creditors and preferences of preferred stock, and any other class or series of preferred stock outstanding at the time of liquidation, to receive pro rata our net assets. We pay dividends on our common stock only if we have paid or provided for all dividends on our outstanding series of preferred stock, for the then current period and, in the case of any cumulative preferred stock, all prior periods.

Our preferred stock has, or upon issuance will have, preference over our common stock with respect to the payment of dividends and the distribution of assets in the event of our liquidation or dissolution. Our preferred stock also has such other preferences as may be fixed by our board of directors.

Holders of our common stock are entitled to one vote for each share that they hold and are vested with all of the voting power except as our board of directors has provided, or may provide in the future, with respect to preferred stock or any other class or series of preferred stock that the board of directors may hereafter authorize. See “Description of Preferred Stock.” Shares of our common stock are not redeemable, and have no subscription, conversion or preemptive rights.

Our common stock is listed on the New York Stock Exchange. Outstanding shares of our common stock are validly issued, fully paid and non-assessable. Holders of our common stock are not, and will not be, subject to any liability as stockholders.

Shareholders’ Rights Plan

In 1988, State Street declared a dividend of one preferred share purchase right for each outstanding share of common stock pursuant to a Shareholders’ Rights Agreement. On June 18, 1998, State Street adopted an amendment to the Rights Agreement and has restated the Rights Agreement. Under the Amended and Restated Rights Agreement, a right may be exercised, under certain conditions, to purchase one four-hundredths share of a series of participating preferred stock at an exercise price of $265, subject to adjustment. The rights become exercisable if a party acquires or obtains the right to acquire 10% or more of State Street’s common stock or after commencement or public announcement of an offer for 10% or more of State Street’s common stock. When exercisable, under certain conditions, each right also entitles the holder thereof to purchase shares of common stock, of either State Street or of the acquiror, having a market value of two times the then current exercise price of that right.

The rights expire in September 2008, and may be redeemed at a price of $.0025 per right at any time prior to expiration or the acquisition of 10% of State Street’s common stock. Under certain circumstances, the rights may be redeemed after they become exercisable and may be subject to automatic redemption.

The bylaws of State Street Corporation state that its board of directors shall be classified, with respect to the time for which the directors severally hold office, into three classes as nearly equal in number as possible, and each class shall serve on the board of directors for a term of three years. This classification, in combination with the Rights Agreement, may have the effect of delaying, deferring or preventing a change in control of State Street Corporation.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Equiserve Limited Partnership, an affiliate of State Street.

Restrictions on Ownership

The Bank Holding Company Act requires any “bank holding company,” as defined in the Bank Holding Company Act, to obtain the approval of the Federal Reserve Board prior to the acquisition of 5% or more of our common stock. Any person, other than a bank holding company, is required to obtain prior approval of the Federal Reserve Board to acquire 10% or more of our common stock under the Change in Bank Control Act. Any holder of 25% or more of our common stock, or a holder of 5% or more if such holder otherwise exercises a “controlling influence” over us, is subject to regulation as a bank holding company under the Bank Holding Company Act.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

We may issue stock purchase contracts, including contracts obligating holders to purchase from or sell to us, and us to sell to or purchase from the holders, a specified number of shares of our common stock, preferred stock or depositary shares at a future date or dates. The price per share of common stock, preferred stock or depositary shares and the number of shares of each may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of units, often known as stock purchase units, consisting of one or more stock purchase contracts and beneficial interests in:

•	debt securities,

•	debt obligations of third parties, including U.S. treasury securities, or

•	capital securities issued by trusts, all of whose common securities are owned by us or by one of our subsidiaries,

securing the holders’ obligations to purchase the common stock, preferred stock or depositary shares under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and these payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations under those contracts in a specified manner, including without limitation by pledging their interest in another stock purchase contract.

The applicable prospectus supplement will describe the terms of the stock purchase contracts and stock purchase units, including, if applicable, collateral or depositary arrangements.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase debt securities, preferred stock, depositary shares or common stock. We may offer warrants separately or together with one or more additional warrants, debt securities, preferred stock, depositary shares or common stock, or any combination of those securities in the form of units, as described in the applicable prospectus supplement. If we issue warrants as part of a unit, the accompanying prospectus supplement will specify whether those warrants may be separated from the other securities in the unit prior to the warrants’ expiration date. Below is a description of certain general terms and provisions of the warrants that we may offer. Further terms of the warrants will be described in the prospectus supplement.

The applicable prospectus supplement will contain, where applicable, the following terms of and other information relating to the warrants:

•	the specific designation and aggregate number of, and the price at which we will issue, the warrants;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•
the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if you may not continuously exercise the warrants throughout that period, the specific date or dates on which you may exercise the warrants;

•
whether the warrants will be issued in fully registered form or bearer form, in definitive or global form or in any combination of these forms, although, in any case, the form of a warrant included in a unit will correspond to the form of the unit and of any security included in that unit;

•	any applicable material United States federal income tax consequences;

•	the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars or other agents;

•	the proposed listing, if any, of the warrants or any securities purchasable upon exercise of the warrants on any securities exchange;

•	the designation and terms of the preferred stock or common stock purchasable upon exercise of the warrants;

•	the designation, aggregate principal amount, currency and terms of the debt securities that may be purchased upon exercise of the warrants;

•
if applicable, the designation and terms of the debt securities, preferred stock, depositary shares or common stock with which the warrants are issued and the number of warrants issued with each security;

•	if applicable, the date from and after which the warrants and the related debt securities, preferred stock, depositary shares or common stock will be separately transferable;

•
the number of shares of preferred stock, the number of depositary shares or the number of shares of common stock purchasable upon exercise of a warrant and the price at which those shares may be purchased;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	the antidilution provisions of the warrants, if any;

•	any redemption or call provisions;

•	whether the warrants are to be sold separately or with other securities as parts of units; and

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

GLOBAL SECURITIES

General

The debt securities and the capital securities may be issued in whole or in part in the form of one or more fully-registered global securities that will be deposited with, or on behalf of, a depository which, unless otherwise indicated in the applicable prospectus supplement for such securities, will be DTC. Global capital securities may be issued in either temporary or permanent form. Unless and until it is exchanged in whole or in part for securities in certificated form, a global security may not be transferred except as a whole in the following manner:

•	by the depository for such global security to a nominee of such depository, or

•	by a nominee of such depository to such depository or another nominee of such depository, or

•	by such depository or any such nominee to a successor of such depository or a nominee of such successor, or

•	in the manner provided below under “—Book-Entry Issuance.”

The specific terms of the depository arrangement with respect to any debt securities or capital securities will be described in the applicable prospectus supplement. We anticipate that the following provisions will apply to all depository arrangements.

Upon the issuance of a global security and the deposit of such global security with or on behalf of the depository, the depository for such global security will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by such global security, or, in the case of capital securities, the respective aggregate liquidation amounts of the capital securities represented by such global security, to the accounts of persons that have accounts with such depository (each such person, a participant), which may include Euroclear and Clearstream. The accounts to be credited shall be designated by the dealers, underwriters or agents participating in the distribution of such debt securities or capital securities or by us if we have offered and sold such debt securities or capital securities directly. Ownership of beneficial interests in a global security will be limited to participants or persons that may hold interests through participants.

Ownership of a beneficial interest in such global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depository for such global security (with respect to interests of participants) or by participants or persons that hold through participants (with respect to interests of persons other than participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in certificated form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in a global security.

So long as the depository for a global security, or its nominee, is the holder of such global security, such depository or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities or capital securities represented by such global security for all purposes under the applicable indenture or trust agreement. Except as set forth below, owners of beneficial interests in a global security will not be entitled to have debt securities or capital securities represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of securities in certificated form and will not be considered the owners or holders thereof under the applicable indenture or trust agreement. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of the depository for such global security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the applicable indenture or trust agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a global security desires to give or take any action which a holder is entitled to give or take under the applicable indenture or trust agreement, the depository for such global security would authorize the participants holding the relevant beneficial interest to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners holding through them.

Payments of principal of or premium, if any, and interest, if any, on debt securities or distributions or other payments on capital securities represented by a global security registered in the name of a depository or its nominee will be made to such depository or its nominee, as the case may be, as the registered owner or the holder of the global security representing such debt securities or capital securities. None of State Street, the trustee for such securities, any paying agent for such securities, the property trustee or the securities registrar, as applicable, will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global security for such securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that the depository for any debt securities represented by a global debt security, upon receipt of any payment of principal, premium or interest, will credit immediately participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global debt security as shown on the records of such depository. We also expect that the depository for a series of capital securities or its nominee, upon receipt of any payment of liquidation amount, redemption price, premium or distributions in respect of a permanent global capital security representing any of such capital securities, immediately will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interest in the aggregate liquidation amount of such global capital security for such capital securities as shown on the records of such depositary or its nominee. We further expect that payments by participants to owners of beneficial interests in any such global security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participants.

Unless otherwise specified in the applicable prospectus supplement, no global debt security may be exchanged in whole or in part for debt securities registered, and no transfer of a global debt security in whole or in part may be registered, in the name of any person other than the depository for such global debt security or a nominee thereof unless:

(a)	such depository has notified us that it is unwilling or unable to continue as depository for such global debt security or has ceased to be a clearing agency registered under the Exchange Act;

(b)	there shall have occurred and be continuing an event of default or a default, as the case may be, with respect to such global debt security; or

(c)	there shall exist such circumstances, if any, in addition to or in lieu of the foregoing as have been specified for this purpose as contemplated by the indentures.

Unless otherwise specified in the applicable prospectus supplement, if a depository for a series of capital securities is at any time unwilling, unable or ineligible to continue as depository and a successor depository is not appointed by the trust within 90 days, the trust will issue individual capital securities of such series in exchange for the global capital security representing such series of capital securities. In addition, the trust may at any time and in its sole discretion, subject to any limitations described in the prospectus supplement relating to such capital securities, determine not to have any capital securities of such series represented by one or more global capital securities and, in such event, will issue individual capital securities of such series in exchange for the global capital security or securities representing such series of capital securities. Further, if the trust so specifies with respect to the capital securities of a series, an owner of a beneficial interest in a global capital security representing capital securities of such series may, on terms acceptable to the trust, the property trustee and the depository for such global capital security, receive individual capital securities of such series in exchange for such beneficial interests, subject to any limitations described in the prospectus supplement relating to such capital securities. In any such instance, an owner of a beneficial interest in a global capital security will be entitled to a physical delivery of individual capital securities of the series represented by such global capital security equal in liquidation amount to such beneficial interest and to have such capital securities registered in its name.

Book-Entry Issuance

We expect DTC to act as securities depository for all of the debt securities. The debt securities will be issued only as fully-registered securities registered in the name of Cede & Co., DTC’s nominee. DTC will thus be the only registered holder of the debt securities and will be considered the sole owner of the debt securities. One or more fully-registered global certificates will be issued for the debt securities, representing in the aggregate the aggregate principal balance of debt securities.

We also expect DTC to act as securities depository for all of the capital securities, unless otherwise specified in the prospectus supplement. The capital securities will be issued only as fully-registered securities registered in the name of Cede & Co. One or more fully-registered global certificates will be issued for the capital securities of each trust, representing in the aggregate the total number of such trust’s capital securities, and will be deposited with the property trustee as custodian for DTC.

In this prospectus and the accompanying prospectus supplement, for book-entry debt securities, references to actions taken by debt security holders will mean actions taken by DTC upon instructions from its participants, and reference to payments and notices of redemptions to debt security holders will mean payments and notices of redemption to DTC as the registered holder of the debt securities for distribution to the participants in accordance with DTC’s procedures.

DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with direct participants, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of debt securities or capital securities within the DTC system must be made by or through direct participants, which will receive a credit for the debt securities or capital securities on DTC’s records. The ownership interest of each actual purchaser of each debt security or capital security (each a beneficial owner) is in turn to be recorded on the direct and indirect participants’ records, including Euroclear and Clearstream. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners purchased their securities. Transfers of ownership interests in the securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in their securities, except in limited circumstances.

Transfers between participants will be effected in accordance with DTC’s procedures and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

Cross-market transfers between participants, on the one hand, and Euroclear participants or Clearstream participants, on the other hand, will be effected by DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depository; however, such cross-market transaction will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depository to take action to effect final settlement on its behalf by delivering or receiving interests in the debt securities or capital securities in DTC, and making or receiving payment in accordance with normal procedures.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a debt security or capital security from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear participant or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream, as the case may be) immediately following the DTC settlement date. Cash received in Euroclear or Clearstream as a result of sales of interests in a debt security or capital security by or through a Euroclear or Clearstream participant to a participant in DTC will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following the DTC settlement date.

DTC has no knowledge of the actual beneficial owners of the debt securities or capital securities; DTC’s records reflect only the identity of the direct participants to whose accounts such debt securities or capital securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners and the voting rights of direct participants, indirect participants and beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Redemption notices will be sent to Cede & Co. as the registered holder of the debt securities or capital securities. If less than all of the debt securities are being redeemed, or less than all of a trust’s capital securities are being redeemed, DTC will determine the amount of the interest of each direct participant to be redeemed in accordance with its then current procedures.

Although voting with respect to the debt securities and capital securities is limited to the holders of record of the debt securities and capital securities, respectively, in those instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to the debt securities or capital securities, as applicable. Under its usual procedures, DTC would mail an omnibus proxy to the relevant trustee as soon as possible after the record date. Such omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts such debt securities or capital securities are credited on the record date (identified in a listing attached to the omnibus proxy).

Distribution payments on the debt securities and capital securities will be made by the relevant trustee to DTC. DTC’s usual practice is to credit direct participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices and will be the responsibility of such participant and not of DTC, the relevant trustee, the trust thereof (in the case of capital securities) or State Street, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of distributions to DTC is the responsibility of the relevant trustee, and disbursements of such payments to the beneficial owners is the responsibility of direct and indirect participants.

DTC may discontinue providing its services as securities depository with respect to any of the debt securities at any time by giving reasonable notice to the relevant trustee and to us. Under such circumstances, in the event that a successor securities depository is not obtained, definitive certificates representing such debt securities are required to be printed and delivered. Additionally, we, at our option, may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depository). After an event of default, the holders of a majority in aggregate principal amount of debt securities may determine to discontinue the system of book-entry transfers through DTC. In any such event, definitive certificates for such debt securities will be printed and delivered.

DTC may also discontinue providing its services as securities depository with respect to any of the capital securities at any time by giving reasonable notice to the relevant trustee and to us. In the event that a successor securities depository is not obtained, definitive capital security certificates representing such capital securities are required to be printed or delivered. Additionally, we, at our option, may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depository). After an event of default, the holders of a majority in liquidation preference of capital securities may determine to discontinue the system of book-entry transfers through DTC. In any such event, definitive certificates for such capital securities will be printed and delivered.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we and the trusts believe to be accurate, but we and the trusts assume no responsibility for the accuracy thereof. Neither we nor the trusts have any responsibility for the performance by DTC or its participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

PLAN OF DISTRIBUTION

We and the trusts may sell securities:

•	to the public through a group of underwriters managed or co-managed by, one or more underwriters, which may be affiliates;

•	through one or more agents, which may be affiliates; or

•	directly to purchasers.

The distribution of the securities may be effected from time to time in one or more transactions:

•	at a fixed price, or prices, which may be changed from time to time;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices;

•	or at negotiated prices.

Each prospectus supplement will describe the method of distribution of the securities and any applicable restrictions.

The prospectus supplement with respect to the securities of a particular series will describe the terms of the offering of the securities, including the following:

•	the name of the agent or the name or names of any underwriters;

•	the public offering or purchase price;

•	any discounts and commissions to be allowed or paid to the agent or underwriters;

•	all other items constituting underwriting compensation;

•	any discounts and commissions to be allowed or paid to dealers; and

•	any exchanges on which the securities will be listed.

Only the agents or underwriters named in the prospectus supplement are agents or underwriters in connection with the securities being offered.

We may agree to enter into an agreement to indemnify the agents and the several underwriters against certain civil liabilities, including liabilities under the Securities Act or to contribute to payments the agents or the underwriters may be required to make.

If so indicated in the applicable prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by certain institutions to purchase securities from us pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the prospectus supplement. Each contract will be for an amount not less than, and the aggregate amount of securities sold pursuant to such contracts shall not be less nor more than, the respective amounts stated in the prospectus supplement. Institutions with whom the contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but shall in all cases be subject to our approval. Delayed delivery contracts will not be subject to any conditions except that:

•
the purchase by an institution of the securities covered under that contract shall not at the time of delivery be prohibited under the laws of the jurisdiction to which that institution is subject; and

•
if the securities are also being sold to underwriters acting as principals for their own account, the underwriters shall have purchased such securities not sold for delayed delivery. The underwriters and other persons acting as our agents will not have any responsibility in respect of the validity or performance of delayed delivery contracts.

Certain of the underwriters and their associates and affiliates may be customers of, have borrowing relationships with, engage in other transactions with, and/or perform services, including investment banking services, for, us or one or more of our affiliates in the ordinary course of business.

Certain of the underwriters may use this prospectus and the accompanying prospectus supplement for offers and sales related to market-making transactions in the securities. These underwriters may act as principal or agent in these transactions, and the sales will be made at prices related to prevailing market prices at the time of sale.

The securities may be new issues of securities and may have no established trading market. The securities may or may not be listed on a national securities exchange or the Nasdaq National Market. We can make no assurance as to the liquidity of or the existence of trading markets for any of the securities.

VALIDITY OF SECURITIES

Unless the applicable prospectus supplement indicates otherwise, certain matters of Delaware law relating to the validity of the capital securities, the enforceability of the applicable trust agreement and the creation of each trust will be passed upon for State Street and for the trusts by Richards, Layton & Finger, P.A., special Delaware counsel to State Street and the trusts. Unless the applicable prospectus supplement indicates otherwise, certain legal matters will be passed upon by Ropes & Gray for State Street and the trusts. Truman S. Casner, a partner of Ropes & Gray, is a director of State Street. Mr. Casner owns beneficially a total of 41,117 shares of common stock of State Street. Ropes & Gray performs services for State Street from time to time. Ropes & Gray will rely on Richards, Layton & Finger, P.A. as to all matters of Delaware law.

EXPERTS

The consolidated financial statements of State Street Corporation incorporated by reference in State Street Corporation’s Annual Report on Form 10-K for the year ended December 31, 2001, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

With respect to the unaudited condensed consolidated interim financial information for the three-month periods ended March 31, 2002 and 2001, the three and six-month periods ended June 30, 2002 and 2001 and the three and nine-month periods ended September 30, 2002 and 2001, incorporated by reference in this prospectus, Ernst & Young LLP have reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report, included in State Street Corporation’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002, and incorporated herein by reference, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted considering the limited nature of the review procedures applied. The independent auditors are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by the auditors within the meaning of Sections 7 and 11 of the Securities Act of 1933.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement or the accompanying prospectus. You must not rely on any unauthorized information or representations. This prospectus supplement and the accompanying prospectus are an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is current only as of its date.

Prospectus Supplement

1,375,000 Units

STATE STREET CORPORATION

% SPACESSM
% Separate PACESSM
% Separate VSRCsSM

Goldman, Sachs & Co.

Deutsche Bank Securities